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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 240.14a-12
Rational Software Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of Rational Software Corporation
	2)	Aggregate number of securities to which transaction applies: 195,273,489 shares of Rational Common Stock (representing the number of shares of Rational Common Stock Outstanding on December 9, 2002)
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee of $188,635.00 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to $92.00 per million of the aggregate merger consideration of $2,050,371,650

	4)	Proposed maximum aggregate value of transaction: $2,050,371,650
	5)	Total fee paid: $188,635.00
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

[RATIONAL LOGO]

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Rational Software Corporation stockholder:

        The board of directors of Rational Software Corporation has approved a merger combining International Business Machines Corporation and Rational.

        If the merger is completed, holders of Rational's common stock will receive $10.50 in cash, without interest, for each share of Rational's common stock they own.

        Stockholders of Rational will be asked, at a special meeting of Rational's stockholders, to adopt the merger agreement. The board of directors of Rational has approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, and has declared that it is in the best interests of Rational's stockholders that Rational enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. The Board of Directors of Rational recommends that Rational's stockholders vote FOR adoption of the merger agreement.

        The date, time and place of the special meeting to consider and vote upon a proposal to adopt the merger agreement is as follows:

  [Day], January    •    , 2003
  10:00 a.m., local time
  [Address]
  [City & Zip]

        The proxy statement attached to this letter provides you with information about the special meeting of the Rational stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

        Your vote is very important.    Whether or not you plan to attend the special meeting, if you are a holder of Rational common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us.

Michael T. Devlin Chief Executive Officer Rational Software, Inc.

        The proxy statement is dated December    •    , 2002, and is first being mailed to stockholders of Rational on or about December     •    , 2002.

[RATIONAL LOGO]

RATIONAL SOFTWARE CORPORATION

18880 Homestead Road
Cupertino, California 95014
(408) 863-9900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY     •    , 2003

To the stockholders of Rational Software Corporation:

        A special meeting of stockholders of Rational Software, Inc., a Delaware corporation, will be held on [Day], January     •    , 2003 at 10:00 a.m., local time, at [Location] located at [Address], [City], California [Zip], for the following purposes:

          1.    To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 6, 2002, among International Business Machines Corporation, a New York corporation, Barron Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IBM, and Rational Software Corporation; and

          2.    To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        The board of directors of Rational has fixed the close of business on December     •    , 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Rational's common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. At the close of business on the record date, Rational had outstanding and entitled to vote    •    shares of common stock. Holders of Rational's common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See "Appraisal Rights" on page 33.

        Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Rational's common stock is required to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you fail to return your Rational proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Rational special meeting but will effectively be counted as a vote against adoption of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

David J. Henshall Chief Financial Officer, Treasurer and Secretary
Cupertino, California December •, 2002

QUESTIONS AND ANSWERS ABOUT THE MERGER	Q-1
SUMMARY	1
Forward-Looking Information	1
The Companies	1
Merger Consideration	2
Treatment of Awards Outstanding Under Rational's Stock Plans	2
Treatment of Convertible Securities	3
Market Price And Dividend Data	3
Material United States Federal Income Tax Consequences Of The Merger	3
Reasons For The Merger	4
Recommendation To Stockholders	4
Opinion Of Our Financial Advisor	5
The Special Meeting Of Rational's Stockholders	5
Interests Of Rational's Directors And Management In The Merger	5
Conditions To The Completion Of The Merger	6
Termination Of The Merger Agreement	7
Limitation On Considering Other Acquisition Proposals	8
Expenses And Termination Fees	9
Commercial Agreement	9
Accounting Treatment	10
Regulatory Matters	10
Appraisal Rights	10
MARKET PRICE AND DIVIDEND DATA	11
THE SPECIAL MEETING	12
Date, Time And Place	12
Purpose Of Special Meeting	12
Record Date; Stock Entitled To Vote; Quorum	12
Votes Required	12
Voting By Rational's Directors, Executive Officers And Certain Stockholders	12
Voting Of Proxies	12
Revocability Of Proxies	13
Solicitation Of Proxies	13
THE COMPANIES	14
Rational	14
IBM	14
IBM Merger Subsidiary	14
THE MERGER	15
Background To The Merger	15
Reasons For The Merger And Board Of Directors' Recommendation	19
Opinion of Rational's Financial Advisor	21
Interests Of Rational's Directors And Management In The Merger	28
Appraisal Rights	33
Accounting Treatment	36
Form of The Merger	36
Merger Consideration	36
Conversion of Shares; Procedures For Exchange Of Certificates	36
Effect On Awards Outstanding Under Rational's Stock Plans	37
Effect on Convertible Securities	38

Effective Time Of The Merger	39
Delisting And Deregistration Of Rational's Common Stock	39
Material United States Federal Income Tax Consequences Of The Merger	39
Regulatory Matters	40
Continuation Of Rational's Employee Benefits	41
THE MERGER AGREEMENT AND COMMERCIAL AGREEMENT	42
The Merger Agreement	42
The Commercial Agreement	52
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	56
STOCKHOLDER PROPOSALS	58
OTHER MATTERS	58
WHERE YOU CAN FIND MORE INFORMATION	58
ANNEX A AGREEMENT AND PLAN OF MERGER
ANNEX B DEVELOPMENT AND RESELLER AGREEMENT
ANNEX C OPINION OF GOLDMAN, SACHS & CO.
ANNEX D SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW—APPRAISAL RIGHTS
ANNEX E SUPPLEMENTAL INFORMATION FOR THE HOLDERS OF EXCHANGEABLE SHARES

Questions and Answers About the Merger

Q:
What will Rational's stockholders receive in the merger?

A:
As a result of the merger, our stockholders will receive $10.50 in cash, without interest, for each share of our common stock they own. For example, if you own 100 shares of our common stock, you will receive $1,050.00 in cash in exchange for your Rational shares.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q:
How does Rational's board of directors recommend I vote?

A:
At a meeting held on December 5, 2002, Rational's board of directors approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, declared that it is in your best interests that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. The Board of Directors of Rational recommends that you vote FOR adoption of the merger agreement.

Q:
What happens if I do not return a proxy card?

A:
The failure to return your proxy card will have the same effect as voting against the merger.

Q:
May I vote in person?

A:
Yes. If your shares are not held in "street name" through a broker, or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in "street name," you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:
May I vote via the Internet or telephone?

A:
If your shares are registered in your name, you may only vote by returning a signed proxy card or voting in person at the meeting. If your shares are held in "street name" through a broker, or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker, or bank, if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank. Votes submitted electronically via the Internet or by telephone must be received by 12:00 a.m. (PST) on    •    , 2003.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Rational stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:
If I hold exchangeable shares of 1386501 Ontario Limited, what should I do?

A:
If you hold exchangeable shares in 1386501 Ontario Limited, additional information for you is included as Annex E to this proxy statement. Also enclosed with this proxy statement is a notice to you that indicates that one of our subsidiaries, 3037936 Nova Scotia Company ULC, is exercising its right to purchase each exchangeable share in exchange for a share of our common stock. Subject to satisfaction or waiver of all the conditions to the merger, this purchase will take place before the completion of the merger, and you will therefore receive the $10.50 per share consideration payable pursuant to the merger agreement to holders of our common stock.

  As a holder of exchangeable shares, you have voting and attendance rights with respect to the special meeting of our stockholders. In order to exercise your voting and attendance rights, you must complete the enclosed direction and return it to the Bank of Nova Scotia Trust Company of New York, the trustee for the exchangeable shares, in accordance with the instructions in the direction. You may revoke or amend the direction after it has been delivered to the trustee, except that the trustee is not required to act on a revocation or amendment to the direction if the written notice is not received by the trustee on the business day prior to the start of the meeting. The direction provides that, as to the votes attaching to your exchangeable shares, you may either instruct the trustee to vote or you may instruct the trusteee that you wish to exercise those votes personally or by executing a proxy. You are not entitled to vote via the Internet or telephone.

Q:
If my broker holds my shares in "street name," will my broker vote my shares for me?

A:
Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger.

Q:
Should I send in my Rational stock certificates now?

A:
No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $10.50 in cash, without interest, for each share of our common stock. The instructions will provide that, at your election, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods and receipt of material antitrust approvals, including the one required under the EC Merger Regulation.

Q:
Am I entitled to appraisal rights?

A:
Yes. Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions.

Q:
Who can help answer my questions?

A:
If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

  Rational Software Corporation
  Attn: Investor Relations
  18880 Homestead Road
  Cupertino, California 95014
  Telephone: (408) 863-9900

Summary

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See "Where You Can Find More Information." The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Forward-Looking Information

        This proxy statement contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "intend," "project," "should," and similar expressions. Those statements include, among other things, the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee retention and other risks detailed in our and IBM's current filings with the SEC, including our most recent filing on Form 10-Q and IBM's most recent filing on Form 10-K, which discuss these and other important risk factors concerning their respective operations. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

The Companies

  Rational Software Corporation
  18880 Homestead Road
  Cupertino, California 95014
  Telephone: (408) 863-9900

        Incorporated under the laws of Delaware in July 1982, we are a leading provider of integrated solutions that automate the software development process. Our integrated solutions include unified tools, software engineering best practices, and services that allow customers to successfully and efficiently develop and deploy software. Our solutions help customers organize, automate, and simplify the software development process and enable them to gain a competitive advantage by consistently developing higher quality software in less time. See "The Companies—Rational."

  International Business Machines Corporation
  One New Orchard Road
  Armonk, New York 10504
  Telephone: (914) 499-1900

        IBM, a New York corporation, develops and manufactures advanced information technologies, including computer systems, software, networking systems, storage drives and microelectronics. IBM translates these advanced technologies into value for its customers through its professional solutions and services worldwide. See "The Companies—IBM."

  Barron Acquisition Corp.
  One New Orchard Road
  Armonk, New York 10504
  Telephone: (914) 499-1900

        Barron Acquisition is a Delaware corporation and a wholly owned subsidiary of IBM. Barron Acquisition was organized solely for the purpose of entering into the merger agreement with Rational and completing the merger and has not conducted any business operations. See "The Companies—IBM Merger Subsidiary."

Merger Consideration

        If the merger is completed, you will receive $10.50 in cash, without interest, in exchange for each share of our common stock that you own.

        After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a Rational or IBM stockholder. Our stockholders will receive the merger consideration after exchanging their Rational stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after completion of the merger.

        See "The Merger—Merger Consideration."

Treatment of Awards Outstanding Under Rational's Stock Plans

        Stock Options.    Your stock options to purchase our common stock which have an exercise price of less than $15.57 per share that are outstanding immediately prior to the effective time of the merger will each be converted into an option to acquire, on the same terms and conditions applicable under your Rational stock options, a number of shares of IBM common stock equal to:

  •
  the number of shares of our common stock subject to the option multiplied by

  •
  a fraction (referred to as the "option exchange ratio"), the numerator of which is $10.50 and the denominator of which is the average closing price of IBM common stock on the New York Stock Exchange Composite Transactions Tape on the ten trading days immediately prior to the effective date of the merger.

        The exercise price for converted options will be equal to the per share exercise price for the shares of our common stock purchasable pursuant to the option divided by the option exchange ratio.

        If you hold outstanding stock options to purchase our common stock with an exercise price equal to or greater than $15.57 per share, your options will be terminated prior to the effective time of the merger. Depending on the terms of the plan under which those options were issued, in order to cancel those options, it may be necessary to accelerate their vesting and allow them to be exercised for a period of time prior to the effective time of the merger. Holders of accelerated options will have the right to exercise those options during the applicable period ending on or prior to the effective date of the merger, but because the exercise price will be greater than the $10.50 merger consideration, holders of accelerated options would be spending more to exercise the options than they would receive in the merger. If the options are not exercised, they will be cancelled. See "The Merger—Effect of Awards Outstanding Under Rational's Stock Plans."

        IBM will replace a portion of the cancelled Rational options with a grant of IBM stock options or, in certain circumstances, with a cash retention award at the effective time of the merger for employees, including our executive officers, who remain employed at the effective time of the merger. See "The Merger—Effect of Awards Outstanding Under Rational's Stock Plans."

        Restricted Stock.    If you hold shares of our common stock that are subject to a right of repurchase, subject to forfeiture back to us and/or subject to transfer or lock-up restrictions (referred to as "restricted stock"), your shares of restricted stock will be converted into a right to receive $10.50 in cash per share on a deferred basis if and when certain eligibility conditions are satisfied. Generally, you will be entitled to these payments if you are employed by IBM or any of its subsidiaries on the date your right to the shares of restricted stock would have vested or otherwise become unrestricted. If you hold restricted stock and you filed an 83(b) election in connection with the grant to you of restricted stock, vesting as to one-third of these shares will accelerate immediately before the effective time of the merger. See "The Merger—Effect of Awards Outstanding under Rational's Stock Plans."

Treatment of Convertible Securities

        Exchangeable Shares.    Prior to the effective time of the merger, we will cause one of our subsidiaries to purchase in exchange for shares of our common stock the outstanding class A non-voting preference shares of 1386501 Ontario Limited, our subsidiary, that are exchangeable into shares of our common stock (referred to as "exchangeable shares"), in accordance with the terms of the agreements governing the exchangeable shares. Therefore, at the effective time of the merger, holders of exchangeable shares will hold shares of our common stock and will be entitled to receive the merger consideration of $10.50 per share of our common stock. Holders of exchangeable shares have voting and attendance rights with respect to the special meeting of our stockholders. Additional information for holders of exchangeable shares is attached as Annex E to this proxy statement. See "The Merger—Effect on Convertible Securities."

        Convertible Notes.    All of our outstanding 5% convertible subordinated notes due 2007 will remain outstanding following the effective time of the merger, subject to IBM's obligation to repurchase the notes at the election of the holders of the notes upon a change of control. On or before the 30th day after the effective time of the merger, IBM will deliver to holders of convertible notes a notice informing them of their right to require the convertible notes to be repurchased, at their election, by IBM in accordance with the terms of the indenture governing the convertible notes. See "The Merger—Effect on Convertible Securities."

Market Price And Dividend Data

        Our common stock is listed on The Nasdaq National Market under the symbol "RATL". On December 5, 2002, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $8.17. On    •    , 2002, the last full trading day prior to the date of this proxy statement, our common stock closed at $    •    . See "Market Price and Dividend Data."

Material United States Federal Income Tax Consequences Of The Merger

        The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes. See "Material United States Federal Income Tax Consequences of the Merger."

        Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Reasons For The Merger

        Our board of directors approved the merger based on a number of positive factors, including the following:

  •
  the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

  •
  the fact that the $10.50 per share to be paid as the consideration in the merger represents a premium of approximately 24.8% over the one-month calendar trailing average of $8.41 per share of our common stock, a premium of approximately 20.5% over the one-week calendar trailing average of $8.71 per share of our common stock, and a premium of approximately 28.5% over the $8.17 closing sale price for the shares of our common stock on The Nasdaq National Market on December 5, 2002, the last trading day prior to the public announcement of the execution of the merger agreement;

  •
  our business and financial prospects if we were to remain an independent company in light of the continued consolidation of the software tools industry and the tighter integration with and potential increasing dependence on partners such as IBM and Microsoft, risks of personnel retention and the weak and uncertain current and anticipated worldwide economic environment; and

  •
  the financial presentation of Goldman Sachs on December 5, 2002 and the oral opinion of Goldman Sachs delivered on December 5, 2002 to our board of directors, subsequently confirmed by delivery of a written opinion dated December 6, 2002, to the effect that, as of the date of the written opinion, and based upon and subject to the factors and assumptions set forth in the written opinion, the $10.50 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders. The full text of the written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached as Annex C to this proxy statement.

        In approving the merger, our board of directors also took into account a number of negative factors, including the following:

  •
  risks and contingencies related to the announcement and pendency of the merger, including the likely impact of the merger on our employees, customers and partners and the expected effect of the merger on our existing relationships with third parties;

  •
  the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger in that event on our sales, operating results and stock price and our ability to retain key management and personnel; and

  •
  our stockholders would not benefit from any future increase in our value.

        See "The Merger—Reasons for the Merger and Board of Directors' Recommendation."

Recommendation To Stockholders

        Our board of directors has:

  •
  approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable;

  •
  declared that it is in the best interests of our stockholders that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement; and

  •
  recommended that our stockholders vote FOR adoption of the merger agreement.

        See "The Merger—Reasons for the Merger and Board of Directors' Recommendation."

Opinion Of Our Financial Advisor

        Goldman, Sachs & Co. delivered its opinion to our board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth in the written opinion, the $10.50 per share of our common stock in cash to be received by the holders of shares of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders.

        The full text of the written opinion of Goldman Sachs, dated December 6, 2002, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Our stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of our common stock should vote with respect to the transaction.

The Special Meeting Of Rational's Stockholders

        Time, Date and Place.    A special meeting of our stockholders will be held on    •    , January    •    , 2003, at    •    located at [Address], [City], California [Zip] at 10:00 a.m., local time, to consider and vote upon a proposal to adopt the merger agreement.

        Record Date and Voting Power.    You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on    •    , 2002, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are    •    shares of our common stock entitled to be voted at the special meeting.

        Required Vote.    The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.

        Share Ownership of Directors and Management.    Our directors and executive officers and their affiliates own approximately     •    % of the shares entitled to vote at the special meeting.

        See "The Special Meeting."

Interests Of Rational's Directors And Management In The Merger

        When considering the recommendation by our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours, including, among others:

  •
  certain indemnification arrangements for our current and former directors and officers will be continued if the merger is completed;

  •
  certain of our officers will be entitled to severance payments in connection with the merger;

  •
  certain of our directors will have the vesting of options and restricted stock accelerated in connection with the merger;

  •
  restricted stock held by our Chief Executive Officer and director, Michael T. Devlin, will be converted into shares of IBM restricted stock in connection with the merger; and

  •
  certain of our executive officers will receive offers of employment and/or retention packages from IBM.

        See "The Merger—Interests of Rational's Directors and Management in the Merger."

Conditions To The Completion Of The Merger

        Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

        IBM and we are obligated to effect the merger only if the following conditions are satisfied or waived:

  •
  the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the merger agreement;

  •
  the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated;

  •
  the European Commission must have issued or deemed to have issued a decision under the EC Merger Regulation declaring the merger compatible with the EC Common Market;

  •
  any other material approvals or waiting periods under any other applicable competition, merger control, antitrust or similar law or regulation must have been received or terminated or must have expired; and

  •
  no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the completion of the merger may be in effect.

        IBM will not be obligated to effect the merger unless the following conditions are satisfied or waived:

  •
  our representations and warranties qualified as to materiality must be true and correct (as so qualified) and our representations and warranties that are not qualified as to materiality must be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger (except with respect to representations and warranties that by their terms speak as of a specified date, which must have been true and correct as of such date), in each case except for any failures to be so true and correct that do not make it inadvisable, in the reasonable judgment of IBM, to proceed with the merger;

  •
  we must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing of the merger; or

  •
  we must have obtained certain consents, approvals, authorizations, qualifications and orders of governmental entities or third parties required in connection with the transactions contemplated by the merger agreement, except for those the failure of which to be obtained are not reasonably likely to have a material adverse effect on us.

        In addition, IBM will be obligated to effect the merger only if there is no pending claim, suit, action or proceeding by any governmental entity:

  •
  challenging or seeking to restrain or prohibit the completion of the merger;

  •
  seeking to prohibit or limit in any material respect, or place any material conditions on, the ownership or operation by us, IBM or our or IBM's affiliates of a material portion of the business or assets or any material product of us and our subsidiaries (taken as a whole), or IBM and its subsidiaries (taken as a whole), or to require any of them to dispose of, license or hold separate any material portion of the business or assets or any material products of us and our subsidiaries (taken as a whole) or IBM and its subsidiaries (taken as a whole);

  •
  seeking to prohibit IBM or any of its affiliates from effectively controlling in any material respect the business or operations of us and our subsidiaries, taken as a whole; or

  •
  seeking to prevent us and our subsidiaries, taken as a whole, from operating our business in substantially the same manner as operated by us prior to the date of the merger agreement.

        IBM's obligation to effect the merger is subject to the further condition that there is not any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect that could reasonably be expected to result, directly or indirectly, in any of the effects described in the immediately preceding bullet points.

        We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

  •
  the representations and warranties of IBM and Barron Acquisition qualified as to materiality must be true and correct (as so qualified) and the representations and warranties of IBM and Barron Acquisition that are not qualified as to materiality must be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger (except with respect to representations and warranties that by their terms speak as of a specified date, which must have been true and correct as of such date), in each case except for any failures to be so true and correct that do not make it inadvisable, in our reasonable judgment, to proceed with the merger; or

  •
  Each of IBM and Barron Acquisition must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger.

        See "The Merger Agreement and the Commercial Agreement—The Merger Agreement—Conditions to Completion of the Merger."

Termination Of The Merger Agreement

        IBM and we can terminate the merger agreement under certain circumstances, including:

  •
  by mutual written consent of IBM, Barron Acquisition and us;

  •
  by either IBM or us, if the merger has not been completed by August 15, 2003 for any reason, provided, however, that this right to terminate the merger agreement will not be available to a party whose action or failure to act was a principal cause of or resulted in the failure of the merger to be completed by August 15, 2003 and that action or failure to act constituted a breach of the merger agreement;

  •
  by either IBM or us, if any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition having the effect of preventing consummation of the merger is in effect and has become final and nonappealable;

  •
  by either IBM or us, if our stockholders do not adopt the merger agreement at a duly held stockholders meeting;

  •
  by either IBM or us, if the other party has breached in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions to the merger related to truth and accuracy or the breaching party's representations and warranties or performance of the breaching party's obligations under the merger agreement and (ii) has not been, or is incapable of being, cured within 30 calendar days after written notice of such breach or failure;

  •
  by IBM in the event that our board of directors or any of its committees takes any of the following actions (each referred to as an "adverse recommendation change"):

  •
  withdraws or modifies in a manner adverse to IBM or Barron Acquisition, or proposes publicly to withdraw or modify in a manner adverse to IBM or Barron Acquisition, the recommendation or declaration of advisability by our board of directors or any of its committees of the merger agreement or the merger;

  •
  recommends or publicly proposes to recommend the approval or adoption of any takeover proposal; or

  •
  resolves or agrees to take any of the foregoing actions; or

  •
  by us, if prior to obtaining stockholder approval, we receive a superior proposal and:

  •
  concurrently with exercising our termination right, we enter into an acquisition agreement in connection with the superior proposal;

  •
  the superior proposal was unsolicited and did not otherwise result from a breach of our covenant relating to no-solicitation;

  •
  we have complied with our covenant relating to no-solicitation in connection with the superior proposal;

  •
  before exercising this termination right, we wait until the fifth business day following IBM's receipt of a written notice advising IBM that our board of directors has received a superior proposal, specifying the terms and conditions of the superior proposal, identifying the person making the superior proposal and stating that our board of directors intends to exercise its right to terminate the merger agreement; and

  •
  we pay a $65,000,000 termination fee concurrently with termination of the merger agreement.

        See "The Merger Agreement and the Commercial Agreement—The Merger Agreement—Termination."

Limitation On Considering Other Acquisition Proposals

        We have agreed we will not, and will not permit any of our subsidiaries to, and will not authorize or permit any of our or our subsidiaries' directors or officers or any of our or their investment bankers, attorneys, accountants or other advisors to, directly or indirectly:

  •
  solicit, initiate or encourage, or take any other action knowingly to facilitate, any takeover proposal; or

  •
  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than IBM or its representatives) any information with respect to any takeover proposal.

At any time prior to obtaining the stockholder approval, our board of directors may nevertheless in response to an unsolicited bona fide written takeover proposal that is not obtained in violation of the restrictions set forth in the immediately preceding bullet points and that our board of directors determines in good faith is or is reasonably likely to lead to a superior proposal (1) furnish to the person making the takeover proposal information with respect to us and our subsidiaries pursuant to a confidentiality agreement which contains terms that are equivalent to the terms of the confidentiality agreement that we and IBM have executed in connection with the merger and also furnish that information to IBM on a prior to or concurrent basis and (2) participate in discussions or negotiations with the person making the takeover proposal regarding the takeover proposal.

        See "The Merger Agreement and the Commercial Agreement—The Merger Agreement—No Solicitation."

Expenses And Termination Fees

        The merger agreement provides that regardless of whether the merger is consummated, all expenses incurred by the parties shall be borne by the party incurring such expenses.

        The merger agreement requires, however, that we pay IBM a termination fee of $65,000,000 if, among other things:

  •
  (1) a takeover proposal has been publicly proposed by any person (other than IBM or its affiliates) or such a person has publicly announced its intention (whether or not conditional and whether or not withdrawn) to make a takeover proposal or such a takeover proposal or intention has become widely known to our stockholders, (2) the merger agreement is thereafter terminated by either IBM or us because the merger has not been consummated by August 15, 2003, (but only if the special meeting of our stockholders has not been held by the date that is five business days prior to the date of the termination) or the merger agreement is terminated because our stockholders fail to adopt the merger agreement at the special meeting, and (3) within 12 months following the termination of the merger agreement, we or any of our subsidiaries enters into a definitive agreement providing for or completes a takeover proposal;

  •
  the merger agreement is terminated by IBM because our board of directors or any of its committees makes an adverse recommendation change; or

  •
  we terminate the merger agreement concurrently with entering into an acquisition agreement in connection with a superior proposal.

        See "The Merger Agreement and the Commercial Agreement—The Merger Agreement—Termination Fee."

Commercial Agreement

        In connection with execution of the merger agreement, IBM and we entered into a Development and Reseller Agreement, referred to as the "commercial agreement." In the commercial agreement, we have agreed to, among other things, develop, maintain, enhance, make commercially available and support software supporting specified IBM products for a period of three years beginning on December 6, 2002.

        The commercial agreement provides that on a change of control of Rational, the agreement must be assumed by our acquiror, although the acquiror will have the option to terminate the commercial agreement following a wind-down period. That wind-down period ends on the earlier of the second anniversary of the notice of the acquiror's option to terminate or the end of the term of the commercial agreement. The commercial agreement further provides that if we are acquired by a direct competitor of IBM and the acquiror breaches our development obligations under the commercial agreement, IBM will have the right to receive, upon request, during the remainder of the wind-down period, a limited, nonexclusive, personal and non-transferable license to internally use, prepare derivative works of and copy our source code as necessary for IBM to remedy the breach and to distribute our associated products as required to achieve the same result as if the breach had not occurred. The source code license also will be extended for two years after the wind-down period, only to the extent necessary for IBM to use the source code internally to provide maintenance to customers who have acquired our computer program products from IBM.

        Either we or IBM may terminate the commercial agreement on 75 days written notice without future liability and without cause on or after December 6, 2003 in the event that prior to such date, we have not entered into an agreement with a direct competitor of IBM providing for a change of control or been the subject of a change of control transaction involving a direct competitor of IBM.

        See "The Merger Agreement and the Commercial Agreement—The Commercial Agreement."

Accounting Treatment

        The merger will be accounted for as a "purchase transaction" for financial accounting purposes. See "The Merger—Accounting Treatment."

Regulatory Matters

        The Hart-Scott-Rodino Antitrust Improvements Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. Both IBM and we plan to file the required notification and report forms as soon as possible. The merger is also subject to review by the European Commission under Council Regulation No. 4064/89 of the European Community. The European Commission will be formally notified regarding the merger by Form CO. The merger also may be subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. See "The Merger—Regulatory Matters."

Appraisal Rights

        Our stockholders have the right under Delaware law to dissent from the approval of the merger and to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting Rational stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting Rational stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. You are encouraged to read these provisions carefully and in their entirety. See "The Merger—Appraisal Rights."

Market Price And Dividend Data

        Our common stock is included in The Nasdaq National Market under the symbol "RATL". This table shows, for the periods indicated, the range of high and low bids for our common stock as quoted on The Nasdaq National Market.

	Rational Common Stock
	Low	High
Year ended March 31, 2001
Third Quarter	$25.25	$70.31
Fourth Quarter	17.25	55.25
Year ended March 31, 2002
First Quarter	12.50	29.88
Second Quarter	7.51	29.00
Third Quarter	8.30	23.07
Fourth Quarter	14.74	24.91
Year ended March 31, 2003
First Quarter	7.24	16.14
Second Quarter	4.17	10.05
Third Quarter (through December 10, 2002)	4.24	10.32

        The following table sets forth the closing per share sales price of our common stock, as reported on The Nasdaq National Market on December 5, 2002, the last full trading day before the public announcement of the proposed merger, and on    •    , 2002, the latest practicable trading day before the printing of this proxy statement:

	Rational Common Stock Closing Price
December 5, 2002		$8.17
•, 2002	$	•

        We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

The Special Meeting

        We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time And Place

        We will hold the special meeting at    •    located at [Address], [City], California [Zip], at 10:00 A.M., local time, on [Day], January    •    , 2003.

Purpose Of Special Meeting

        At the special meeting, we will ask holders of our common stock to adopt the merger agreement. Our board of directors has approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, has declared that it is in the best interests of our stockholders that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. Our board of directors recommends that our stockholders vote FOR the adoption of the merger agreement.

Record Date; Stock Entitled To Vote; Quorum

        Only holders of record of our common stock at the close of business on    •    , 2002, the record date, are entitled to notice of and to vote at the special meeting. On the record date,    •    shares of our common stock were issued and outstanding and held by approximately     •    holders of record. A quorum is present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Votes Required

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement.

Voting By Rational's Directors, Executive Officers And Certain Stockholders

        At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote     •    shares of our common stock, which represented approximately    •    % of the shares of our common stock outstanding on that date.

Voting Of Proxies

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement.

        Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

        Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a holder of our common stock abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the adoption of the merger agreement.

        The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.

        We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability Of Proxies

        The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

  •
  filing with our Secretary a duly executed revocation of proxy;

  •
  submitting a duly executed proxy to our Secretary bearing a later date; or

  •
  appearing at the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

        If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation Of Proxies

        All costs of solicitation of proxies will be borne by us. We have retained Georgeson Shareholder Services to aid in the solicitation of proxies and to verify records relating to the solicitation. Georgeson will receive customary fees and expense reimbursement for these services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

        Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger. The instructions will provide that, at the election of the stockholder, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

The Companies

Rational

        We are a leading provider of integrated solutions that automate the software development process. Our integrated solutions include unified tools, software engineering best practices, and services that allow customers to successfully and efficiently develop and deploy software. Our solutions help customers organize, automate, and simplify the software development process and enable them to gain a competitive advantage by consistently developing higher quality software in less time. Our solutions help customers build and deploy software in three categories:

  •
  Business applications automate Web, e-commerce, and core business processes such as sales force automation, order entry and processing, billing and collections, finance and accounting, distribution, inventory management, customer relationship management, and human resources management. Our solutions help customers build and deploy both internal and customer-oriented applications and manage the deployment and integration of commercial business systems.

  •
  Software products and systems include software that is produced as a product or as part of a product strategy. Our solutions help customers build a wide range of commercial and custom software products distributed in business-to-business and business-to-consumer markets. Examples include commercial off-the-shelf products, application servers and operating systems, and software packaged with consumer goods, medical, industrial, and business equipment, such as MP3 players, global positioning systems (GPS), and digital cameras.

  •
  Embedded systems and devices is a subcategory of software products and systems. Our solutions help customers build real-time and embedded software that drives the intelligence of personal digital assistants (PDAs), mobile phones and telecommunication equipment, medical devices, automobiles, industrial automation equipment, and process control systems.

        We were incorporated in Delaware in July 1982. Our principal executive offices are located at 18880 Homestead Road, Cupertino, California 95014, and our telephone number is (408) 863-9900. Additional information regarding us is contained in our filings with the Securities and Exchange Commission. See "Where You Can Find More Information."

IBM

        IBM, a New York corporation, develops and manufactures advanced information technologies, including computer systems, software, networking systems, storage drives and microelectronics. IBM translates these advanced technologies into value for its customers through its professional solutions and services worldwide. IBM's principal executive offices are located at One New Orchard Road, Armonk, New York 10504 and its telephone number is (914) 499-1900. Additional information regarding IBM is contained in IBM's filings with the Securities and Exchange Commission. See "Where You Can Find More Information."

IBM Merger Subsidiary

        Barron Acquisition is a Delaware corporation and a wholly owned subsidiary of IBM. Barron Acquisition was organized solely for the purpose of entering into the merger agreement with Rational and completing the merger and has not conducted any business operations.

The Merger

        The following discussion summarizes the material terms of the merger. Stockholders should read the merger agreement and the commercial agreement, which are attached as Annexes A and B to this proxy statement.

Background To The Merger

        We have worked with IBM for a number of years. The relationship has included the use of our products by IBM, original equipment manufacturer agreements for sale of certain of the company's software configuration management products, as well as joint marketing and sales relationships for certain of its products. Throughout the first half of 2002, Michael T. Devlin, our Chief Executive Officer, had various contacts with representatives of IBM about our commercial relationship with IBM.

        Throughout 2001 and early 2002, our board of directors had numerous conversations and meetings with our management about our strategic position and strategy including our relationship with our partners such as IBM.

        On July 16, 2002 Mr. Devlin had a telephone call with John A. Swainson, General Manager, Application and Integration Middleware Division, IBM, during which Mr. Swainson first indicated IBM's potential interest in pursuing a business combination with us.

        Our board of directors met on July 17, 2002 at a regularly scheduled board meeting. Our board of directors discussed business alliance and strategy issues. During those discussions, the board instructed Mr. Devlin to contact Mr. Swainson to determine IBM's potential interest in pursuing a business combination transaction with us. Mr. Swainson and Mr. Devlin had various conversations in late July to discuss a potential business combination between IBM and us.

        On July 26, 2002, Mr. Devlin, Mr. Swainson and Archie W. Colburn, Director, Corporate Development, IBM, had a telephone conversation during which Mr. Swainson introduced Mr. Devlin to Mr. Colburn. On July 31, 2002, Mr. Devlin met with Mr. Colburn in Boulder, Colorado to discuss the possibility of a business combination between IBM and us.

        On August 7, 2002, Mr. Devlin received a telephone call from a representative of a company, referred to in this proxy statement as "Company A," with whom we had previously had discussions regarding a potential business combination transaction. During that call, the representative of Company A indicated that Company A might have an interest in restarting discussions with us about a potential business combination transaction. During the period thereafter and leading up to the December 6, 2002 announcement of the proposed merger with IBM, numerous conversations occurred between representatives of Company A and us or representatives of our financial advisor, Goldman Sachs. However, these conversations never resulted in a detailed discussion of proposed terms or Company A submitting a specific indication of interest. Throughout the period during which conversations were taking place with Company A, management kept our board of directors informed as to the status of those conversations.

        On August 14, 2002, Mr. Devlin and Thomas F. Bogan, our President and Chief Operating Officer, had a meeting with Mr. Colburn and David L. Johnson, Vice President, Corporate Development, IBM, in New York City during which the parties had a discussion about the potential structure and terms of a business combination between us and IBM. A representative of Wilson Sonsini Goodrich & Rosati, Professional Corporation, our outside counsel, attended the meeting telephonically and representatives of Cravath, Swaine & Moore, outside counsel to IBM, also attended.

        On August 16, 2002, after Mr. Devlin had another call with IBM, our board of directors met with representatives of Goldman Sachs and Wilson Sonsini. Our board of directors had a discussion regarding our prospects and potential strategic alternatives available to us, including continuing to operate as an independent company and pursuing a business combination transaction with a third party. A representative of Wilson Sonsini described to our board of directors IBM's views regarding certain terms IBM believed would be desirable in a business combination with us and reviewed with our directors their fiduciary duties in the context of a business combination. Following discussion of various strategies for responding to IBM, our board of directors instructed Mr. Devlin to inform IBM that our board of directors was considering the IBM proposal and to proceed with negotiations with IBM.

        On August 18, 2002, Mr. Devlin had a meeting with Mr. Swainson during which Mr. Swainson reinforced IBM's interest in pursuing a business combination with us. In that meeting, Messrs. Devlin and Swainson discussed each side's willingness to pursue a business combination transaction, and briefly discussed high-level integration issues.

        On August 19, 2002, our board of directors met telephonically with representatives of Goldman Sachs and Wilson Sonsini. Mr. Devlin updated our board of directors regarding his discussions with IBM, including IBM's thoughts about integration. A representative of Wilson Sonsini then updated our board of directors regarding discussions with Cravath. Representatives of Goldman Sachs then reviewed a preliminary financial analysis of us with our board of directors, including our trading history, and preliminary valuation analyses.

        On August 20, 2002, Cravath sent a draft non-binding summary of certain terms to Wilson Sonsini outlining proposed material terms of a business combination between us and IBM, and a draft non-binding summary of the proposed material terms of a commercial agreement that IBM proposed to enter into with us concurrently with the execution of a definitive merger agreement.

        On August 21, 2002, our board of directors met telephonically with representatives of Goldman Sachs and Wilson Sonsini. Goldman Sachs reviewed further preliminary financial analyses of us. Next, a representative of Wilson Sonsini reviewed with our board of directors the terms included in the draft term sheet provided by IBM, including the proposed terms related to restrictions on our ability to solicit alternative transactions following execution of a definitive agreement and the proposed terms related to our board of directors' fiduciary obligations, and further reviewed our directors' fiduciary duties in light of those terms. Our board of directors discussed the prior negotiations with Company A, the reasons that a transaction with Company A did not proceed, and the possibility that Company A would come forward with a preferable alternative to any potential transaction with IBM.

        Between August 23 and August 26, 2002, our and IBM's advisors negotiated the terms of a mutual non-disclosure agreement, which was signed on August 26, 2002, and was limited in its scope to matters disclosed at an August 26 meeting between representatives of Goldman Sachs and representatives of IBM at which Goldman Sachs, at our request, reviewed with IBM certain financial analyses regarding us. Also on August 26, 2002, our board of directors met telephonically with representatives of Goldman Sachs and Wilson Sonsini. A representative of Goldman Sachs summarized the meeting with IBM that had taken place earlier that day. A representative of Wilson Sonsini reviewed with our board of directors the discussions that had taken place with Cravath regarding the non-disclosure agreement, noting that an interim agreement had been reached to cover the August 26, 2002 meeting, and reviewed with our board of directors proposed changes to IBM's proposed terms that were previously communicated to Cravath. Our board of directors instructed Mr. Devlin to hold discussions with representatives of IBM prior to the next board meeting.

        On August 27, 2002, Mr. Devlin had a telephone conversations with Mr. Colburn during which they discussed the status of the transaction. Also on August 27, our board of directors had an all-day telephonic meeting with representatives of Goldman Sachs and Wilson Sonsini during which they reviewed management's operating plans and strategy, reviewed our current strategic position, including relationships with the major platform vendors such as Microsoft and IBM, and discussed potential strategic alternatives for us, including a potential business combination with IBM. Mr. Devlin and a representative of Wilson Sonsini updated the board on the status of negotiations with IBM and the proposed process for reaching definitive agreement on the term of a potential business combination between IBM and us. Goldman Sachs reviewed further preliminary financial analyses of us. Our board of directors directed management and our advisors to proceed with negotiations with IBM. Mr. Devlin telephoned Mr. Colburn after the meeting to inform him of the board's direction.

        On August 29, 2002, Mr. Devlin met with Mr. Swainson in Cupertino, California to review the status of negotiations between IBM and us and the strategies behind a business combination between the two companies. On September 9, 2002, Mr. Devlin had a meeting with Mr. Colburn in Boulder, Colorado at which the two discussed price. On September 11, 2002, Messrs. Devlin and Bogan, Mr. Colburn, William Reedy, Vice President of Business Development, WebSphere, and other representatives of IBM, and representatives of Wilson Sonsini and Cravath had a telephone call during which they discussed the potential terms of the proposed commercial agreement to be entered into by us and IBM in connection with the execution of the merger agreement. On September 12, 2002, Mr. Devlin had a telephone call with Mr. Swainson during which the two further discussed the terms of the proposed transaction.

        On September 16, 2002, IBM and we executed a mutual non-disclosure agreement. During the week of September 16 through 20, representatives of IBM met in due diligence sessions with our management team and representatives of Wilson Sonsini and Goldman Sachs at Wilson Sonsini's offices in Palo Alto, California and representatives of IBM conducted a documentary due diligence review of us at Wilson Sonsini's offices in Palo Alto. Also, throughout the week of September 16 through 20, our representatives and representatives of IBM, Wilson Sonsini and Cravath had telephone conversations about the terms of the merger agreement and the commercial agreement.

        On September 20, 2002, Cravath delivered a draft of the merger agreement to us and our representatives.

        During the week of September 23, 2002, IBM continued its due diligence review of us. On September 25, 2002, Mr. Devlin met with Messrs. Colburn and Johnson in Armonk, New York to discuss the status of the transactions, the results of IBM's due diligence review and the terms of the proposed transaction. Also on September 25, 2002, Mr. Devlin had a meeting with Mr. Swainson and Steven Solazzo, General Manager, Linux of IBM, in Toronto, Ontario to discuss integration issues relating to a possible combination of IBM and us. Messrs. Devlin, Solazzo and Swainson met again on September 26, 2002 to further discuss integration issues, which was followed by a meeting between Mr. Devlin and Steven A. Mills, Senior Vice President and Group Executive, Software Group of IBM, in Armonk, New York to further discuss integration issues.

        On October 9, 10 and 14, 2002, IBM continued its due diligence review of us at Wilson Sonsini's offices in Palo Alto. Between October 10 and October 16, Mr. Devlin had several calls with Mr. Colburn and a call with Mr. Swainson during which the parties discussed scheduling and the terms of the proposed transaction.

        During the period beginning on October 21, 2002 and concluding early in the morning of December 6, 2002, we and IBM and our respective representatives negotiated the terms of the definitive merger agreement, commercial agreement and agreements to be entered into between IBM and certain of our employees.

        On October 25, 2002, Messrs. Devlin and Bogan met in New York with Messrs. Colburn and Mills to discuss the status of negotiations, issues related to employees in connection with the proposed transaction and the price that IBM would be willing to pay in the proposed transaction. On October 28, Messrs. Devlin and Bogan had a call with Mr. Colburn and Mr. Reedy of IBM, to discuss the terms of the commercial agreement.

        On October 28, 2002, our board of directors met telephonically with representatives of Goldman Sachs and Wilson Sonsini. Representatives of Goldman Sachs reviewed certain financial analyses with our board of directors, including analyses relating to our recent trading performance and analyses relating to the proposed transaction at the range of prices being discussed by IBM and us. Representatives of Wilson Sonsini then updated our board of directors on the status of negotiations regarding the merger agreement and indicated that a draft of the definitive commercial agreement was expected shortly from IBM based on terms that had previously been discussed by the parties.

        On October 29, 2002, Mr. Devlin had a telephone call with Mr. Colburn during which they discussed the status of negotiations and open issues and scheduling with respect to the potential signing and announcement of a definitive agreement.

        On October 30 and 31, and November 1, 2002, Mr. Devlin and Mr. Bogan and other of our representatives met with representatives of IBM to discuss the communications plan for announcement of the transaction and integration issues.

        Between November 4 and November 13, 2002, Mr. Devlin and Mr. Bogan had numerous calls with representatives of IBM to discuss the status of the transaction and open issues, including issues related to employees and related documentation, issues related to certainty of closing and issues relating to our obligations under the commercial agreement.

        Also on November 6, our board of directors met telephonically with representatives of Goldman Sachs and Wilson Sonsini. Mr. Devlin informed our board of directors of the status of negotiations with IBM. A representative of Wilson Sonsini then reviewed the status of open issues under the definitive agreements with our board of directors. Mr. Bogan reviewed with our board of directors the status of employee matters and related agreements that would be entered into by certain of our employees and IBM in connection with the proposed transaction. See "Interests of Rational's Directors and Management in the Merger."

        Between November 13 and 17, 2002, IBM continued its due diligence review of us at Wilson Sonsini's offices in Palo Alto.

        On November 19, 2002, our board of directors met telephonically with representatives of Goldman Sachs and Wilson Sonsini. Mr. Devlin informed our board of directors of the status of negotiations with IBM, as well as the proposed schedule for execution of definitive agreements. A representative of Wilson Sonsini updated our board of directors on the status of negotiations of the definitive agreements.

        On November 21, 2002, Mr. Devlin had a meeting with Samuel J. Palmisano, Chief Executive Officer of IBM, Mr. Johnson and Mr. Mills in Armonk, New York at which they discussed the strategy underlying a potential business combination between IBM and us and the timeline upon which IBM was prepared to move forward to definitive agreement.

        On December 1, 2002, our board of directors met telephonically with representatives of Goldman Sachs and Wilson Sonsini. Mr. Devlin updated the board regarding his conversation with Mr. Palmisano and his colleagues and the proposed timeline to reach definitive agreement.

        On December 2, 2002, Messrs. Devlin and Bogan had a telephone call with Messrs. Colburn and Johnson during which the parties discussed price and outstanding issues under the merger agreement and the commercial agreement and other matters related to the employee agreements. On the same day, Mr. Johnson called Mr. Devlin to communicate IBM's final offer as to price, which was $10.50 per share.

        On December 3, 2002, our board of directors met telephonically with representatives of Goldman Sachs and Wilson Sonsini. Mr. Devlin updated our board of directors on the status of negotiations with IBM, including their final offer of $10.50 per share. Mr. Bogan updated our board of directors on the status of negotiations with respect to employee matters and the employee agreements, and a representative of Wilson Sonsini updated our board of directors on the status of negotiation of the definitive merger and commercial agreement and the employee agreements. Our board of directors authorized management and our advisors to continue negotiations with IBM.

        At 5:00 P.M. (California time) on December 5, 2002, our board of directors met telephonically with representatives of Goldman Sachs and Wilson Sonsini. Representatives of Wilson Sonsini summarized the terms of the merger agreement and the commercial agreement, including focusing on the resolution of final issues related to each agreement. A representative of Goldman Sachs then reviewed with our board of directors its financial analyses with respect to the proposed transaction. Following its presentation, Goldman Sachs delivered its oral opinion to our board of directors, later confirmed in writing on December 6, 2002, that as of the date of its written opinion and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration to be received by the holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders. See "The Merger—Opinion of Goldman, Sachs & Co." After extensive discussion and deliberation, our board of directors (1) approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, (2) declared that it is in the best interests of our stockholders that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement, (3) resolved to recommend that our stockholders adopt the merger agreement, (4) approved the commercial agreement, and (5) authorized execution of the merger agreement and the commercial agreement.

        On December 6, 2002, the parties executed the merger agreement and the commercial agreement, and issued a press release announcing the execution of the merger agreement.

Reasons For The Merger And Board Of Directors' Recommendation

        Reasons for the Merger.    In the course of reaching its decision to approve and adopt the merger and the merger agreement, our board of directors consulted with our senior management, legal counsel and financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

  •
  our business and financial prospects if we were to remain an independent company in light of the continued consolidation of the software tools industry and the tighter integration with and potential increasing dependence on partners such as IBM and Microsoft, risks of personnel retention and the weak and uncertain current and anticipated worldwide economic environment;

  •
  the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity, and the perceived risks thereof), the range of possible benefits to our stockholders of such alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives, and our board of directors' assessment that the merger with IBM presented a superior opportunity to such alternatives;

  •
  the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock;

  •
  our financial condition, historical results of operations and business and strategic objectives, as well as the risks involved in achieving those objectives; and

  •
  other historical information concerning our business, prospects, financial performance and condition, operations, technology, management and competitive position.

        In the course of its deliberations, our board of directors also considered, among other things, the following positive factors:

  •
  the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

  •
  the fact that the $10.50 per share to be paid as the consideration in the merger represents a premium of approximately 24.8% over the one-month calendar trailing average of $8.41 per share, a premium of approximately 20.5% over the one-week calendar trailing average of $8.71 per share, and a premium of approximately 28.5% over the $8.17 closing sale price for our common stock on The Nasdaq National Market on December 5, 2002, the last trading day prior to the public announcement of the execution of the merger agreement;

  •
  the financial presentation of Goldman Sachs on December 5, 2002 and the oral opinion of Goldman Sachs delivered on December 5, 2002 to our board of directors, subsequently confirmed by delivery of a written opinion dated December 6, 2002, to the effect that, as of the date of the written opinion, and based upon and subject to the factors and assumptions set forth in the written opinion, the $10.50 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders (the full text of this opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached as Annex C to the proxy statement);

  •
  the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of IBM;

  •
  the terms of the merger agreement and related documents, including the parties' representations, warranties and covenants, and the conditions to their respective obligations; and

  •
  the fact that pursuant to the merger agreement, we are not prohibited from responding in the manner provided in the merger agreement to certain takeover proposals (as described below in "The Merger Agreement and The Commercial Agreement—The Merger Agreement—No Solicitation") that our board of directors determines in good faith constitute or are reasonably likely to lead to superior proposals, and we may terminate the merger agreement under certain circumstances to enter into a superior proposal (as described below in "The Merger Agreement and The Commercial Agreement—The Merger Agreement—No Solicitation").

        In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

  •
  risks and contingencies related to the announcement and pendency of the merger, including the likely impact of the merger on our employees, customers and partners and the expected effect of the merger on our existing relationships with third parties;

  •
  the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger in that event on our sales, operating results and stock price and our ability to retain key management and personnel;

  •
  our stockholders would not benefit from any future increase in our value;

  •
  the conditions to IBM's obligation to complete the merger and the right of IBM to terminate the merger agreement under certain circumstances; and

  •
  the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as stockholders of Rational generally as described in "The Merger—Interests of Rational's Directors and Management in the Merger."

        The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors.

        Board of Directors Recommendation.    After careful consideration, our board of directors has approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, has declared that it is in the best interests of our stockholders that we enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement and recommends that our stockholders adopt the merger agreement.

Opinion of Rational's Financial Advisor

        Goldman Sachs delivered its opinion to our board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth in the written opinion, the $10.50 per share of our common stock in cash to be received by the holders of shares of our common stock pursuant to the merger agreement is fair from a financial point of view to those holders.

        The full text of the written opinion of Goldman Sachs, dated December 6, 2002, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Our stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of our common stock should vote with respect to the transaction.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  the commercial agreement;

  •
  our Annual Reports to Stockholders and Annual Reports on Form 10-K for the five fiscal years ended March 31, 2002;

  •
  certain interim reports to our stockholders and Quarterly Reports on Form 10-Q;

  •
  certain other communications from us to our stockholders; and

  •
  certain internal financial analyses and forecasts for us prepared by our management.

        Goldman Sachs also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for our common stock, compared certain financial and stock market information for us with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

        Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of us or any of our subsidiaries. No evaluation or appraisal of the assets or liabilities of us or any of our subsidiaries was furnished to Goldman Sachs.

        The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 5, 2002 and is not necessarily indicative of current market conditions.

        Analysis of Transaction Premium and Transaction Multiples.    Using the closing price of our common stock on December 4, 2002, Goldman Sachs analyzed the consideration to be received by holders of our common stock pursuant to the merger agreement in relation to the latest 52-week high and low and a range of average closing market prices of our common stock.

        This analysis indicated that the price per share to be paid to our stockholders pursuant to the merger agreement represented:

  •
  a premium of 25.1% based on the December 4, 2002 closing market price of $8.39 per share;

  •
  a premium of 17.2% based on the latest 5-trading day average closing market price of $8.96 per share;

  •
  a premium of 13.8% based on the latest 10-trading day average closing market price of $9.23 per share;

  •
  a premium of 30.0% based on the latest 30-trading day average closing market price of $8.08 per share;

  •
  a premium of 55.7% based on the latest 60-trading day average closing market price of $6.75 per share;

  •
  a premium of 57.5% based on the latest 90-trading day average closing market price of $6.67 per share;

  •
  a premium of 14.4% based on the latest 180-trading day average closing market price of $9.18 per share;

  •
  a premium of 144.8% based on the latest 52-week low closing market price of $4.29 per share;

  •
  a discount of 56.5% based on the latest 52-week high closing market price of $24.16 per share; and

  •
  a discount of 16.5% based on the latest 1-year calendar average closing market price of $12.57 per share.

        Goldman Sachs calculated the fully diluted equity consideration in the merger, using the treasury stock method, and also calculated the fully diluted levered consideration in the merger. Using our revenue information for the latest twelve-months ended September 30, 2002 and estimates of our revenue from both our management and Goldman Sachs research for the next twelve-month period beginning October 1, 2002, the calendar year 2002, our fiscal year 2003, the calendar year 2003 and our fiscal year 2004, Goldman Sachs derived the following multiples of the fully diluted levered consideration to revenue:

	As Multiple of Fully Diluted Levered Consideration
Last Twelve Months	2.5	x
Goldman Sachs Research Estimates:
Next Twelve Months	2.5	x
Calendar Year 2002	2.5
Fiscal Year 2003	2.6
Calendar Year 2003	2.5
Fiscal Year 2004	2.5
Our Management's Estimates:
Next Twelve Months	2.4	x
Calendar Year 2002	2.4
Fiscal Year 2003	2.4
Calendar Year 2003	2.4
Fiscal Year 2004	2.3

        Using estimates of our management and Institutional Brokers Estimate System, or IBES, of earnings per share of our common stock for the next twelve-month period beginning October 1, 2002, the calendar year 2002, our fiscal year 2003, the calendar year 2003 and our fiscal year 2004, Goldman Sachs derived the following multiples of earnings per share to the $10.50 per share merger consideration:

	As Multiple of $10.50 Per Share Merger Consideration
IBES Estimates:
Next Twelve Months	43.8	x
Calendar Year 2002	45.7
Fiscal Year 2003	52.5
Calendar Year 2003	38.9
Fiscal Year 2004	34.4
Our Management's Estimates:
Next Twelve Months	31.2	x
Calendar Year 2002	38.9
Fiscal Year 2003	36.1
Calendar Year 2003	29.3
Fiscal Year 2004	28.8

        Historical Stock Trading Analysis.    Goldman Sachs reviewed the historical high, low and median closing trading prices for our common stock during the three-month, six-month, one-year and three-year periods ended December 4, 2002. The results of these reviews are set forth below:

Time Period Ended December 4, 2002	High	Low	Median
3 Month	$10.01	$4.29	$6.62
6 Month	12.50	4.29	7.42
1 Year	24.16	4.29	11.46
3 Year	69.38	4.29	22.75

        Goldman Sachs also reviewed the historical trading volume at various closing prices for our common stock for the one-month, three-month, six-month and one-year periods ended December 4, 2002. The results of these reviews are set forth below:

Time Period Ended December 4, 2002	Weighted Average	Shares Traded as % of Outstanding
1 Month	$8.55	38.8%
3 Month	6.73	117.2
6 Month	7.45	236.8
1 Year	13.64	517.9

        In addition, Goldman Sachs reviewed and compared the indexed historical daily closing trading prices of our common stock during the three-month, six-month, one-year and three-year periods ended December 4, 2002 with the following during the same periods: (1) the indexed daily closing trading prices of BEA Systems common stock, a (2) the indexed daily closing trading prices of Mercury Interactive common stock, (3) the Goldman Sachs Software Index, or "GSO," which is a composite of 43 software companies, and (4) the Nasdaq National Market composite index, or "Nasdaq." The results of this review are set forth below:

	Indexed Prices
Time Period Ended December 4, 2002	Rational	BEA Systems	Mercury Interactive	GSO	Nasdaq
3 Month	28.3%	66.7%	24.1%	18.8%	10.7%
6 Month	(27.2)	(1.6)	(8.7)	(7.2)	(9.4)
1 Year	(54.3)	(41.9)	(3.1)	(37.4)	(27.1)
3 Year	(67.8)	(66.7)	(34.0)	(73.7)	(59.7)

        Goldman Sachs also reviewed, for the five-year period from January 2, 1997 to December 4, 2002, the high, low and median ratios of daily closing trading prices for our common stock to IBES daily projections of earnings per share of our common stock for the next twelve months, or "forward P/E ratios," as well as the median ratios of forward P/E ratios to IBES daily projections of five-year compound annual growth rate of earnings per share, or "forward PEG ratios." Goldman Sachs then compared the historical numbers to the forward P/E ratios and forward PEG ratios as of December 4, 2002, as determined using (1) the December 4, 2002 closing market price and IBES estimate of our earnings per share for the next twelve months and (2) the $10.50 per share merger consideration and estimates from both IBES and our management of earnings per share for the next twelve months. The results of this review are as follows:

	Forward P/E Ratios
Measurement Period			Forward PEG Ratios
	Range	Median
1997	15.0x - 67.5x	24.0x	0.7x
1998	17.9 - 39.1	27.0	1.1
1999	28.8 - 49.6	36.0	1.1
2000	37.5 - 106.7	66.0	2.0
2001	15.6 - 69.5	43.3	1.3
2002 (through December 4, 2002)	16.3 - 71.7	30.2	1.3
December 4, 2002
Closing Price ($8.39)		35.0	1.6
Merger Consideration (IBES Estimate)		43.8	2.1
Merger Consideration (Management Estimate)		31.2	1.5

        For the period from January 2, 1999 to December 4, 2002, Goldman Sachs also compared the median forward P/E ratios, based upon daily closing prices and IBES estimates of next-twelve-month earnings per share, for the common stock of each of us, BEA Systems and Mercury Interactive. Goldman Sachs also compared our forward P/E ratios on December 4, 2002, based upon the merger consideration and estimates of both IBES and our management of our earnings per share during the next twelve months. The results of these comparisons are as follows:

	Median Forward P/E Ratios						Rational as % of
Measurement Period	BEA Systems		Mercury Interactive		Rational		BEA Systems	Mercury Interactive
1999	68.7	x	46.7	x	36.0	x	52%	77%
2000	250.4		130.0		66.0		26	51
2001	64.6		57.5		43.3		67	75
January 2002	69.3		67.5		61.4		89	91
March 2002	47.3		56.6		43.3		92	77
May 2002	34.8		48.3		28.6		82	59
July 2002	25.4		32.9		21.1		83	64
September 2002	19.7		30.7		25.6		130	83
November 2002	35.0		40.1		37.0		106	92
December 4, 2002
Closing Price ($8.39)	34.5		39.6		35.0		101	88
Merger Consideration (IBES Estimate)					43.8
Merger Consideration (Management Estimate)					31.2

        Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information for us and IBM to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the indicated sectors of the overall software industry:

Systems Management		Deployment Infrastructure	Other Software
• BMC Software	• Mercury Interactive	• Borland Software	• BEA Systems
• Computer Associates	• NetIQ	• Serena Software	• Microsoft
• Compuware	• Precise Software Solutions
• Embarcadero Technologies	• Quest Software

        Although none of the selected companies is directly comparable to us or IBM, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of us and IBM.

        With respect to each of us, IBM and the selected companies within the systems management, deployment infrastructure and other sectors of the overall software industry, Goldman Sachs calculated and compared the following financial multiples and ratios based on financial data as of December 4, 2002:

  •
  the closing price of its common stock as a percentage of the prior 52-week high closing price for its common stock;

  •
  levered market capitalization, which is the market value of the company's common equity plus the book value of debt less cash and marketable securities as of the most recent publicly available balance sheet, as a multiple of estimated revenue for calendar years 2002 and 2003 as provided by Wall Street research;

  •
  the closing market price of its common stock as a multiple of estimated earnings per share as provided by IBES, or "P/E ratio," for calendar years 2002 and 2003;

  •
  five-year compound annual growth rate of earnings per share, or "CAGR," as provided by IBES; and

  •
  the ratio of the P/E ratio for calendar year 2003 to the IBES projection of five-year compound annual growth rate of earnings per share, or "CY2003 PEG."

Goldman Sachs also calculated these financial multiples and ratios for our company based on the $10.50 per share merger consideration.

        The results of these analyses are summarized as follows:

		Levered Capitalization as Multiple of Revenue
						Price/Earnings Multiple
Company(ies)	Price as % of 52-Week High										CY2003 PEG
		CY2002		CY2003		CY2002		CY2003		5-Year CAGR
Rational:
12/4/02 Closing Price ($8.39)	34.7%	1.8	x	1.8	x	36.5	x	31.1	x	21.3%	1.5	x
$10.50 Merger Consideration	43.5	2.5		2.5		45.7		38.9		21.3	1.8
IBM	66.6	2.1		2.0		21.5		19.5		10.0	1.9
Systems Management:
Range	22.8 - 80.0	0.9 - 6.3		0.9 - 5.5		15.5 - 152.5		15.9 - 66.3		13.0 - 35.0	0.7 - 4.4
Median	40.5	2.7		2.4		47.3		33.1		26.3	1.2
Deployment Infrastructure:
Range	66.3 - 68.2	2.5 - 5.9		1.7 - 5.1		36.7 - NA		25.3 - 26.8		20.0 - 25.0	1.0 - 1.3
Median	67.2	4.2		3.4		36.7		26.1		22.5	1.2
Other Software:
Range	47.7 - 80.9	4.0 - 8.4		3.8 - 7.6		30.2 - NA		28.4 - 31.6		15.0 - 25.0	1.3 - 1.9
Median	64.3	6.2		5.7		30.2		30.0		20.0	1.6

        Illustrative Present Values of Future Share Price.    Goldman Sachs performed an analysis to compare the illustrative present value of our common stock as of January 2003 implied by our fiscal year 2004 earnings per share as estimated by our management and by IBES. In its analysis of both our management and IBES estimated fiscal year 2004 earnings per share, Goldman Sachs applied discount rates ranging from 15% to 30% and estimated forward P/E ratios of 25.0x to 35.0x, which implied forward PEG ratios of 1.2x to 1.6x. Based on these discount rates and ratios, Goldman Sachs derived theoretical illustrative present values of our common stock of $8.55 to $12.34 based upon our management's estimate and $7.14 to $10.31 based upon the IBES estimate.

        Goldman Sachs also computed the illustrative earnings per share for fiscal years ended 2004 to 2007, at assumed forward P/E ratios of our common stock, that would be necessary to yield the $10.50 per share merger consideration as of January 1, 2003. Goldman Sachs also computed the resulting annual compound growth rate of earnings per share implied from these calculations. Goldman Sachs based this implied growth rate analysis on our management's estimate of fiscal year 2003 earnings per share. In its analysis, Goldman Sachs applied a 20% discount rate and estimated forward P/E ratios of 25.0x to 35.0x.

        Based on the 20% discount rate and the ratios indicated below, the illustrative fiscal year earnings per share for us that would be necessary by each of the fiscal years ended 2004 to 2007 to yield $10.50 to our stockholders as of January 1, 2003 is as follows:

	Illustrative Implied Earnings Per Share
	Estimated P/E Ratios
	25.0x	27.5x	30.0x	32.5x	35.0x
	Estimated PEG Ratios
Year-Ended March 31
	1.2x	1.3x	1.4x	1.5x	1.6x
2004	$0.44	$0.40	$0.37	$0.34	$0.31
2005	0.53	0.48	0.44	0.41	0.38
2006	0.63	0.58	0.53	0.49	0.45
2007	0.76	0.69	0.63	0.58	0.54

        Based on the 20% discount rate and the ratios indicated below, the illustrative compound annual earnings per share growth rate for us that would be necessary by each of the fiscal years ended 2004 to 2007 to yield $10.50 to our stockholders as of January 1, 2003 pursuant to this analysis is as follows:

	Illustrative Implied Compound Annual EPS Growth Rate
	Estimated P/E Ratios
	25.0x	27.5x	30.0x	32.5x	35.0x
	Estimated PEG Ratios
Year-Ended March 31
	1.2x	1.3x	1.4x	1.5x	1.6x
2004	52%	38%	26%	17%	8%
2005	35	29	23	18	14
2006	30	26	22	19	16
2007	27	24	22	19	17

Goldman Sachs noted that, as of December 4, 2002, IBES estimated a 21.3% compound annual growth rate of earnings per share of our common stock and, for our business lines, IDC estimated a weighted average long-term market growth rate of 17.3%.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to us or IBM or the contemplated transaction.

        Goldman Sachs prepared these analyses solely for purposes of providing its opinion to our board of directors as to the fairness from a financial point of view of the transaction contemplated by the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither we, IBM, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        As described above, Goldman Sachs' opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

        Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with us having provided certain investment banking services to us from time to time, including having acted as lead manager of a private placement of our 5% Convertible Subordinated Notes due 2007 (aggregate principal amount $500,000,000) in January 2000 and having acted as our financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

        Goldman Sachs also has provided certain investment banking services to IBM and its affiliates from time to time, including having acted as agent with respect to IBM's Medium Term Note Program and as co-manager with respect to the offerings of IBM's 4.25% Notes due 2009 (aggregate principal amount $600,000,000) in September 2002, of IBM's 4.75% Notes due 2012 (aggregate principal amount $1,400,000,000) in November 2002, and of IBM's 5.875% Notes due 2032 (aggregate principal amount $600,000,000) in November 2002. Goldman Sachs also may provide investment banking services to IBM and its affiliates in the future.

        Goldman Sachs provides a full range of financial, advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of us or IBM for its own account and for the accounts of customers.

        Our board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

        Pursuant to a letter agreement dated August 19, 2002, we engaged Goldman Sachs to act as our financial advisor in connection with the possible sale of all or a portion of us. Pursuant to the terms of this engagement letter, we have agreed to pay Goldman Sachs a customary transaction fee, the principal portion of which is payable upon consummation of the transaction. In addition, we have agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests Of Rational's Directors And Management In The Merger

        In considering the recommendation of our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours.

        All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

  Indemnification and Insurance

        The merger agreement provides that all rights of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger (and rights for advancement of expenses) existing in favor of our and our subsidiaries' current and former directors or officers as provided in their respective certificates of incorporation or by-laws or other comparable organizational documents and any of our or our subsidiaries' existing indemnification or other agreements in effect as of the date of the merger agreement will be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms. IBM has agreed to cause the surviving corporation to comply with and honor those obligations. The merger agreement further provides that for six years after the effective time of the merger, IBM will maintain directors' and officers' liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors' and officers' liability insurance policies, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. IBM's obligation to provide this insurance coverage is subject to a cap of 200% of the current annual premium paid by us for our existing insurance coverage. If IBM cannot maintain the existing or equivalent insurance coverage without exceeding the 200% cap, IBM is required to maintain as much insurance coverage as can be obtained by paying an annual premium equal to the 200% cap.

  Stock Options

        Under the merger agreement, at the effective time of the merger, each stock option granted under our stock option plans with an exercise price of less than $15.57 per share will be assumed by IBM and converted into an option to acquire a number of shares of IBM common stock equal to the number of shares of our common stock subject to the stock option multiplied by the option exchange ratio. The exercise price per share of IBM common stock under each converted stock option will be equal to the per share exercise price for the shares of our common stock otherwise purchasable pursuant to the stock option divided by the option exchange ratio. Each stock option granted under our stock plans with an exercise price of $15.57 or more per share will be terminated prior to the effective time of the merger. Depending on the terms of the plan under which those options were issued, in order to cancel those options, it may be necessary to accelerate their vesting and allow them to be exercised for a period of time prior to the effective time of the merger. In addition, IBM will replace a portion of cancelled Rational options with a grant of IBM stock options or, in certain circumstances, with a cash retention award, at the effective time of the merger for employees, including our executive officers, who remain employed at the effective time of the merger. See "The Merger—Effect on Awards Outstanding Under Rational's Stock Plans."

        Each of our executive officers has outstanding options with exercise prices equal to or greater than $15.57 per share that were granted under our 1997 Stock Plan, and David J. Henshall, our Chief Financial Officer, holds options under our 1997 Supplemental Stock Plan that have exercise prices equal to or greater than $15.57 per share. Those options will not be assumed by IBM. Under our 1997 Stock Plan and 1997 Supplemental Stock Plan, options that are not assumed will fully accelerate and be exercisable as to all shares, for a period of 15 days that begins when optionees are provided notice that options not exercised before the end of the 15 day period will terminate.

        IBM will replace a portion of the cancelled Rational options with a grant of IBM stock options or, in the circumstances discussed below, with a cash retention award, at the effective time of the merger for employees, including (but not limited to) our executive officers, who remain employed at the effective time of the merger. The new option grants will vest 25% on each of the first four anniversaries of the closing date of the merger and will be subject to the terms and conditions of IBM's Long Term Incentive Plan. The exercise price will equal 100% of the fair market value of IBM's common stock at the close of market on the day the merger becomes effective. The number of IBM shares subject to the new option grant depends on the exercise price of cancelled options. IBM will grant to holders of cancelled options with an exercise price of less than $30 new options on the number of IBM shares equal to one-quarter the number of IBM shares that would have been subject to such options would be converted into using the option exchange ratio. IBM will grant to holders of cancelled options with an exercise price of $30 or more new options on the number of IBM shares equal to one-tenth the number of IBM shares that would have been subject to such options using the option exchange ratio. If the resulting number of IBM shares subject to the new option grant is fewer than 50, for each share that would have been subject to the new option grant, IBM will instead provide a cash retention award equal to 55% of the average closing price of one share of IBM common stock for the 10 days prior to completion of the merger. The award is payable on the six-month anniversary following completion of the merger provided the intended recipient remains employed by IBM until that date. See "The Merger—Effect on Awards Outstanding Under Rational's Stock Plans."

        Each of our non-employee directors has outstanding options with an exercise price below $15.57 per share that were granted under our Stock Option Plan for Directors that will be assumed by IBM and converted into options to acquire IBM shares on the terms applicable to other Rational employees. Directors may exercise vested assumed options granted under the Stock Option Plan for Directors within one year after termination of service for any reason.

        Each of Rational's non-employee directors also has outstanding options that were granted under our 2000 Director Option Plan. Options granted under our 2000 Director Option Plan with exercise prices below $15.57 will be assumed. Following assumption, if the optionee's status as a director terminates (other than upon a voluntary resignation by the optionee) the option will fully vest. Options granted under our 2000 Director Option Plan with exercise prices equal to or greater than $15.57 will not be assumed and will fully accelerate and be exercisable as to all shares covered under those options for a period of 30 days that begins when optionees are provided notice that options not exercised before the end of the 30 day period will terminate.

  Restricted Stock

        Directors Leslie G. Denend, Michael T. Devlin, Paul D. Levy and Allison R. Schleicher each hold restricted stock. Restricted stock held by Mr. Devlin, who is also our Chief Executive Officer, will be converted into the number of shares of IBM restricted stock determined by multiplying the number of shares of Rational restricted stock that he holds at the effective time of the merger by the option exchange ratio. Restricted stock held by Mr. Levy will vest and be paid out upon his termination of employment (see "—Severance Arrangements" below). Restricted stock held by Messrs. Denend and Schleicher will vest immediately before the effective time of the merger.

  Severance Arrangements

        Messrs. Levy and Kevin J. Haar, our current Senior Vice President, Worldwide Field Operations, will not continue employment with us following the merger. In connection with their termination of employment, Messrs. Levy and Haar will be entitled to the severance benefits pursuant to their existing employment agreements with us. These severance benefits include:

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  a severance payment equal to one times (two times for Mr. Levy) the employee's base salary on the date of termination or in the preceding fiscal year, whichever is greater and one times (two times for Mr. Levy) the employee's target incentive bonus for the year of termination;

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  full acceleration of vesting of all unvested stock options held at the time of termination;

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  up to 12 months to exercise all unvested stock options that are outstanding on the employee's date of termination that (i) were granted to that employee before the date of his employment agreement and have a per-share exercise price higher than the fair market value of our common stock on the date of his employment agreement or (ii) were granted to that employee on or after the date of his employment agreement;

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  a lump sum payment in an amount equal to the estimated cost that the employee may incur to extend his group medical coverage for a period of 12 months (24 months for Mr. Levy); and

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  continued life and disability insurance benefits for a period of up to 12 months (up to 24 months for Mr. Levy) following the employee's termination date.

        In addition, upon termination of his employment, Mr. Haar will be entitled to accelerated payment of the remaining bonus amounts totaling $817,500 under his existing relocation bonus agreement with us and he will be required to repay his loan in approximately the same amount pursuant to his existing relocation loan agreement with us.

  Employment Arrangement between Michael Devlin and IBM

        Mr. Devlin has agreed to become employed by IBM as General Manager, Rational Software, upon the completion of the merger. As part of his employment with IBM, Mr. Devlin will participate in a transition milestone achievement program that will be adopted by IBM for Mr. Devlin and other key Rational employees. The transition milestone achievement program, which will take effect upon completion of the merger, will provide for bonus payments if certain milestones are achieved during each 6-month measuring period, ending on each date that is 6 months, 12 months, 18 months and 24 months from the effective date of the merger. The milestones are to be established by Mr. Devlin and his IBM managers following the closing of the merger. If the milestones under the program are met, the aggregate bonus payments to Mr. Devlin will be approximately as follows:

Measuring Period	Potential Payments
6 month	$150,000
12 month	$200,000
18 month	$250,000
24 month	$400,000
Total	$1,000,000

        Mr. Devlin has agreed to terminate his existing employment agreement with us and waive his rights under that agreement to receive severance benefits, including accelerated vesting of stock options that are assumed in the merger and the lapse of repurchase rights or other restrictions on stock held by Mr. Devlin that, in the case of both stock options and restricted stock held by Mr. Devlin, would otherwise vest or with respect to which repurchase rights or other restrictions would otherwise lapse before the second anniversary of the closing of the merger.

  Transition Arrangements

        Thomas F. Bogan, our President and Chief Operating Officer and David H. Bernstein, our Senior Vice President and General Manager, Products are expected to enter into arrangements to become transition executives of IBM upon completion of the merger on the terms described below. Mr. Henshall has agreed to become a transition executive of IBM upon the completion of the merger. Subject to entry into definitive arrangements in the cases of Messrs. Bogan and Bernstein, in connection with their employment as transition executives, Messrs. Bogan, Berstein and Henshall will be eligible for the following retention bonuses if they are employed by IBM on the six month anniversary of the closing of the merger (or earlier, if they are terminated by IBM without cause):

Transition Executive	Retention Bonus Payable
Thomas F. Bogan	$150,000
David H. Bernstein	$150,000
David J. Henshall	$200,000

        In addition, if Messrs. Bogan and Bernstein elect to terminate their employment at the end of the six month anniversary of the closing of the merger (or earlier, if they die, become disabled or are terminated by IBM for any reason) Messrs. Bogan and Bernstein will be entitled to severance benefits pursuant to their employment agreements with us. These severance benefits include:

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  a severance payment equal to one times the employee's base salary on the date of termination or in the preceding fiscal year, whichever is greater and one times the employee's target incentive bonus for the year of termination;

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  full acceleration of vesting of all unvested stock options held at the time of termination;

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  up to 12 months to exercise all stock options that are outstanding on the employee's date of termination that (i) were granted to that employee before the date of his employment agreement and have a per-share exercise price higher than the fair market value of our common stock on the date of his employment agreement or (ii) were granted to that employee on or after the date of his employment agreement;

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  a lump sum payment in an amount equal to the estimated cost that the employee may incur to extend his group medical coverage for a period of 12 months; and

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  continued life and disability insurance benefits for a period of up to 12 months following the employee's termination date.

        Mr. Bernstein's existing relocation agreement with us will continue in effect after the closing of the merger in accordance with its current terms. Mr. Bernstein's relocation agreement includes the following:

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  a relocation loan in the amount of $2.5 million that becomes due in full April 12, 2004 (or earlier upon certain events, for example, 90 days following termination of employment for cause and 180 days following termination of employment without cause);

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  an obligation that we reimburse Mr. Bernstein for relocation costs incurred by him in relocating from Massachusetts to California before April 12, 2003, which costs may include any loss on the sale of his Massachusetts residence before April 12, 2003 and of his California residence before the earlier of April 12, 2003 and his termination of employment;

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  reimbursement of up to $100,000 per year for costs in maintaining two residences; and

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  tax-gross up payments for all taxable payments made under the agreement.

  Non-Compete Agreements.

        As a condition to IBM's willingness to enter into the merger agreement, Mr. Devlin has agreed that during his employment and until the earlier of (a) 12 months after the termination of his employment, or (b) 24 months from the closing of the merger:

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  he will not have a "relationship" with any business in the course of which he engages or assists such business with respect to the development, managing, marketing, sales, delivery and/or distribution of software development tools for provisioning modeling and/or application development (including but not limited to: software configuration management, requirements testing, software modeling and software design) that are similar to the products or services of IBM's Software Group. Mr. Devlin will be deemed to have a "relationship" with a business (other than holding less than 5% of the publicly traded securities of that business) if he

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    owns, manages, operates, joins or is employed by such business;

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    is a director, member, agent, stockholder, owner or general partner of such business;

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    acts as a consultant or advisor to such business; or

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    controls or participates in ownership, management or operation of such business;

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  he will not, directly or indirectly, provide software development tools for provisioning modeling and/or application development (including but not limited to: software configuration management, requirements testing, software modeling and software design) that are similar to our products or services or the products or services of IBM's Software Group to any entity that is, or at any time in the twelve month period prior to such time was, a customer or active prospective customer of our or of the related business unit of IBM unless he previously obtained a written release from an authorized representative of IBM specifically permitting him to provide the products or services;

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  he will not, directly or indirectly, solicit the employment of any employee or consultant of IBM or its subsidiaries or affiliates (or any person who had been such an employee or consultant in the past year);

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  he will not, directly or indirectly, hire or attempt to hire, or permit a business of which he is a director or executive officer to hire or attempt to hire, any employee or consultant of ours or IBM's Software Group (or any person who had been such an employee or consultant in the past year); and

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  he will not, directly or indirectly, interfere with, disrupt any relationship, contractual or otherwise, between us or IBM's Software Group and any of our or their respective customers, suppliers or employees.

        As a condition to IBM's willingness to enter into the merger agreement, each of Messrs. Levy, Bogan, Bernstein and Haar have agreed that for 12 months following the closing of the merger (24 months in the case of Mr. Levy):

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  he will not, either directly or indirectly, render any planning, marketing or other services respecting the development, managing, marketing, sales, delivery and/or distribution of software development tools for provisioning modeling and/or application development (including, but not limited to: software configuration management, requirements management, testing, software modeling and software design) that are similar to our products or services; and

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  he will not, directly or indirectly, induce or attempt to influence any of our employees to leave its employ or become involved in decisions to hire any employee who has left our employ within the period beginning three months before the closing of the merger and ending three months thereafter.

Appraisal Rights

        The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

        If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the "fair value" of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

        The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

        Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on January    •    , 2003. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote "for" the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

        A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

        A Rational stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 18880 Homestead Road, Cupertino, California 95014, Attention: Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its Rational common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

        Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholders' request is received by us or ten days after the latest date for delivery of a demand for appraisal under Section 262.

        Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Rational shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

        Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

        If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

        Rational stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See "Material United States Federal Income Tax Consequences of the Merger."

        Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

        At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders' rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

        Failure by any Rational stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder's appraisal rights.

Accounting Treatment

        The merger will be accounted for as a "purchase transaction" for financial accounting purposes.

Form of The Merger

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Barron Acquisition, a wholly owned subsidiary of IBM and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned Delaware subsidiary of IBM.

Merger Consideration

        At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by IBM or Barron Acquisition, shares of our restricted stock held by Mr. Devlin and those shares held by stockholders who perfect their appraisal rights (as described in "The Merger—Appraisal Rights"), will be converted into the right to receive $10.50 in cash, without interest. Treasury shares and shares held by IBM or Barron Acquisition will be canceled immediately prior to the effective time of the merger. Shares of our restricted stock (other than such shares held by Mr. Devlin) will be eligible to receive $10.50 in cash per share, without interest, on a deferred basis if and when certain eligibility conditions are satisfied as described in "Effect on Awards Outstanding Under Rational's Stock Plans."

        As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of our common stock (other than stockholders who have perfected their appraisal rights) will cease to have any rights as a stockholder, except the right to receive $10.50 per share in cash. The price of $10.50 per share was determined through arm's-length negotiations between IBM and us.

Conversion of Shares; Procedures For Exchange Of Certificates

        The conversion of our common stock into the right to receive $10.50 per share in cash, without interest, will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, Mellon Investor Services, the paying agent, will send a letter of transmittal to each former Rational stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.

        Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, the holder of the certificate will be entitled to receive from the paying agent, on behalf of IBM, as promptly as practicable in accordance with the paying agent's customary procedures, $10.50 in cash for each share represented by the stock certificate and that stock certificate will be cancelled.

        In the event of a transfer of ownership of our common stock that is not registered in our stock transfer books, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

  •
  the certificate is properly endorsed or otherwise is in proper form for transfer, and

  •
  the person requesting such payment:

  •
  pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or

  •
  establishes to us, the surviving corporation in the merger, that the tax has been paid or is not applicable.

        No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

Effect On Awards Outstanding Under Rational's Stock Plans

        Stock Options.    Under the merger agreement, at the effective time of the merger, each stock option granted under our stock option plans with an exercise price of less than $15.57 per share will be assumed by IBM and converted into an option to acquire, on the same terms and conditions as were applicable prior to the effective time of the merger (other than the exercise price, which is described below), a number of shares of IBM common stock determined by multiplying the number of shares of our common stock subject to the stock option by the option exchange ratio. The exercise price per share of IBM common stock under each converted stock option will be equal to the per share exercise price for the shares of our common stock otherwise purchasable pursuant to the stock option divided by the option exchange ratio.

        Within five days of completion of the merger, IBM will prepare and file with the Securities and Exchange Commission an appropriate registration statement registering the shares of IBM common stock subject to the assumed Rational stock options, or assume the options under an existing equity incentive plan with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective. That registration statement will be kept effective, and the current status of the prospectus required by the SEC shall be maintained for so long as any assumed Rational stock options remain outstanding.

        Each stock option granted under our stock plans with an exercise price equal to or greater than $15.57 per share will be terminated prior to the effective time of the merger. Depending on the terms of the plan under which those options were issued, in order to cancel those options, it may be necessary to accelerate their vesting and allow them to be exercised for a period of time prior to the effective time of the merger. Holders of accelerated options will have the right to exercise those options during the relevant period ending on the effective date of the merger, but because the exercise price will be greater than the $10.50 merger consideration, holders of accelerated options would be spending more to exercise the options than they would receive in the merger. If the options are not exercised, they will be cancelled.

        IBM will replace a portion of the cancelled Rational options with a grant of IBM stock options or, in the circumstances described below, with a cash retention award, at the effective time of the merger for employees, including our executive officers, who remain employed at the effective time of the merger. The new option grants will vest 25% on each of the first four anniversaries following the closing date of the merger, and be subject to the terms and conditions of IBM's Long Term Incentive Plan. The exercise price will equal 100% of the fair market value of IBM's common stock at the close of market on the day the merger becomes effective. The number of shares subject to the new option grant depends on the exercise price of cancelled options. IBM will grant to holders of cancelled options with an exercise price of less than $30 new options on the number of IBM shares equal to one-quarter the number of IBM shares that would have been subject to such options using the option exchange ratio. IBM will grant to holders of cancelled options with an exercise price of $30 or more new options on the number of IBM shares equal to one-tenth the number of IBM shares that would have been subject to such options using the option exchange ratio. If the resulting number of IBM shares subject to the new option grant is fewer than 50, for each share that would have been subject to the new option grant, IBM will instead provide a cash retention award equal to 55% of the average closing price of IBM common stock for the ten days prior to completion of the merger. The award is payable on the six-month anniversary following completion of the merger provided the intended recipient remains employed by IBM until that date.

  Restricted Stock

        Except for the shares of restricted stock held by Mr. Devlin (see "The Merger—Interests of Rational's Directors and Management in the Merger") and except for one-third of the shares of restricted stock with respect to which an 83(b) election has been made, as discussed in the last sentence of this paragraph, at the effective time of the merger, each share of our restricted stock will be canceled and the holder will be eligible to receive $10.50 in cash per share, without interest, on a deferred basis. The aggregate merger consideration that would otherwise be payable to holders of shares of restricted stock will be deposited in an escrow account. The payment for shares of restricted stock will be made as of the time our right to repurchase the shares would have lapsed or the date the shares would have vested under the terms of the applicable equity plan, except that no payment will be made if the holder of the shares is not employed by IBM or its affiliates on the date payment would otherwise have been made. In the event the employment of a holder of restricted stock terminates before the date on which our right to repurchase would have lapsed or the shares would otherwise have vested, upon his or her termination, the holder will be refunded the price that the holder paid for those shares of restricted stock upon his or her termination of employment. Other than with respect to restricted stock held by Mr. Devlin (the vesting of which shall not be accelerated), holders of restricted stock who filed an election under Section 83(b) of the Internal Revenue Code in connection with the grant to that holder of restricted stock are entitled to accelerated vesting immediately prior to the effective time of the merger as to one-third of the unvested shares of restricted stock subject to the 83(b) election.

  Employee Stock Purchase Plan

        Under the merger agreement, we must terminate the Employee Stock Purchase Plan before the effective time of the merger. Upon the termination of the Employee Stock Purchase Plan, all offering periods and the current exercise period will end, and all outstanding purchase rights shall be immediately exercised by applying the accumulated payroll deductions for each participant to purchase shares of our common stock. The purchase price for each participant will be equal to the lower of 85% of (a) the fair market value per share of our common stock on such participant's offering date and (b) the fair market value per share of our common stock on the last business day before the effective time. Any excess payroll deductions not used to purchase shares of our common stock will be returned to the participant.

Effect on Convertible Securities

  Exchangeable Shares

        Prior to the effective time of the merger, we will cause one of our subsidiaries to purchase in exchange for shares of our common stock, the outstanding exchangeable shares, in accordance with the terms of the agreements governing the exchangeable shares. Therefore, at the effective time of the merger, holders of exchangeable shares will hold shares of our common stock and will be entitled to receive the merger consideration of $10.50 per share of our common stock. Additional information for holders of exchangeable shares is attached as Annex E to this proxy statement.

  Convertible Notes.

        All of our outstanding 5% convertible subordinated notes due 2007 will remain outstanding following the effective time of the merger, subject to IBM's obligation to repurchase the notes at the election of the holders of the notes upon a change of control.

        On the closing date of the merger, we will execute a supplemental indenture in accordance with the terms of the indenture governing the convertible notes. The supplemental indenture will provide that holders of a convertible note then outstanding will have the right, during the period the convertible note remains outstanding and convertible, to convert the convertible note only into the $10.50 per share merger consideration for each share of our common stock into which the note would otherwise have been convertible. We will take all further actions as may be necessary to comply with all of the terms and conditions of the indenture.

        On or before the 30th day after the effective time of the merger, IBM will deliver to holders of convertible notes a notice informing them of their right to have the convertible notes repurchased, at their election, by IBM in accordance with the terms of the indenture governing the convertible notes.

Effective Time Of The Merger

        The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by IBM and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date, which will not be later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

Delisting And Deregistration Of Rational's Common Stock

        If the merger is completed, our common stock will no longer be traded on The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences Of The Merger

        This Section discusses the material United States federal income tax consequences of the merger to our stockholders whose shares of our common stock are surrendered in the merger in exchange for the right to receive cash consideration of $10.50 per share or who receive cash in respect of dissenting shares of our common stock. The discussion below applies only to our stockholders that hold our common stock as capital assets at the time of the merger, and the discussion may not apply to:

  •
  stockholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold common stock as part of a "straddle," "hedge" or "synthetic security transaction" (including a "conversion" transaction);

  •
  persons with a "functional currency" other than the U.S. dollar;

  •
  investors in pass-through entities;

  •
  retirement plans and tax-exempt organizations;

  •
  stockholders who acquired our common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation; or

  •
  stockholders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates.

        The discussion below is based upon United States federal income tax laws as in effect and interpreted as of the date of this proxy statement and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our stockholders.

        For United States federal income tax purposes, a Rational stockholder generally will recognize capital gain or capital loss equal to the difference between the cash received by the stockholder (including with respect to unvested stock for which an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, has been filed) pursuant to the merger or in respect of a dissenting share, as the case may be, and the stockholder's adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be calculated separately for each block of shares converted in the merger or surrendered pursuant to the exercise of appraisal rights, as the case may be (i.e., shares acquired at the same cost in a single transaction). If at the time of the merger a non-corporate stockholder's holding period for the shares of our common stock is more than one year, any gain recognized generally will be subject to United States federal income tax at a maximum rate of 20%. If the non-corporate stockholder's holding period for the shares of common stock is one year or less at the time of the merger, any gain will be subject to United States federal income tax at the same rate as ordinary income. There are limits on the deductibility of capital losses.

        For corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible. Corporations, however, generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

        Cash consideration received by our non-corporate stockholders in the merger or in respect of a dissenting share of our common stock, as the case may be, may be subject to backup withholding at a 30% rate. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

        Any amounts withheld under the backup withholding rules will be allowed as a credit against the stockholder's United States federal income tax liability and may entitle the stockholder to a refund, provided the stockholder furnishes specified required information to the Internal Revenue Service.

        Holders of our common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws in their particular circumstances.

Regulatory Matters

        United States Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules thereunder, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. We plan to file, and IBM has informed us that it plans to file, a notification and report form pursuant to the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission as soon as possible. The notification under the Hart-Scott-Rodino Act will be effective for one year from the termination of the waiting period. If the completion occurs later than one year after the termination of the waiting period, a further Hart-Scott-Rodino filing and waiting period requirement will arise. Even if the waiting period is terminated, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

        European Union Antitrust.    IBM has informed us that it will file a notification with the European Commission pursuant to Council Regulation No. 4064/89 with respect to the merger as soon as possible. Under that regulation, the European Commission has an initial review period for a first phase investigation of one month (not including public holidays), which may be extended to six weeks (not including public holidays) in certain circumstances, from the first working day following the date of submitting a complete notification on Form CO. At the end of the first phase investigation, the Commission must issue a decision either clearing the merger, which decision may be conditional upon compliance with undertakings offered by the parties, or open an in-depth "second stage" investigation if it concludes that the merger raises serious doubts as to its compatibility with the common market. The second stage investigation lasts a further four months, although this period may be extended in exceptional circumstances. At the end of the second stage investigation, if the European Commission concludes that, subject to the parties' compliance with undertakings if necessary, the merger does not create or strengthen a dominant position as a result of which effective competion would be significantly impeded in the European Economic Area, it must issue a decision clearing the merger. Where the Commission concludes that the merger creates or strengthens a dominant position, it must issue a decision prohibiting the merger.

        General.    Comparable notifications and antitrust reviews may be required in one or more additional jurisdictions. The parties are currently evaluating the need for such notifications. Those material to the completion of the merger will be effected as soon as possible. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that IBM or we will be able to satisfy or comply with these conditions or be able to cause our respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for IBM after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by IBM and us or on terms that will be satisfactory to IBM and us. See "The Merger Agreement and Commercial Agreement—The Merger Agreement—Conditions to the Completion of the Merger."

Continuation Of Rational's Employee Benefits

        IBM has agreed that the surviving corporation after the merger will honor all our obligations under current employee benefit plans. IBM may, however, amend or terminate any employee benefit plans in accordance with the terms thereof and with applicable law.

The Merger Agreement and the Commercial Agreement

        The following description summarizes the material provisions of the merger agreement and the commercial agreement. Stockholders should read carefully the merger agreement and the commercial agreement, which are attached as Annexes A and B to this proxy statement.

The Merger Agreement

        Conditions to the Completion of the Merger.    Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

        IBM and we are obligated to effect the merger only if the following conditions are satisfied or waived:

  •
  the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the merger agreement;

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  the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated;

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  the European Commission must have issued or deemed to have issued a decision under the EC Merger Regulation declaring the merger compatible with the EC Common Market;

  •
  any other material approvals or waiting periods under any other applicable competition, merger control, antitrust or similar law or regulation must have been received or terminated or must have expired; and

  •
  no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the completion of the merger may be in effect.

        IBM will not be obligated to effect the merger unless the following conditions are satisfied or waived:

  •
  our representations and warranties qualified as to materiality must be true and correct (as so qualified) and our representations and warranties that are not qualified as to materiality must be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger (except with respect to representations and warranties that by their terms speak as of a specified date, which must have been true and correct as of such date), in each case except for any failures to be so true and correct that do not make it inadvisable, in the reasonable judgment of IBM, to proceed with the merger;

  •
  we must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing of the merger; or

  •
  we must have obtained certain consents, approvals, authorizations, qualifications and orders of governmental entities or third parties required in connection with the transactions contemplated by the merger agreement, except for those the failure of which to be obtained are not reasonably likely to have a material adverse effect on us.

        In addition, IBM will be obligated to effect the merger only if there is no pending claim, suit, action or proceeding by any governmental entity:

  •
  challenging or seeking to restrain or prohibit the completion of the merger;

  •
  seeking to prohibit or limit in any material respect, or place any material conditions on, the ownership or operation by us, IBM or our or IBM's affiliates of a material portion of the business or assets or any material product of us and our subsidiaries (taken as a whole) or IBM and its subsidiaries (taken as a whole), or to require any of them to dispose of, license or hold separate any material portion of the business or assets or any material products of us and our subsidiaries (taken as a whole) or IBM and its subsidiaries (taken as a whole);

  •
  seeking to prohibit IBM or any of its affiliates from effectively controlling in any material respect the business or operations of us and our subsidiaries, taken as a whole; or

  •
  seeking to prevent us and our subsidiaries, taken as a whole, from operating our business in substantially the same manner as operated by us prior to the date of the merger agreement.

        IBM's obligation to effect the merger is subject to the further condition that there is not any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect that could reasonably be expected to result, directly or indirectly, in any of the effects described in the immediately preceding bullet points.

        We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

  •
  the representations and warranties of IBM and Barron Acquisition qualified as to materiality must be true and correct (as so qualified) and the representations and warranties of IBM and Barron Acquisition that are not qualified as to materiality must be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger (except with respect to representations and warranties that by their terms speak as of a specified date, which must have been true and correct as of such date), in each case except for any failures to be so true and correct that do not make it inadvisable, in our reasonable judgment, to proceed with the merger; or

  •
  Each of IBM and Barron Acquisition must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger.

        Material Adverse Effect.    Several of our representations and warranties contained in the merger agreement are qualified by reference to whether the item in question is reasonably likely to have a "material adverse effect" on us. The merger agreement provides that a "material adverse effect" means, when used in connection with us, any state of facts, change, development, effect or occurrence that is materially adverse to the business, properties, financial condition or results of operations of us and our subsidiaries, taken as a whole. However, the following, alone or in combination, will not be deemed to constitute a material adverse effect and will not be taken into account in determining whether there has been or will be a material adverse effect on us:

  •
  any of our or our subsidiaries' actions or omissions taken with the prior written consent of IBM;

  •
  any change in the price or trading volume of our common stock in and of itself (but not any state of facts, change, development, effect or occurrence underlying the change);

  •
  any state of facts, change, development, effect or occurrence to the extent

  •
  resulting from changes affecting the United States economy in general; or

  •
  generally affecting the industries in which we operate, except if the impact on our business is materially disproportionate to the impact on the business of other entities operating in such industries;

  •
  any state of facts, change, development, effect or occurrence to the extent resulting from changes affecting general worldwide economic or capital market conditions; or

  •
  any state of facts, change, development, effect or occurrence to the extent it is resulting from the announcement or pendency of the merger, except that this exception will not apply to the following:

  •
  any suit, action, investigation or proceeding if the underlying claim is not dependent on the announcement or pendency of the merger;

  •
  any refusal of third parties to license any material intellectual property to us or any of our subsidiaries other than pursuant to certain material contracts previously disclosed to IBM; or

  •
  our representations and warranties relating to our authority to enter into the merger agreement, our due execution and delivery of the merger agreement, the noncontravention of our and our subsidairies' organizational documents or material contracts or any law applicable to us or our subsidiaries, and the required consents, approvals, orders and authorizations of governmental authorities and third parties.

        No Solicitation.    We have agreed we will not, and will not it permit any of our subsidiaries to, nor will we authorize or permit any of our or our subsidiaries' directors or officers or any of our or their investment bankers, attorneys, accountants or other advisors to, directly or indirectly:

  •
  solicit, initiate or encourage, or take any other action knowingly to facilitate, any takeover proposal; or

  •
  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than IBM and its representatives) any information with respect to any takeover proposal.

        The merger agreement does provide that at any time prior to obtaining the stockholder approval with respect to the merger with Barron Acquisition, our board of directors may, in response to a bona fide written takeover proposal that our board of directors determines in good faith constitutes or is reasonably likely to lead to a superior proposal, was unsolicited and did not otherwise result from a breach of the no solicitation provisions of the merger agreement, and subject to compliance with the provisions of the merger agreement:

  •
  furnish information with respect to us and our subsidiaries to the person making the takeover proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are equivalent to, and in no respect less favorable to us than, the terms of the confidentiality agreement executed by IBM and us in connection with the merger as those terms are applicable to IBM and us immediately after the signing of the merger agreement, provided that all such information is provided on a prior or substantially concurrent basis to IBM; and

  •
  participate in discussions or negotiations with the person making the takeover proposal (and its representatives) regarding the takeover proposal.

        The merger agreement provides that the term "takeover proposal" means any inquiry, proposal or offer from any person (other than IBM or Barron Acquisition) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of:

  •
  assets or businesses that constitute or represent 15% or more of the total revenue, operating income or assets of us and our subsidiaries, taken as a whole; or

  •
  15% or more of the outstanding shares of our common stock, in each case other than the transactions contemplated by the merger agreement.

        The merger agreement provides that, subject to our termination right in connection with a superior proposal as described under "—Termination" below, neither our board of directors nor any committee of our board will:

  •
  withdraw or modify in a manner adverse to IBM or Barron Acquisition, or propose publicly to withdraw or modify in a manner adverse to IBM or Barron Acquisition, the recommendation or declaration of advisability by our board of directors or any committee of our board of the merger agreement or the merger or recommend, or propose publicly to recommend, the approval or adoption of any takeover proposal or resolve or agree to take any such action (each referred to as an "adverse recommendation change"), unless our board of directors or a committee of our board determines in good faith that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law;

  •
  adopt or approve any takeover proposal or propose publicly to adopt or approve any takeover proposal or resolve or agree to take any such action; or

  •
  cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (referred to as an "acquisition agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any takeover proposal (other than a confidentiality agreement, as discussed above) or resolve or agree to take any such action.

        The merger agreement provides that the term "superior proposal" means any bona fide binding written offer not solicited by or on behalf of us or any of our subsidiaries made by a third party which, if consummated, would result in such third party (or in the case of a direct merger between such third party and us, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of our common stock or all or substantially all the assets of us and our subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that our board of directors determines in its good faith judgment to have a higher value than the consideration payable in the merger and which proposal is determined in good faith by our board of directors to be more favorable to our stockholders than the merger, in each case taking into account any changes to the terms of the merger agreement proposed by IBM in response to a superior proposal or otherwise.

        Termination.    IBM and we can terminate the merger agreement under certain circumstances, including:

  •
  by mutual written consent of IBM, Barron Acquisition and us;

  •
  by either IBM or us, if the merger has not been completed by August 15, 2003 for any reason, provided, however, that this right to terminate the merger agreement will not be available to a party whose action or failure to act was a principal cause of or resulted in the failure of the merger to be completed by August 15, 2003 and that action or failure to act constituted a breach of the merger agreement;

  •
  by either IBM or us, if any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition having the effect of preventing consummation of the merger is in effect and has become final and nonappealable;

  •
  by either IBM or us, if our stockholders do not adopt the merger agreement at a duly held stockholders meeting;

  •
  by either IBM or us, if the other party has breached in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions to the merger related to truth and accuracy or the breaching party's representations and warranties or performance of the breaching party's obligations under the merger agreement and (ii) has not been, or is incapable of being, cured within 30 calendar days after written notice of such breach or failure;

  •
  by IBM in the event that our board of directors or any of its committees takes any of the following actions (each referred to as an "adverse recommendation change"):

  •
  withdraws or modifies in a manner adverse to IBM or Barron Acquisition, or proposes publicly to withdraw or modify in a manner adverse to IBM or Barron Acquisition, the recommendation or declaration of advisability by our board of directors or any of its committees of the merger agreement or the merger;

  •
  recommends or publicly proposes to recommend the approval or adoption of any takeover proposal; or

  •
  resolves or agrees to take any of the foregoing actions; or

  •
  by us, if prior to obtaining stockholder approval, we receive a superior proposal and:

  •
  concurrently with exercising our termination right, we enter into an acquisition agreement in connection with the superior proposal;

  •
  the superior proposal was unsolicited and did not otherwise result from a breach of our covenant relating to no-solicitation;

  •
  we have complied with our covenant relating to no-solicitation in connection with the superior proposal;

  •
  before exercising this termination right, we wait until the fifth business day following IBM's receipt of a written notice advising IBM that our board of directors has received a superior proposal, specifying the terms and conditions of the superior proposal, identifying the person making the superior proposal and stating that our board of directors intends to exercise its right to terminate the merger agreement; and

  •
  we pay a $65,000,000 termination fee concurrently with termination of the merger agreement.

        Conduct of Business Pending the Merger.    Under the merger agreement, we have agreed that prior to the effective time of the merger, subject to certain exceptions, unless we obtain IBM's written consent (and IBM's decision with respect to that consent may not be unreasonably delayed) we will and will cause each of our subsidiaries to carry on our and their businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of our and their present officers, software developers and other key employees and to preserve our and their assets and technology and preserve our and their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with us and them and maintain our and their franchises, rights and permits. In addition, we have agreed that, among other things and subject to certain exceptions, neither we nor any of our subsidiaries may, without IBM's written consent (and IBM's decision with respect to that consent may not be unreasonably delayed):

  •
  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of our or their capital stock or other equity or voting interests, except for dividends by any of our direct or indirect wholly owned subsidiaries to its parent;

  •
  split, combine or reclassify any of our or their capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our or their capital stock or other equity or voting interests;

  •
  purchase, redeem or otherwise acquire any shares of our or their capital stock or other securities or any options, warrants, calls or rights to acquire any shares of our or their capital stock or other securities;

  •
  take any action that would result in any amendment, modification or change of any term of any of our or their debt securities or the exchangeable shares;

  •
  issue, deliver, sell, pledge or otherwise encumber any shares of our or their capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any shares of our or their capital stock, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of our common stock or the value of Rational or any part of Rational other than:

  •
  the issuance of shares of our common stock in exchange for exchangeable shares outstanding on December 6, 2002;

  •
  the issuance of shares of our common stock upon the exercise of stock options or rights under our ESPP outstanding on December 6, 2002 in accordance with their present terms;

  •
  the granting of rights that may arise under the terms of our ESPP, to the extent permitted by the merger agreement;

  •
  the issuance during any three-month period of stock options representing up to 500,000 shares of our common stock in the ordinary course of business consistent with past practice and with an exercise price per share at least equal to the market value of our common stock on the date of issuance (and with other material terms no more favorable to the employee than the terms of the stock options outstanding on December 6, 2002 that were issued under similar circumstances), to any of our non-director or non-executive officer employees in connection with the hiring of that employee, the promotion of that employee or a compensation package granted to that employee in an effort to counter what we reasonably believe to have been a bona fide offer of employment made to that employee by a third party;

  •
  amend or propose to amend our or their certificate of incorporation or bylaws or similar organizational documents;

  •
  acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or division, or acquire or agree to acquire any material assets other than in the ordinary course of business consistent with past practice;

  •
  sell, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its material properties or assets other than in the ordinary course of business consistent with past practice, except for certain permitted liens;

  •
  repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any of our or their debt securities, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the same economic effect;

  •
  make any loans, advances or capital contributions to, or investments in, any other person, other than us or any of our direct or indirect wholly owned subsidiaries;

  •
  incur or commit to incur any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, that, in the aggregate, are in excess of $5,000,000 during any fiscal quarter;

  •
  pay, discharge, settle or satisfy any material claims (including claims of stockholders and any stockholder litigation relating to merger agreement, the merger or any other transaction contemplated by the merger agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the merger agreement, of claims, liabilities or obligations reflected or reserved against in our fiscal 2002 annual audited financial statements or the notes to those financial statements that are included in our filed SEC documents (for amounts not in excess of such reserves) or incurred since the date of those financial statements in the ordinary course of business consistent with past practice;

  •
  waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice;

  •
  waive any material benefits of, or agree to modify in any adverse respect, or consent to any matter with respect to which its consent is required under, any material confidentiality or standstill agreement to which we or they are a party;

  •
  enter into any lease or sublease of real property or modify, amend, terminate or fail to exercise any right to renew any lease or sublease of real property, except for subleases, termination agreements and amendments shortening the term of any lease or sublease, each on commercially reasonable terms with respect to excess real property leased or subleased to us or them;

  •
  modify, amend or terminate any contract to which we or they are a party, or waive, release or assign any rights or claims under any of those contracts, in each case in a manner materially adverse to us and our subsidiaries, taken as a whole;

  •
  enter into any material contract not otherwise prohibited by the merger agreement, including any contracts involving material intellectual property, with the exception that certain specified contracts will be deemed not to be material if entered into in the ordinary course of business consistent with past practice;

  •
  increase in any manner the compensation or benefits of, or pay any bonus to, any Rational personnel, except for increases in the ordinary course of business consistent with past practice in base compensation for Rational personnel (other than our or any of our subsidiaries' executive officers or directors) which were communicated to Rational personnel prior to October 31, 2002;

  •
  except as required to comply with applicable law or any contract, benefit plan or benefit agreement in effect on December 6, 2002:

•
pay to any Rational personnel any benefit not provided for under any contract, benefit plan or benefit agreement in effect on December 6, 2002 other than the payment of base compensation in the ordinary course of business consistent with past practice;

•
except to the extent expressly permitted by the merger agreement, grant any awards under any benefit plan;

•
take any action to fund or in any other way secure the payment of compensation or benefits under any contract, benefit plan or benefit agreement;

•
take any action to accelerate the vesting or payment of any compensation or benefit under any contract, benefit plan or benefit agreement;

•
adopt, enter into or amend any benefit plan or benefit agreement other than offer letters entered into with new employees in the ordinary course of business consistent with past practice that provide, except as required by applicable law, for "at will employment" with no severance benefits;

•
make any material determination under any benefit plan or benefit agreement that is inconsistent with the ordinary course of business or past practice;

•
enter into any material contract if consummation of the transactions contemplated by the merger agreement or our compliance with the provisions of the merger agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any lien in or upon any of the properties or assets of us or IBM or any of our or their respective subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of that contract;

•
enter into any material contract containing any restriction on our or their ability to assign all or any portion of our or their rights, interests or obligations under that contract, unless such restriction expressly excludes any assignment to IBM or any of its subsidiaries in connection with or following the completion of the merger and the other transactions contemplated by the merger agreement;

•
take any action (or omit to take any action) if such action (or omission) would or is reasonably likely to result in any of our representations and warranties set forth in the merger agreement that are qualified as to materiality becoming untrue (as so qualified) or any of our representations and warranties that are not so qualified becoming untrue in any material respect;

•
except as required by applicable law, adopt or enter into any collective bargaining agreement or other labor union contract applicable to our or their employees or terminate the employment of any of our or their employees that has an employment, severance or similar agreement or arrangement with us or them;

•
except as required by GAAP or applicable law, change our or their fiscal year, revalue any of our or their material assets or make any changes in financial or tax accounting methods, principles or practices;

•
engage in certain trade loading practices and other promotional sales or discount activity with any customers or distributors;

•
enter into certain specified types of material contracts; or

•
authorize any of, or commit, resolve or agree to take any of, the actions described in the previous bullet points.

        Commercially Reasonable Efforts.    Except as otherwise limited by the terms of the merger agreement, we and IBM have each agreed to use our commercially reasonable efforts to take actions necessary, proper or advisable to complete the merger, including:

  •
  taking all reasonable actions necessary to satisfy the conditions to the merger;

  •
  obtaining of all necessary actions or nonactions, consents, approvals, orders, authorizations and waivers from governmental entities;

  •
  giving any necessary notices to governmental entities;

  •
  making all necessary registrations, declarations and filings with governmental entities, including filings under the Hart-Scott-Rodino Act;

  •
  taking all reasonable steps necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity; and

  •
  obtaining all necessary consents, approvals or waivers from third parties.

        However, neither we nor IBM is bound under the merger agreement to:

  •
  agree to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of any business of IBM or any of its subsidiaries or any material assets or any material portion of any business of us or any of our subsidiaries;

  •
  litigate any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any governmental entity that:

•
challenges or seeks to restrain or prohibit the completion of the merger;

•
seeks to prohibit or limit in any material respect the ownership or operation by us, IBM or any of our or its respective affiliates of a material portion of our or its business or assets, or to require us, IBM or any of our or its respective affiliates to dispose of or hold separate any material portion of our or its business or assets, as a result of the Merger; or

•
seeks to prohibit IBM or any of its affiliates from effectively controlling in any material respect our business or operations or the business or operations of any of our subsidiaries.

        Amendment; Extension and Waiver.    The merger agreement may be amended by the parties at any time, before or after stockholder approval has been obtained. However, if the merger agreement is to be amended after stockholder approval has been obtained, no amendment will be allowed that by law requires further approval by stockholders of the parties without the further approval of those stockholders. Any amendment must be in writing.

        At any time prior to the effective time of the merger, the parties may

  •
  extend the time for the performance of any of the obligations or other acts of the other parties;

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  •
  waive compliance with any of the agreements or conditions contained in the merger agreement.

        However, after stockholder approval has been obtained, no waiver may be made that by law requires further approval by stockholders of the parties without the further approval of those stockholders. Any extensions or waivers must be in writing.

        Expenses.    The merger agreement provides that regardless of whether the merger is consummated, all expenses incurred by the parties shall be borne by the party incurring such expenses.

        Termination Fee.    The merger agreement requires that we pay IBM a termination fee of $65,000,000 if, among other things:

  •
  (1) a takeover proposal has been publicly proposed by any person (other than IBM or its affiliates) or such a person has publicly announced its intention (whether or not conditional and whether or not withdrawn) to make a takeover proposal or such a takeover proposal or intention has become widely known to our stockholders, (2) the merger agreement is thereafter terminated by either IBM or us because the merger has not been consummated by August 15, 2003, (but only if the special meeting of our stockholders has not been held by the date that is five business days prior to the date of the termination) or the merger agreement is terminated because our stockholders fail to adopt the merger agreement at the special meeting, and (3) within 12 months following the termination of the merger agreement, we or any of our subsidiaries enters into a definitive agreement providing for or completes a takeover proposal;

  •
  the merger agreement is terminated by IBM because our board of directors or any of its committees makes an adverse recommendation change; or

  •
  we terminate the merger agreement concurrently with entering into an acquisition agreement in connection with a superior proposal.

        For purposes of the termination fee provisions of the merger agreement, all references to 15% in the definition of "takeover proposal" will be deemed references to 40%.

        Representations and Warranties.    The merger agreement contains customary representations and warranties relating to, among other things:

  •
  corporate organization and similar matters with respect to each of IBM and us;

  •
  our subsidiaries;

  •
  our capital structure;

  •
  authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities and third parties relating to, the merger agreement and related matters with respect to each of IBM and us;

  •
  documents we have filed with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents and the absence of undisclosed liabilities by us;

  •
  accuracy of information supplied by each of IBM and us in connection with this proxy statement;

  •
  absence of material adverse effects, dividends, stock splits, combinations or reclassifications of capital stock, certain employee-related events, changes in financial or tax accounting methods, tax elections or revaluations of assets, in each case since March 31, 2002;

  •
  outstanding and pending litigation that would have a material adverse effect on us;

  •
  certain of our contracts;

  •
  our compliance with applicable laws and permits;

  •
  absence of change in our benefit plans, employment agreements and labor relations;

  •
  environmental matters that are reasonably likely to have a material adverse effect on us;

  •
  matters relating to the Employee Retirement Income Security Act with respect to us;

  •
  tax matters with respect to us;

  •
  title to our material properties and assets and rights to leasehold interests;

  •
  our intellectual property;

  •
  applicability of certain state takeover statutes' requirements to us and our satisfaction of those statutes;

  •
  required vote of our stockholders;

  •
  our engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and amount of fees payable to other advisors by us in connection with the merger agreement and the merger;

  •
  receipt of fairness opinion from Goldman Sachs;

  •
  interim operations of Barron Acquisition; and

  •
  sufficiency of IBM's capital resources to pay the merger consideration.

        Rational Certificate of Incorporation.    As of the effective time of the merger, our certificate of incorporation, as amended, will be amended and restated to be in the form attached to the merger agreement.

        Rational By-Laws.    The merger agreement provides that the by-laws of Barron Acquisition immediately prior to the effective time of the merger will be the by-laws of the surviving corporation following the merger until changed or amended.

The Commercial Agreement

        General.    Simultaneously with the execution and delivery of the merger agreement, IBM and we entered into the commercial agreement. We have agreed to, among other things, develop, maintain, enhance, make commercially available and support software supporting specified IBM products for a period of three years beginning on December 6, 2002.

        Responsibilities.    The commercial agreement assigns certain responsibilities to both IBM and us. Our responsibilities include:

  •
  identifying our current computer program products and the platforms on which they operate;

  •
  ensuring that certain of our products will be optimized to support certain of IBM's products through the term of the commercial agreement based on a roadmap of our products (which roadmap is an exhibit to the commercial agreement, to be updated every six months starting on December 6, 2003);

  •
  using all commercially reasonable efforts for the term of the commercial agreement to expend a comparable amount of resources, and perform comparable activities and/or programs to market, promote, sell and support the products identified in the commercial agreement as we do for any of our comparable products on any other major platform; and

  •
  providing product support to customers for our products that are licensed, sold or distributed by IBM (in the event that IBM has such resale rights).

        We have also agreed that:

  •
  IBM will be permitted to resell our specified computer program products in the event there is a material breach of our development obligations by us or by an acquiror of us;

  •
  further, if the breach of our development obligations occurs following our acquisition by a direct competitor of IBM, then IBM will be given access to the source code and the right to use and copy the source code for our specified computer program products solely as is necessary to remedy the breach and to support products resold by IBM;

  •
  in the event that IBM has the right to resell our products due to a breach of the commercial agreement, we will deliver products specified by IBM in an IBM purchase order, and will use commercially reasonable efforts to meet IBM's requested delivery dates and quantities;

  •
  in the event that IBM has the right to resell our products due to a breach of the commercial agreement, we will provide IBM with marketing materials related to those products;

  •
  in the event that IBM has the right to resell our products due to a breach of the commercial agreement, we will offer warranty and product support to IBM customers (including, but not limited to, IBM's internal development organizations to the extent they are licensed end users) that are at least as favorable as those we generally offer to our own customers; and

  •
  in the event a customer of IBM returns a product of ours that is resold by IBM, and IBM refunds the customer for the amount paid for the product pursuant to policies equivalent to those under which IBM distributes, sells or licenses its own comparable products, then: (a) IBM may deduct the royalty amount paid to us for the returned product from the next scheduled royalty payment, or (b) we will repay the applicable royalty amount per IBM's instructions, provided in each case that no more than twenty percent of the total quarterly royalty payable to us may be so deducted or repaid in any applicable quarter.

        IBM's responsibilities include:

  •
  identifying the products of ours to be subject to the commercial agreement;

  •
  updating the product identification 30 days after receipt of our product roadmap;

  •
  providing us at no charge with the necessary information, technical assistance and support to enable us to perform the development obligations under the commercial agreement;

  •
  pricing, ordering and billing related to our products resold by IBM;

  •
  cooperating with us to market our products on IBM platforms to internal IBM development organizations; and

  •
  paying to us a percentage of the gross revenues received by it in the event that it resells our products.

        Mutual responsibilities include:

  •
  creating a joint marketing fund to be jointly administered by us and IBM to promote joint marketing and sales of our products identified in the commercial agreement on the IBM selected platforms within 30 days of the execution of the commercial agreement;

  •
  establishing a joint field sales engagement team with the capacity and resources to close at least 100 new worldwide joint-platform customer agreements per year during the term of the commercial agreement; and

  •
  working together to facilitate a reasonable amount of training as is necessary to assist IBM in the sales and support of our products identified in the commercial agreement.

        License Grants and IT Services.    If we or any aquiror of us materially breaches our development obligations, IBM will have a license to resell our products. If we are acquired by a direct competitor of IBM and the acquiror materially breaches our development obligations under the commercial agreement, IBM will have the right to receive, upon request, until the earlier of the second anniversary of the notice of the acquiror's option to terminate or the end of the term of the commercial agreement, a limited, nonexclusive, personal and non-transferable license to internally use, prepare derivative works of and copy our source code as necessary for IBM to remedy the breach and achieve the same result as if the breach had not occurred. The source code license will also be extended for two years after the wind-down period only to the extent necessary for IBM to use the source code internally to provide maintenance to customers who have acquired our products from IBM. In no event shall IBM ever have the right to distribute, license or disclose our source code to any third party (except for contractors working on behalf of IBM).

        Royalties.    To the extent that IBM licenses, distributes or resells our products pursuant to the commercial agreement, IBM will pay to us a royalty based on gross revenue (subject to a minimum) received by IBM (or any entity permitted to exercise IBM's rights) from the distribution or resale of such products including any products created or modified by IBM pursuant to the commercial agreement. Royalties are payable quarterly in U.S. dollars.

        IBM has no payment obligation for our products that are used for the following purposes in connection with the exercise by IBM of its rights to distribute or resell products in the event of a change of control to a direct competitor of IBM or due to a breach of the commercial agreement:

  •
  marketing, demonstrations, customer evaluations and trial use;

  •
  product training and education;

  •
  product support;

  •
  backup and archival purposes;

  •
  bug fixes and error corrections; or

  •
  warranty replacement copies of the products identified in the commercial agreement.

        In addition, IBM shall have no payment obligation to us for the license rights to the source code for our products under the commercial agreement.

        Warranties.    To the extent that IBM has rights to distribute our products identified in the commercial agreement, we have represented and warranted on an ongoing basis that:

  •
  we have sufficient rights to our products identified in the commercial agreement (including associated marks and names) to grant IBM the rights specified in the commercial agreement, and to grant customers the rights specified in our end user license;

  •
  our products identified in the commercial agreement conform to their published specifications and any written representations made by us to IBM or its customers;

  •
  our products identified in the commercial agreement (including, but not limited to, marketing materials) do not infringe any patent, copyright, trademark or trade secret or any other intellectual property rights of any third party, and do not contain any virus or other harmful code;

  •
  upon the effective date of the commercial agreement, we were not aware of any claims against us regarding our products identified in the commercial agreement;

  •
  we comply with any and all laws and/or regulations, including, but not limited to, export laws and/or regulations regarding: (a) the classification of our products identified in the commercial agreement; and (b) distribution of encrypted code contained in these products; and

  •
  where applicable, our products identified in the commercial agreement are euro-ready such that they will correctly process, send, receive, present, store, and convert monetary data in the euro denomination, respecting the euro currency formatting conventions (including the euro symbol).

        Indemnification.    During the term of the commercial agreement, IBM will defend and indemnify and hold harmless us, our subsidiaries and our and their successors and assigns, and any of our and their respective employees and agents, against any losses, expenses (including attorneys' fees), liabilities or damages that any of us or them may suffer or incur during the term of the commercial agreement as a result of any third party claims against any of us or them based on IBM's distribution of our products identified in the commercial agreement except for liabilities, losses or claims that arise from our acts or omissions, and including with respect to any of our products identified in the commercial agreement that may have been modified by IBM under the commercial agreement. To the extent that IBM has rights to distribute our products, we will defend and indemnify IBM, its customers and its and their end users, if a third party makes a claim against them, whether actual or alleged, based on our breach of any of the warranties contained in the commercial agreement and/or based on or related to our end user license. If an infringement claim of any type appears likely or is made against IBM or its customers about our products identified in the commercial agreement, we will obtain the necessary rights for IBM and its customers to continue exercising all rights granted under the commercial agreement, or we will modify the product or its name so that it is non-infringing, or replace it with a product that is functionally equivalent. In addition to any remedies specified in the commercial agreement, IBM may pursue any other remedy it may have in law or in equity. We will pay any settlement amounts we authorize and all costs, damages and attorneys' fees that a court finally awards if IBM promptly provides us notice of the claim, and allows us to control and cooperates with us in the defense of the claim and settlement negotiations. IBM may participate in the proceedings at its option and expense.

        Termination.    Either we or IBM may terminate the commercial agreement on 75 days written notice without future liability and without cause on or after December 6, 2003 in the event that prior to such date, we have not entered into an agreement with a direct competitor of IBM providing for a change of control or been the subject of a change of control transaction involving a direct competitor of IBM.

        Change of Control; Breach.    The commercial agreement provides that on a change of control of Rational, the agreement must be assumed by our acquiror, although the acquiror will have the option to terminate the commercial agreement following a wind-down period. The wind-down period ends on the earlier of the second anniversary of the notice of the acquiror's option to terminate or the end of the term of the commercial agreement. As discussed above, the commercial agreement further provides that if we are acquired by a direct competitor of IBM and the acquiror breaches our development obligations under the commercial agreement, IBM will have the right to receive, upon request, during the remainder of the wind-down period, a limited, nonexclusive, personal and non-transferable license to internally use, prepare derivative works of and copy our source code as necessary for IBM to remedy the breach and achieve the same result as if the breach had not occurred. The source code license will also be extended for two years after the wind-down period only to the extent necessary for IBM to use the source code internally to provide maintenance to customers who have acquired our products from IBM.

Securities Ownership of Certain Beneficial Owners and Management

        The following table shows the common stock beneficially owned as of November 30, 2002 by:

  •
  each person who is known by us to beneficially own 5% or more of our outstanding common stock;

  •
  each individual named in the Summary Compensation Table in our most recent proxy statement;

  •
  each of our directors; and

  •
  all our officers and directors as a group.

        Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after November 30, 2002. The number of shares beneficially owned also includes shares of restricted stock held by the named person. Percentage of beneficial ownership is based on 195,254,423 shares outstanding as of November 30, 2002. Beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC, and which generally set forth ownership interests as of November 30, 2002. Except as otherwise noted, the address of each person listed in the table is c/o Rational Software Corporation, 18880 Homestead Road, Cupertino, CA 95014.

	Shares Owned
	Number of Shares	Approximate Percentage Ownership
5% Stockholders
PRIMECAP Management Company(1) 225 South Lake Avenue, #400, Pasadena, CA 91101	15,142,700	7.8%
Directors and Executive Officers
Paul D. Levy(2)	7,425,302	3.7
Michael T. Devlin(3)	7,827,012	3.9
Thomas F. Bogan(4)	2,329,724	1.2
David H. Bernstein(5)	1,798,557	*
Kevin J. Haar(6)	2,124,134	1.1
Leslie G. Denend(7)	222,000	*
John E. Montague(8)	212,200	*
Allison R. Schleicher(9)	400,664	*
All executive officers and directors as a group (9 persons)(10)	22,778,731	10.7

*
Less than 1% of the outstanding shares of common stock

(1)
Represents all shares held by PRIMECAP Management Company, and affiliated persons based upon the information reported by PRIMECAP Management Company on its Form 13-Gs filed with the SEC as of September 30, 2002.

(2)
Includes 5,102,928 shares purchasable within 60 days of November 30, 2002, 2,701,885 of which are subject to vested options and 2,401,043 of which are subject to unvested options that, if exercised, will be subject to a right of repurchase by Rational until such shares are vested.

(3)
Includes 5,141,690 shares purchasable within 60 days of November 30, 2002, 2,740,647 of which are subject to vested options and 2,401,043 of which are subject to unvested options that, if exercised, will be subject to a right of repurchase by Rational until such shares are vested.

(4)
Includes 2,276,124 shares purchasable within 60 days of November 30, 2002, 1,179,244 of which are subject to vested options and 1,096,880 of which are subject to unvested options that, if exercised, will be subject to a right of repurchase by Rational until such shares are vested.

(5)
Includes 1,777,288 shares purchasable within 60 days of November 30, 2002, 971,032 of which are subject to vested options and 806,256 of which are subject to unvested options that, if exercised, will be subject to a right of repurchase by Rational until such shares are vested. In addition, 11,936 shares are held by Mr. Bernstein and his spouse as trustees of a revocable living trust.

(6)
Includes 1,997,826 shares purchasable within 60 days of November 30, 2002, 1,183,240 of which are subject to vested options and 814,586 of which are subject to unvested options that, if exercised, will be subject to a right of repurchase by Rational until such shares are vested. In addition, 126,308 shares are held by Mr. Haar and his spouse.

(7)
Includes 171,000 shares purchasable within 60 days of November 30, 2002, 78,269 of which are subject to vested options and 92,731 of which are subject to unvested options that, if exercised, will be subject to a right of repurchase by Rational until such shares are vested. In addition, 51,000 shares are held by Mr. Denend and his spouse as trustees of the Denend Trust.

(8)
Includes 205,000 shares purchasable within 60 days of November 30, 2002, 119,832 of which are subject to vested options and 85,168 of which are subject to unvested options that, if exercised, will be subject to a right of repurchase by Rational until such shares are vested.

(9)
Includes 370,664 shares purchasable within 60 days of November 30, 2002, 277,933 of which are subject to vested options and 92,731 of which are subject to unvested options that, if exercised, will be subject to a right of repurchase by Rational until such shares are vested. In addition, 2,000 shares are held by Mr. Schleicher as trustee of a trust for the benefit of his children.

(10)
Includes 17,436,320 shares purchasable within 60 days of November 30, 2002, 9,399,941 of which are subject to vested options and 8,036,379 of which are subject to unvested options that, if exercised, will be subject to a right of repurchase by Rational until such shares are vested.

Stockholder Proposals

        We will hold a 2003 annual meeting of our stockholders only if the merger is not completed.

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2003 annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be included in our proxy material for the 2003 annual meeting of stockholders, stockholder proposals must be received by us no later than March 14, 2003, and have complied with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. In addition, the proxies solicited by management with respect to the 2003 annual meeting of stockholders will confer discretionary voting authority with respect to the stockholder's proposal on the persons selected by management to vote the proxies on any proposals brought before such meeting after May 28, 2003. If a stockholder makes a timely notification, the persons appointed as proxies may still exercise discretionary voting authority under circumstances consistent with the SEC's proxy rules. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to Rational Software Corporation, 18880 Homestead Road, Cupertino, California 95014, Attention: Secretary.

Other Matters

        As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Where You Can Find More Information

        IBM and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that IBM and we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

        Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

        IBM has supplied all information contained in this proxy statement relating to IBM and we have supplied all such information relating to us.

        Our stockholders should not send in their Rational certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent.

        You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated December    •    , 2002. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

EXECUTION COPY

ANNEX A

AGREEMENT AND PLAN OF MERGER

Among

INTERNATIONAL BUSINESS MACHINES CORPORATION,

BARRON ACQUISITION CORP.

and

RATIONAL SOFTWARE CORPORATION

Dated as of December 6, 2002

A-i

A-ii

          AGREEMENT AND PLAN OF MERGER dated as of December 6, 2002 (this "Agreement"), by and among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("Parent"), BARRON ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and RATIONAL SOFTWARE CORPORATION, a Delaware corporation (the "Company").

        WHEREAS the Board of Directors of each of the Company, Parent and Sub deems it in the best interests of their respective stockholders to consummate the merger (the "Merger"), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company, recommended that this Agreement be adopted by the Company's stockholders);

        WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

        WHEREAS concurrently with the execution of this Agreement, certain employees of the Company are entering into agreements with Parent;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

        SECTION 1.01.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

        SECTION 1.02.    Closing.    The closing of the Merger (the "Closing") will take place at 11:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        SECTION 1.03.    Effective Time of the Merger.    Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

        SECTION 1.04.    Effects of the Merger.    The Merger shall have the effects set forth in Section 259 of the DGCL.

        SECTION 1.05.    Certificate of Incorporation and Bylaws.    (a) The Amended and Restated Certificate of Incorporation of the Surviving Corporation, as amended, shall be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, such Amended and Restated Certificate of Incorporation shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until hereafter changed or amended as provided therein or by applicable Law (as defined in Section 3.01(d)).

          (b)  The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        SECTION 1.06.    Directors.    The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 1.07.    Officers.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

        SECTION 2.01.    Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the "Company Common Stock"), or the holder of any shares of capital stock of Sub:

          (a)    Capital Stock of Sub.    Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    All shares of Company Common Stock that are owned by the Company, as treasury stock, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

          (c)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares to be canceled and retired in accordance with Section 2.01(b), (y) the Appraisal Shares (as defined in Section 2.01(d)) and (z) shares of Restricted Stock (as defined in Section 3.01(c)) to the extent set forth in Section 5.04(iii)) shall be converted into the right to receive $10.50 in cash, without interest (the "Merger Consideration"). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

          (d)    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares (the "Appraisal Shares") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the

  Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

        SECTION 2.02.    Exchange of Certificates.    (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"), and, from time to time after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds for the benefit of the holders of Company Common Stock in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

          (b)    Exchange Procedure.    As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail (and shall make available for collection by hand) to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (which instructions shall provide that, at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive from the Paying Agent, on behalf of Parent, as promptly as practicable in accordance with the customary procedures of the Paying Agent, in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person (as defined in Section 8.03) other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c)    No Further Ownership Rights in Company Common Stock.    All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

          (d)    No Liability.    None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.01(d))), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (e)    Lost Certificates.    If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the receipt, at the option of such person, of an indemnity or bond (provided that such indemnity or bond is reasonably satisfactory to the Surviving Corporation) against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration.

          (f)    Withholding Rights.    Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties

        SECTION 3.01.    Representations and Warranties of the Company.    Except as set forth in the letter (with specific reference to the section of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Sub as follows:

          (a)    Organization, Standing and Corporate Power.    Each of the Company and its subsidiaries (as defined in Section 8.03) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company or partnership power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except in the case of clause (i) above with respect to the Company), individually or in the aggregate, is not reasonably likely to have a material adverse effect (as defined in Section 8.03) on the Company. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws and the certificate of incorporation and bylaws (or similar organizational documents) of each of its subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives true and complete copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its subsidiaries held since January 1, 1999.

          (b)    Subsidiaries.    Section 3.01(b) of the Company Disclosure Letter lists each subsidiary of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except for transfer restrictions imposed by applicable securities laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

          (c)    Capital Structure.    (i) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock. At the close of business on December 4, 2002, (A) 195,254,867 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (B) 16,188,118 shares of Company Common Stock were held by the Company as treasury shares, (C) options to acquire 60,998,508 shares of Company Common Stock from the Company pursuant to the 1997 Stock Option Plan (as amended), the 1997 Supplemental Stock Plan (as amended), the 1998 Indian Stock Option Plan, the 2000 Director Option Plan and any other plan or arrangement providing for the grant of options to service providers (including employees, directors and consultants) to the Company or any of its affiliates (as defined in Section 8.03) or any predecessors thereto (such plans, collectively, the "Company Stock Plans") were issued and outstanding, (D) 4,000,000 shares of Company Common Stock were reserved and available for issuance pursuant to the 1998 Employee Stock Purchase Plan (the "ESPP"), (E) 3,588,620 shares of Company Common Stock were subject to a right of repurchase by the Company, subject to forfeiture back to the Company and/or subject to transfer or lock-up restrictions (such shares, together with any similar shares issued after December 4, 2002, are herein referred to as "Restricted Stock"). No shares of Company Common Stock are owned by any subsidiary of the Company. The Company has delivered to Parent a true and complete list, as of the close of business on December 4, 2002, of (x) all outstanding options or other rights to purchase or acquire Company Common Stock granted under the Company Stock Plans or otherwise (such options and rights, together with any similar options or rights issued after December 4, 2002, are herein referred to as "Stock Options"), the number of shares subject to each such Stock Option, the grant dates and exercise prices and vesting schedule of each such Stock Option and the names of the holders thereof and (y) all shares of Restricted Stock, the date any forfeiture or repurchase condition lapses for each share of Restricted Stock, any repurchase price for any share of Restricted Stock and the names of the holders thereof. As of the date of this Agreement, other than the Stock Options, rights under the ESPP, the Restricted Stock, the Convertible Notes (as defined in Section 3.01(c)(ii)) and the Exchangeable Shares (as defined in Section 3.01(c)(ii)), there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, or on a deferred basis or otherwise. As of the close of business on December 4, 2002, there were outstanding rights to purchase 237,014 shares of

  Company Common Stock under the ESPP, based on the assumption that the value of Company Common Stock on the last day of the Exercise Period (as defined in Section 5.04(g)) will be equal to the Merger Consideration. As of the end of the most recent semi-monthly payroll period ending prior to the date of this Agreement, the aggregate amount credited to the accounts of the participants in the ESPP was $1,334,390 and the aggregate amount credited to such accounts for such semi-monthly payroll period was $689,251.

            (ii)  Except as set forth above and except for 13,997,670 shares of Company Common Stock reserved for issuance upon conversion of the Company's 5% Convertible Subordinated Notes due 2007 outstanding as of the date of this Agreement (the "Convertible Notes") and 355,204 shares of Company Common Stock reserved for issuance upon redemption or retraction of the Class A Non-Voting Preference Shares in the capital of 1386501 Ontario Limited (the "Exchangeable Shares"), as of the close of business on December 4, 2002, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. Since December 4, 2002, until the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Stock Options or rights under the ESPP, in each case outstanding on such date as required by their terms as in effect on the date of this Agreement or pursuant to the exchange of Exchangeable Shares for Company Common Stock and (y) there have been no issuances by the Company of options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock or other equity or voting interests from the Company or other rights that are linked in any way to the price of Company Common Stock or the value of the Company or any part thereof, other than for rights that may have arisen under the ESPP. As of the date of this Agreement, there are no outstanding stock appreciation rights, phantom stock awards or other rights (other than rights that may have arisen under the ESPP) that are linked in any way to the price of the Company Common Stock or the value of the Company or any part thereof whether or not granted in tandem with a related Stock Option.

            (iii)  All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans and the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Convertible Notes and the Exchangeable Shares, there are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries, and (B) except as set forth above, securities or other instruments or obligations of the Company or any of its subsidiaries, in each case, the value of which is in any way based upon or derived from any capital or voting stock of the Company or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its subsidiaries may vote. Except (A) as set forth above, (B) for rights that have arisen under the ESPP and (C) for the Convertible Notes and the Exchangeable Shares, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, contract, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. Except for shares of Restricted Stock, there are not any outstanding contractual obligations of the Company or any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of its subsidiaries. The Company is not a party to any voting agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries and, to the knowledge of the Company (as defined in Section 8.03), as of the date of this Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries.

            (iv)  The conversion price per share of Company Common Stock of any debt securities of the Company or any of its subsidiaries convertible into shares of Company Common Stock as of the date of this Agreement is as set forth on Section 3.01(c)(iv) of the Company Disclosure Letter.

          (d)    Authority; Noncontravention.    The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval (as defined in Section 3.01(r)) and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company's stockholders to be held as set forth in Section 5.01(b), and (iv) recommending that the Company's stockholders adopt this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its subsidiaries to require the Company or any of its subsidiaries to acquire such security), any provision of (i) the Certificate of Incorporation, as amended, or the Bylaws, as amended, of the Company or the certificate of incorporation or bylaws (or similar organizational documents) of any of its subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, permit, concession, franchise, license or legally binding arrangement or understanding (each, a "Contract") to which the Company or any of its subsidiaries is a party or bound by or any of their respective properties or assets are bound by or subject to or otherwise under which the Company or any of its subsidiaries has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation (each, a "Law") or (B) judgment, order or decree ("Judgment"), in each case, applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not reasonably likely to (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the adoption of this Agreement by the Company's stockholders (as amended or supplemented from time to time, the "Proxy Statement") and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of The Nasdaq Stock Market Inc. and (5) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made individually or in the aggregate are not reasonably likely to (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement.

          (e)    SEC Documents.    The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Company since January 1, 1999 (together with all information incorporated therein by reference, the "SEC Documents"). No subsidiary of the Company is required to file any report, schedule, form, statement or other document with the SEC. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, and none of the SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement (a "Filed SEC Document") has been revised or superseded by a later filed Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of the Company included in the SEC Documents comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as set forth in the Filed SEC Documents, the Company and its subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate are reasonably likely to have a material adverse effect on the Company.

          (f)    Information Supplied.    None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 5.01(b)) or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          (g)    Absence of Certain Changes or Events.    Since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has not been (A) any material adverse effect on the Company or any state of facts, change, development, effect or occurrence that is reasonably likely to result in a material adverse effect on the Company, (B) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (C) prior to the date of this Agreement, any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries, (D) prior to the date of this Agreement, (v) (I) any granting by the Company or any of its subsidiaries to any current or former director, officer, employee, independent contractor or consultant of the Company or any of its subsidiaries (collectively, "Company Personnel") of any bonus opportunity or any increase in any type of compensation or benefits, except for grants of bonus opportunities and increases of base compensation, in each case, prior to the date of this Agreement in the ordinary course of business consistent with past practice, or (II) any payment by the Company or any of its subsidiaries to any Company Personnel of any bonus, except for bonuses paid or accrued prior to the date of this Agreement in the ordinary course of business consistent with past practice, (w) any granting by the Company or any of its subsidiaries to any Company Personnel of any severance or termination pay or of the right to receive any severance or termination pay or increases therein except for any granting of such pay or rights prior to the date of this Agreement in the ordinary course of business consistent with past practice, (x) any entry by the Company or any of its subsidiaries into, or any amendment of, (I) any currently effective employment, deferred compensation, severance, termination, employee benefit, loan, indemnification, stock repurchase, consulting or similar agreement (other than in the ordinary course of business consistent with past practice) between the Company or any of its subsidiaries, on the one hand, and any Company Personnel, on the other hand, or (II) any agreement between the Company or any of its subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (all such agreements under this clause (x), including any agreement of a type referred to in this Section 3.01(g)(D)(x)(II) which is entered into on or after the date hereof, collectively, "Benefit Agreements"), (y) any material amendment of any incentive award (including Stock Options, stock appreciation rights, performance units, restricted stock, stock repurchase rights or other stock-based or stock-related awards) or the material removal or modification of any restrictions in any such award or (z) any material amendment to, or material modification of, any Company Stock Plan or the ESPP, (E) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a material adverse effect on the Company, (F) prior to the date of this Agreement, any change in financial or tax accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law, (G) prior to the date of this Agreement, any tax election that individually or in the aggregate is reasonably likely to have a material adverse effect on the Company or any of its tax attributes or any settlement or compromise of any material income tax liability or (H) prior to the date of this Agreement, any revaluation by the Company or any of its subsidiaries of any of the material assets of the Company or any of its subsidiaries, except as required by GAAP.

        (h)    Litigation.    There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that individually or in the aggregate is reasonably likely to have a material adverse effect on the Company, nor is there any applicable Law or Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Entity involving the Company or any of its subsidiaries that individually or in the aggregate is reasonably likely to have a material adverse effect on the Company.

        (i)    Contracts.    (i) Except for Contracts filed as exhibits to the Filed SEC Documents (including any form of Contract so filed), none of the Company or any of its subsidiaries is a party to or bound by or otherwise has rights or benefits under, and none of their respective properties or assets are bound by or subject to, any Contracts that are required to be filed as an exhibit to any Filed SEC Document under the Exchange Act and the rules and regulations promulgated thereunder. Except for Contracts (including forms of Contracts) filed as exhibits to the Filed SEC Documents, as of the date of this Agreement, none of the Company or any of its subsidiaries is a party to or bound by or otherwise has rights or benefits under, and none of their respective properties or assets are bound by or subject to, any of the following Contracts, written or oral, under which obligations remain outstanding:

            (A)  material Contract not made in the ordinary course of business and not otherwise listed on Sections 3.01(i)(i)(B) through (T) of the Company Disclosure Letter;

            (B)  Contract pursuant to which the Company or any of its subsidiaries has agreed not to compete with any person or to engage in any business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

            (C)  Contract providing for "exclusivity" or any similar requirement or pursuant to which the Company or any of its subsidiaries is restricted in any material respect, or which after the

    Closing would restrict Parent or any of its subsidiaries (other than the Company or any of its subsidiaries), with respect to the development, manufacture, marketing or distribution of their respective products or services (other than restrictions entered into in the ordinary course of business consistent with past practice);

            (D)  material Contract with (A) any affiliate of the Company or any of its subsidiaries, (B) any Company Personnel, (C) any union or other labor organization or (D) any affiliate of any such person (other than, in each case, (w) Contracts on arm's-length terms with companies whose common stock is publicly traded, (x) offer letters, employment agreements or consulting agreements providing solely for "at will" employment with no right to severance benefits except as required by applicable Law, (y) invention assignment and confidentiality agreements relating to the assignment of inventions to the Company or any of its subsidiaries not involving the payment of money and (z) Benefit Plans and Benefit Agreements referred to in Section 3.01(m));

            (E)  license or franchise granted by the Company or any of its subsidiaries pursuant to which the Company or any such subsidiary has agreed to refrain from granting license or franchise rights to any other person;

            (F)  (i) Contract under which the Company or any of its subsidiaries has incurred any indebtedness (other than payables in the ordinary course of business) that is currently owing, other than Contracts under which the Company and its subsidiaries have incurred indebtedness of less than $3,000,000 in the aggregate or (ii) Contract under which the Company or any of its subsidiaries has given any guarantee in respect of indebtedness, other than Contracts under which the Company and its subsidiaries have given guarantees in respect of indebtedness of less than $3,000,000 in the aggregate;

            (G)  material Contract (except for this Agreement) that requires consent, approval or waiver of, or notice to, a Governmental Entity or other third party in the event of or with respect to the Merger, including in order to avoid termination of or loss of a material benefit under any such Contract;

            (H)  material Contract (other than any Contract with Parent or any of its subsidiaries) containing any provisions (x) prohibiting or imposing any restrictions on the assignment of all or any portion thereof by the Company or any of its subsidiaries to any other person (without regard to any exception permitting assignments to subsidiaries or affiliates), or (y) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will conflict with, result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a material benefit, or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person;

            (I)  material Contract providing for payments of royalties or other license fees to third parties, other than (x) any such fees not to exceed $1,000,000 per year pursuant to license agreements with respect to Intellectual Property that is limited to the internal use of the Company or any of its subsidiaries and (y) Contracts of a type listed in Section 3.01(Q);

            (J)  Contract granting a third party any license to any of the Company's material Intellectual Property that is not limited to the internal use of such third party, other than in the ordinary course of business consistent with past practice;

            (K)  Contract pursuant to which the Company or any of its subsidiaries has been granted by a third party any license to (x) any material Intellectual Property (other than third party code) or (y) any material third party code that is incorporated in any of the Company's products, other than nonexclusive licenses obtained in the ordinary course of business of the Company and its subsidiaries consistent with past practice and other than, in the case of (x), any license agreements with respect to Intellectual Property that is limited to the internal use of the Company or any of the subsidiaries and provide for payments of royalties or other license fees not to exceed $1,000,000 per year;

            (L)  Contract granting the other party to such Contract or a third party "most favored nation" status that, following the Merger, would in any way apply to Parent or any of its subsidiaries (other than the Company following the Merger);

            (M) Contract (x) providing for any license or franchise granted by the Company or any of its subsidiaries pursuant to which the Company or any of its subsidiaries has agreed or is required to provide any third party with access to source code that is material to any material product of the Company or any of its subsidiaries or to provide for such source code to be put in escrow or (y) containing a provision having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code that is material to any material product of the Company or any of its subsidiaries or that any such source code be released from escrow and provided to any third party (any such Contract described in clauses (x) or (y), a "Code Release Agreement");

            (N)  Contract containing any "non-solicitation" or "no-hire" provision that restricts the Company or any of its subsidiaries;

            (O)  Contract for any material joint venture or partnership;

            (P)  Contract for any alliance or similar arrangement between the Company or any of its subsidiaries, on the one hand, and any of the persons set forth on Section 3.01(i)(i)(P) of the Company Disclosure Letter or their respective subsidiaries, on the other hand, (any such Contract, an "Alliance Contract");

            (Q)  material Contract for any development, marketing, resale, distribution or similar arrangement relating to any product or service;

            (R)  material Contract entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding;

            (S)  Contract between the Company or any of its subsidiaries and any of the ten largest customers of the Company and its subsidiaries (determined on the basis of revenues received by the Company or any of its subsidiaries in the four consecutive fiscal quarter period ended June 30, 2002) (the "Major Customers", and each such Contract, a "Major Customer Contract"); and

            (T)  Contract which (I) has aggregate future sums due from the Company or any of its subsidiaries in excess of $750,000 and is not terminable by the Company or any such subsidiary (x) for a cost of less than $300,000 or (y) on 90 (or fewer) days' notice or (II) is entered into prior to the date of this Agreement and is otherwise material to the business of the Company and its subsidiaries, taken as a whole, as presently conducted.

  Each Contract of the Company or any of its subsidiaries of a type listed in Section 3.01(i)(i) of this Agreement (each such Contract, whether or not filed as an exhibit to the Filed SEC Documents, a "Material Contract") is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or its subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect, to be legal, valid and binding or to be enforceable that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. Each of the Company and its subsidiaries has performed or is performing all material obligations required to be performed by it under its Material Contracts and is not (with or without notice or lapse of time or both) in breach or default in any material respect thereunder, and, to the knowledge of the Company, no other party to any of its Material Contracts is (with or without notice or lapse of time or both) in breach or default in any material respect thereunder except, in each case, for such breaches, defaults, waivers or failures that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. To the knowledge of the Company, there are no circumstances that are reasonably likely to occur that could reasonably be expected to adversely affect the ability of the Company or any of its subsidiaries to perform its obligations under any Material Contract, except for such circumstances that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company.

            (ii)  As of the date of this Agreement, the Company has made available to Parent true and complete copies of all Material Contracts listed on Section 3.01(i) of the Company Disclosure Letter, including copies of any (A) Code Release Agreements, (B) Major Customer Contracts and (C) Alliance Contracts. As of the date of this Agreement, none of the Major Customers has terminated, failed to renew or requested any material amendment to any of its Major Customer Contracts, or any of its existing relationships, with the Company or any of its subsidiaries.

          (j)    Compliance with Laws.    Each of the Company and its subsidiaries is, and since January 1, 1999 has been, in compliance with all applicable Laws and Judgments of any Governmental Entity applicable to their businesses or operations, except for instances of possible noncompliance that individually or in the aggregate are not reasonably likely to (i) have a material adverse effect on the Company, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (iii) prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement. None of the Company or any of its subsidiaries has received, since January 1, 1999 and through the date of this Agreement, a notice or other written communication alleging a possible violation by the Company or any of its subsidiaries of any applicable Law or Judgment of any Governmental Entity applicable to its businesses or operations, except for such violations that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. The Company and its subsidiaries have in effect all Federal, state and local, domestic and foreign, governmental consents, approvals, orders, authorizations, certificates, filings, notices, permits, concessions, franchises, licenses and rights (collectively "Permits") necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted and there has occurred no violation of, or default (with or without notice or lapse of time or both) under, or event giving to any other person any right of termination, amendment or cancellation of, any such Permit, except for the lack of Permits and for such violations, defaults or events that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. The Merger, in and of itself, is not reasonably likely to cause the revocation or cancellation of any such Permit, which revocation or cancellation is reasonably likely to have a material adverse effect on the Company.

          (k)    Absence of Changes in Benefit Plans; Labor Relations.    Except as disclosed in the Filed SEC Documents, since the date of the most recent audited financial statements included in the

  Filed SEC Documents and through the date of this Agreement, none of the Company or any of its subsidiaries has terminated, adopted, amended in any material respect or agreed to amend in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option (including the Company Stock Plans), phantom stock, performance, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding (whether or not subject to the laws of the United States) maintained, contributed to or required to maintained or contributed to by the Company, any of its subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a "Commonly Controlled Entity"), in each case, providing benefits to any Company Personnel (all such plans, arrangements or understandings including any such plan, arrangement or understanding which is entered into or adopted on or after the date hereof, collectively, "Benefit Plans") or made any material change in the manner in which contributions to any Pension Plans (as defined in Section 3.01(m)) are made or the basis on which such contributions are determined. Except as disclosed in the Filed SEC Documents, neither the Company nor any of its subsidiaries is a party to any Benefit Agreement. There are no collective bargaining or other labor union agreements to which the Company or any of its subsidiaries is a party or by which it is bound. Since January 1, 1999 and through the date of this Agreement, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or, to the knowledge of the Company, threatened employee strikes, work stoppages, slowdowns or lockouts. Except with respect to instances that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company, each of the Company and its subsidiaries (i) is, and since January 1, 1999 has been, in compliance with all applicable Laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and (ii) is not, and since January 1, 1999 has not, engaged in any unfair labor practice. Prior to the date of this Agreement, the Company has not received written notice of any unfair labor practice charge against the Company or any of its subsidiaries which is pending and, to the knowledge of the Company, there is no unfair labor practice charge against the Company or any of its subsidiaries threatened before the National Labor Relations Board or any comparable Governmental Entity.

          (l)    Environmental Matters.    Except with respect to instances that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company: (i) the Company and each of its subsidiaries are in compliance with all applicable Environmental Laws (as defined below); (ii) the Company and each of its subsidiaries have, and are in compliance with, all Permits required under Environmental Laws for the operation of their respective businesses and all such Permits are valid and in good standing; (iii) there are no pending, or to the knowledge of the Company or any of its subsidiaries, threatened Environmental Claims (as defined below) against the Company or any of its subsidiaries; (iv) neither the Company nor any of its subsidiaries have received notice that the Company or any of its subsidiaries is in non-compliance with any Environmental Law or subject to potential liability under any Environmental Law, including potential liability for the costs of investigating or remediating contaminated property pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, or analogous state law; (v) there have been no Releases (as defined below) or threatened Releases of Hazardous Substances (as defined below) on, at, under or about any properties currently or, during the period of ownership or operation by the Company or any of its subsidiaries, formerly owned, leased or operated by the Company or any of its subsidiaries, or any of their respective predecessors, and neither the Company nor any of its subsidiaries has Released, disposed of or arranged for the disposal of Hazardous Substances at any on-site or off-site location; (vi) there are no facts, circumstances or conditions that are reasonably likely to give rise to any liability of, or form the basis of an Environmental Claim against, the Company or any of its subsidiaries in connection with any Environmental Law; and (vii) neither the Company nor any of its subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that are reasonably likely to result in any Environmental Claim against the Company or any of its subsidiaries. For purposes of this Agreement, the term "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location or (y) the failure to comply with any Environmental Law. For purposes of this Agreement, the term "Environmental Laws" shall mean any applicable Federal, state or local, domestic or foreign, statutes, laws, regulations, ordinances, rules, codes, enforceable requirements, agreements, orders, decrees, judgments, Permits or injunctions issued, promulgated or entered into by any Governmental Entity relating to protection of the environment, natural resources or human health and safety, or to the use, management, disposal, Release or threatened Release of Hazardous Substances. For purposes of this Agreement, the term "Hazardous Substances" shall mean any explosive, radioactive, toxic or hazardous substances or materials (including asbestos or asbestos-containing materials, polychlorinated biphenyls, petroleum and petroleum products, and any other substances or materials defined as, or included in the definition of, "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances") but excluding office and janitorial supplies properly and safely maintained. For purposes of this Agreement, the term "Release" shall mean any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, leaching, injecting, dumping, disposing or migrating into or through the environment.

          (m)    ERISA Compliance.    (i) Section 3.01(m)(i) of the Company Disclosure Letter contains a list of all "employee welfare benefit plans" (as defined in Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended "ERISA")), "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (each, a "Pension Plan") and all other Benefit Plans and all material Benefit Agreements that are in effect as of the date of this Agreement. The Company has made available to Parent true, complete and correct copies of (1) each Benefit Plan and each material Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, descriptions thereof), (2) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan, (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in accordance with its terms, except where the failure so to be administered individually or in the aggregate is not reasonably likely to have a material adverse effect on the Company. The Company and its subsidiaries and all the Benefit Plans are in compliance with all applicable provisions of ERISA, the Code and all other applicable Laws, except for instances of possible noncompliance that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company.

            (ii)  All Pension Plans intended to be tax qualified are so qualified and have been the subject of determination letters from the IRS or other Governmental Entity with respect to all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or have a remaining period of time under applicable Law to submit such determination letter to the effect that such Pension Plans are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no determination letter has been revoked (or has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Pension Plan that would adversely affect the qualification of such Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA, except for events that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. All Pension Plans required to have been approved by any foreign Governmental Entity have been so approved or timely submitted for approval, no such approval has been revoked (nor has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Pension Plan that would affect any such approval relating thereto or increase the costs relating thereto, except for events that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. The Company has made available to Parent a true, complete and correct copy of the most recent determination or approval letter received with respect to each Pension Plan, as well as a true, complete and correct copy of each pending application for a determination or approval letter, if any.

            (iii)  Neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Title IV of ERISA or is otherwise a defined benefit pension plan.

            (iv)  There are no understandings, agreements or undertakings, written or oral, that would prevent any Benefit Plan that is an employee welfare benefit plan as defined in Section 3(l) of ERISA (each, a "Welfare Plan") (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the Effective Time (except for accrued benefits payable thereunder or ordinary administrative expenses). No Welfare Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

            (v)  No Company Personnel will be entitled to any additional compensation or benefits under any Benefit Plan or Benefit Agreement or any acceleration of the time of payment or vesting of any compensation or benefits as a result of the transactions contemplated by this Agreement or any benefits the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement (alone or in conjunction with the termination of employment, other than a termination by the Company, at or following the Effective Time) will (A) trigger any funding (through a grantor trust or otherwise) of any compensation or benefits or (B) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, any Benefit Plan or Benefit Agreement.

            (vi)  The deduction of any amount payable pursuant to the terms of the Benefit Plans or Benefit Agreements will not be subject to disallowance under Section 162(m) of the Code or any other applicable Law.

          (vii)  Since January 1, 1999 and through the date hereof, neither the Company nor any of its subsidiaries has received notice of, and, to the knowledge of the Company, there are no (A) pending termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or Benefit Agreement that individually or in the aggregate are reasonably likely to have a material adverse effect on the Company or (B) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Benefit Plan or Benefit Agreement.

          (viii)  All contributions, premiums and benefit payments under or in connection with the Benefit Plans or Benefit Agreements that are required to have been made by the Company or any of its subsidiaries have been timely made in all material respects. Neither the Company nor any of its subsidiaries has incurred any unfunded liabilities in relation to any Benefit Plan or Benefit Agreement. No Pension Plan has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

            (ix)  With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company, any of its subsidiaries or any of their respective employees has engaged that could subject the Company, any of its subsidiaries or any of their respective employees, or, to the knowledge of the Company, a trustee or other fiduciary of any trust created under any Benefit Plan, to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law and (B) none of the Company, any subsidiary of the Company, or, to the knowledge of the Company, any trustee or other fiduciary of any Benefit Plan has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company, any subsidiary of the Company or, to the knowledge of the Company, any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable Law.

            (x)  The Company and its subsidiaries do not have any material liability or obligations, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any of its subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its subsidiaries.

            (xi)  Each of the Company Personnel set forth on Section 3.01(m)(xi)(A) of the Company Disclosure Letter has executed and delivered a binding agreement that includes a provision substantially similar to the provision set forth on Section 3.01(m)(xi)(A) of the Company Disclosure Letter, each of the Company Personnel set forth on Section 3.01(m)(xi)(B) of the Company Disclosure Letter has executed and delivered a binding agreement substantially in the form set forth on Section 3.01(m)(xi)(B) of the Company Disclosure Letter and each of the Company Personnel set forth on Section 3.01(m)(xi)(C) of the Company Disclosure Letter has executed and delivered a binding agreement substantially in the form set forth on Section 3.01(m)(xi)(C) of the Company Disclosure Letter and, in each case, copies of such agreements have been provided to Parent. Other than the Company Personnel set forth on Section 3.01(m)(xi)(A) or (C) of the Company Disclosure Letter and except as provided in Section 5.04(a)(ii) or Section 5.04(g), (i) no Company Personnel has entered into any employment agreement or arrangement with the Company or any of its affiliates that differs in any material respect from the form offer letter that is used by the Company or its affiliates in the country in which such Company Personnel is employed (which shall be provided to Parent within three weeks of the date hereof), or (ii) no Company Personnel is entitled to receive any (A) severance, termination or similar benefits in an amount that is more than $25,000 greater than (I) the minimum amount required to be provided by any applicable Law or (II) the amount provided pursuant to the severance plan listed on Section 3.01(m)(i) of the Company Disclosure Letter, as applicable, (B) bonus payments in excess of $25,000 (other than bonus payments made in the ordinary course of business consistent with past practice pursuant to a broad-based bonus program which is set forth on Section 3.01(m)(i) of the Company Disclosure Letter) or compensation provided outside the ordinary course of business (including any relocation bonus or benefit, or any compensation, indemnity or tax gross-up agreement related to the maintenance or sale of any residence) under existing agreements with, or plans or programs of, the Company or any of its affiliates or (C) any other payment or benefit that is related to, or contingent upon, the consummation of the transactions contemplated by this Agreement, including, without limitation, the accelerated vesting of Stock Options and shares of Restricted Stock or the forgiveness of indebtedness owed by such Company Personnel to the Company or any of its affiliates and (iii) to the actual knowledge of the Relevant Executives (as defined below) after reasonable inquiry and investigation, no Company Personnel is entitled to receive any of the payments or benefits described in clauses (ii)(A) or (B) above without regard to the $25,000 threshold contained in such clauses. For purposes of this Agreement, the term "Relevant Executives" means each executive officer of the Company or any of its subsidiaries and any other person reporting to such officer who had knowledge of the transactions contemplated by this Agreement prior to the date hereof.

          (n)    Taxes.    (i) Each of the Company and its subsidiaries and each Company Affiliated Group (as defined below) has timely filed all Federal, state and local, domestic and foreign, income and franchise tax returns and reports and all other tax returns and reports required to be filed by it and all such returns and reports are complete and correct, except for such failures to file or to be complete and correct that individually or in the aggregate are not reasonably likely to result in a material liability for the Company. Each of the Company and its subsidiaries and each Company Affiliated Group has timely paid all taxes due with respect to the taxable periods covered by such returns and reports and all other taxes, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements, except for failures to pay or reserve for such taxes that individually or in the aggregate are not reasonably likely to result in a material liability for the Company.

            (ii)  No Federal, state or local, domestic or foreign, income or franchise tax return or report or any other material tax return or report of the Company or any of its subsidiaries or any Company Affiliated Group is currently under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of its subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company, any of its subsidiaries or any Company Affiliated Group (except for those arising after the date of this Agreement that individually or in the aggregate are not reasonably likely to result in a material liability for the Company). Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid. No issues relating to taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no issues relating to taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period, except for issues first raised after the date of this Agreement that individually or in the aggregate are not reasonably likely to result in a material liability for the Company. All assessments for taxes due and owing by the Company, any of its subsidiaries or any Company Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. As of the date of this Agreement, no Federal, state or local, domestic or foreign, tax return or report of the Company or any of its subsidiaries or any Company Affiliated Group has ever been under audit or examination by the IRS or other relevant taxing authority. The relevant statute of limitations is closed with respect to the United States Federal tax returns of the Company and its subsidiaries.

            (iii)  There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any taxes has been executed or filed with any taxing authority.

            (iv)  No Liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory Liens for taxes not yet due and Liens for taxes that the Company or any of its subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves have been established.

            (v)  None of the Company or any of its subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

            (vi)  None of the Company or any of its subsidiaries will be required to include in a taxable period ending after the Effective Time material taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed SEC Documents) in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state or local tax law, domestic or foreign, or for any other reason.

          (vii)  No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any Company Personnel who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Benefit Plan, Benefit Agreement or other compensation arrangement currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code) and no such disqualified individual is entitled to receive any additional payment (e.g., any tax gross-up or other payment) from the Company, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

          (viii)  The Company and its subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Federal, state or local laws, domestic or foreign) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable Laws, except for failures to withhold or pay over that individually or in the aggregate are not reasonably likely to result in a material liability for the Company.

            (ix)  The Company and its subsidiaries (i) have filed all required tax returns with respect to any and all taxes attributable to or resulting from the Company's "CV/BV" structure, (ii) have either paid all such taxes or established adequate reserves for such taxes on the Company's financial statements in accordance with GAAP, and (iii) have included in gross income for U.S. tax purposes all amounts required to be so included that are attributable to the "CV/BV" structure.

            (x)  For purposes of this Agreement, "taxes" shall include all (A) Federal, state and local, domestic and foreign, income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto, and any obligations under any Contracts with any other person with respect to such amounts, (B) liability for the payment of any amounts of the types described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (C) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (A) or (B). For purposes of this Agreement, "Company Affiliated Group" shall mean each affiliated, combined, consolidated or unitary group of which the Company or any of its subsidiaries is or has been a member.

          (o)    Title to Properties.    (i) The Company and each of its subsidiaries has good and marketable title to, or valid and enforceable leasehold interests in, all of its material properties and assets, except for such properties and tangible assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants, taxes that are not yet delinquent and similar encumbrances that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. All such material tangible assets and properties, other than assets and properties in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens, except for Permitted Liens and Liens that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company.

            (ii)  Each of the Company and its subsidiaries is in compliance in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such instances of noncompliance or failures to be in full force and effect that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all such material leases, except for failures to do so that individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company.

            (iii)  Section 3.01(o)(iii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete list of (A) all material real property and interests in real property owned in fee by the Company or any of its subsidiaries and (B) all material real property and interests in real property leased by the Company or any of its subsidiaries.

          (p)    Intellectual Property.    (i) Section 3.01(p)(i) of the Company Disclosure Letter lists all issued patents, patent applications, registered trademarks, applications for registered trademarks, registered trade names, registered service marks, registered copyrights and applications therefor owned by the Company or any of its subsidiaries as of the date of this Agreement. The Company has made available to Parent true and correct copies of, and Section 3.01(p)(i) of the Company Disclosure Letter lists, all material license agreements relating to the Company's or its subsidiaries' Intellectual Property to which the Company or any of its subsidiaries is a party as of the date of this Agreement, other than (except with respect to licenses or rights referred to in item (ii)(L) below) nonexclusive licenses granted in the ordinary course of the business of the Company and its subsidiaries consistent with past practice.

            (ii)  (A) The Company and each of its subsidiaries owns, or is licensed or otherwise has the right to use, (x) all Intellectual Property necessary for the conduct of all material parts of its business as currently conducted by the Company and (y) all other material Intellectual Property used in the conduct of any material part of its business.

              (B)  All issued patents, patent applications, registered trademarks, registered trademark applications, registered trade names, registered service marks and registered copyrights of the Company or any of its subsidiaries have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect, except where the absence of any such registration, filings or payments, as applicable, is not reasonably likely to have a material adverse effect on the Company.

              (C)  None of the products or services of the Company or any of its subsidiaries, taken as a whole, is infringing upon or otherwise violating the Intellectual Property rights of any third party, other than any infringements or violations that are not reasonably likely to have a material adverse effect on a material product of the Company.

              (D)  None of the products or services of the Company or any of its subsidiaries has infringed upon or otherwise violated the Intellectual Property rights of any third party, except for any infringements or violations which individually or in the aggregate are not reasonably likely to result in any material liability for the Company or any of its subsidiaries.

              (E)  The Company has not received notice of, and does not otherwise have knowledge of, any suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened with respect to, and the Company has not been notified in writing of, any possible infringement or other violation by the Company or any of its subsidiaries or any of its or their products or services of the rights of any person with regard to any Intellectual Property, except for such infringements or violations which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company.

              (F)  To the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by the Company or any of its subsidiaries, except for such infringements or violations which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company.

              (G)  Each of the former or current members of management or key personnel of the Company or any of its subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by the Company or any of its subsidiaries, have assigned or otherwise transferred to the Company all ownership and other rights of any nature whatsoever (to the extent permitted by law) of such person in any Intellectual Property owned, intended to be owned or used by the Company or any of its subsidiaries, except where the failure to do so is not reasonably likely to have a material adverse effect on a material product of the Company and none of the former or current members of management or key personnel of the Company or any of its subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by the Company or any of its subsidiaries, have a valid claim against the Company or any of its subsidiaries in connection with the involvement of such persons in the conception and development of any computer software or other Intellectual Property owned, intended to be owned or used by the Company or any of its subsidiaries, and no such claim has been asserted or, to the knowledge of the Company, threatened, in each case, other than claims that are not reasonably likely to have a material adverse effect on a material product of the Company.

              (H)  The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to any right, license or encumbrance relating to, any Intellectual Property owned or used by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries now has or has had any agreement with any third party, or any right of termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any agreement to which the Company or any of its subsidiaries is a party, or the loss or encumbrance of any Intellectual Property or benefit related thereto, or result in the creation of any Lien in or upon any Intellectual Property or right, except with respect to those Contracts which by their terms or nature are not transferable to Parent in connection with any of the transactions contemplated by this Agreement (such Contracts, the "Non-Transferable Contracts") and except for any such conflicts, violations, breaches, defaults, rights, losses or Liens that are not reasonably likely to have a material adverse effect on a material product of the Company. Section 3.01(p)(ii)(H) of the Company Disclosure Letter lists all material Non-Transferable Contracts.

              (I)  To the extent Third Party Software (as defined below) that is material to a material product of the Company is distributed to customers of the Company or any of its subsidiaries together with, and as part of, any material product of the Company or any of its subsidiaries currently marketed by, commercially available from or under development by the Company or any of its subsidiaries, (w) any third party rights have been identified in Section 3.01(p)(ii)(I) of the Company Disclosure Letter, (x) all necessary licenses have been obtained and (y) no royalties or payments in excess of $200,000 are due (or such royalties and payments are identified in Section 3.01(p)(ii)(I) of the Company Disclosure Letter).

              (J)  None of the material source code in any material products (other than source code with respect to which the Company knowingly made a reasonable business judgment to not keep such source code confidential) or other material trade secrets (other than trade secrets with respect to which the Company knowingly made a reasonable judgment to not keep such trade secrets confidential) of the Company or any of its subsidiaries has been published or disclosed by the Company or any of its subsidiaries, except pursuant to a non-disclosure agreement that is in the standard form used by the Company that has been provided to Parent prior to the date of this Agreement, or, to the knowledge of the Company or any of its subsidiaries, by any other person to any person except pursuant to licenses or Contracts requiring such other persons to keep such trade secrets confidential, except where such disclosure is not reasonably likely to have a material adverse effect on a material product of the Company.

              (K)  Neither the Company nor any of its subsidiaries has assigned, sold or otherwise transferred ownership of any material issued patent, patent application, registered trademark, trademark application, registered service mark, registered copyright or application therefor or any other material Intellectual Property during the two-year period immediately preceding the date of this Agreement.

              (L)  No licenses or rights have been granted to a third party to distribute any material source code for, or to use any source code to create Derivative Works (as defined below) of, any material product of the Company or any of its subsidiaries currently marketed by, commercially available from or under development by the Company or any of its subsidiaries for which the Company possesses the source code, except with respect to source code escrow arrangements entered into by the Company with its customers which are listed in Section 3.01(i)(i)(L) of the Company Disclosure Letter.

              (M) The Company and each of its subsidiaries has (x) created and has safely stored back-up copies of all their material computer programs and software (including object code, source code and associated data and documentation), and (y) taken all reasonable and necessary steps (other than the actions mentioned in the immediately proceeding clause (x)) to protect their material Intellectual Property and their rights thereunder, and to the knowledge of the Company no such rights to any material Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Company or any of its subsidiaries or otherwise, except, in the case of this clause (y), for instances in which the Company has knowingly made a reasonable business judgment to not protect such Intellectual Property.

              (N)  The information that was provided or disclosed by the Company or any of its subsidiaries to Parent prior to the date of this Agreement with respect to the material obligations or liabilities of the Company or any of its subsidiaries arising or resulting from the use of the material Intellectual Property of any third party in any of the material products of the Company or any of its subsidiaries currently marketed by, commercially available from or under development by the Company or any of its subsidiaries includes all material information (other than information that (x) is publicly available and (y) is reasonably available to Parent) as to the scope, terms and extent of all such material obligations and material liabilities and is true and complete in all material respects and neither the Company nor any of its subsidiaries has, prior to the date of this Agreement, omitted to state any material fact (other than any such fact that (x) is publicly available and (y) is reasonably available to Parent) necessary in order to make such information not misleading in any material respect.

            (iii)  For purposes of this Agreement, "Derivative Work" shall have the meaning set forth in 17 U.S.C. Section 101.

            (iv)  For purposes of this Agreement, "Intellectual Property" shall mean trademarks (registered or unregistered), service marks, brand names, domain names, certification marks, trade dress, assumed names, trade names and other indications of origin and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; computer programs and software (including object code, source code, and associated data and documentation), know-how and any other technology; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by a third party; writings and other works, whether copyrighted, copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing; licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing. For purposes of this Agreement, "Third Party Software" shall mean software (including object code, source code, and associated data and documentation) with respect to which a third party holds any copyright or other ownership right (and, therefore, such software is not owned exclusively by the Company or any of its subsidiaries).

          (q)    State Takeover Statutes.    The approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(d) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution and delivery of this Agreement or the consummation of the Merger. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

          (r)    Voting Requirements.    The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve or adopt this Agreement or the consummation of the transactions contemplated by this Agreement.

          (s)    Brokers; Schedule of Fees and Expenses.    No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees or commissions are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement will not exceed the fees and expenses set forth in Section 3.01(s) of the Company Disclosure Letter.

          (t)    Opinion of Financial Advisor.    The Company has received the opinion of Goldman, Sachs & Co., in customary form to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

        SECTION 3.02.    Representations and Warranties of Parent and Sub.    Parent and Sub represent and warrant to the Company as follows:

          (a)    Organization.    Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted.

          (b)    Authority; Noncontravention.    Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) any Contract to which Parent or Sub is a party or bound by or their respective properties or assets are bound by or subject to or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) applicable Law or (B) Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (1) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business and (3) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement.

          (c)    Information Supplied.    None of the information supplied or to be supplied by Parent or Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (d)    Interim Operations of Sub.    Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

          (e)    Capital Resources.    Parent has sufficient cash or access to cash to pay the aggregate Merger Consideration.

ARTICLE IV

Covenants Relating to Conduct of Business

        SECTION 4.01.    Conduct of Business.    (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except (i) as specifically disclosed in Section 4.01 of the Company Disclosure Letter, (ii) with the prior written consent of Parent (the decision with respect to which shall not be unreasonably delayed) or (iii) as specifically contemplated by this Agreement, the Company shall, and shall cause each of its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers, software developers and other key employees and to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and maintain their franchises, rights and Permits. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) as specifically disclosed in Section 4.01 of the Company Disclosure Letter, (ii) with the prior written consent of Parent (the decision with respect to which shall not be unreasonably delayed) or (iii) as specifically contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to:

              (i)  (w) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (x) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (y) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options or shares of Restricted Stock except pursuant to forfeiture conditions of such Restricted Stock) or (z) take any action that would result in any amendment, modification or change of any term (including any conversion price thereof) of any debt security of the Company or any of its subsidiaries or the Exchangeable Shares;

            (ii)  issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Stock or the value of the Company or any part thereof (other than (w) the issuance of shares of Company Common Stock in exchange for Exchangeable Shares outstanding on the date of this Agreement, (x) the issuance of shares of Company Common Stock upon the exercise of Stock Options or rights under the ESPP outstanding on the date of this Agreement in accordance with their present terms, (y) the granting of rights that may arise under the terms of the ESPP, to the extent permitted under Section 5.04(g)) and (z) the issuance during any three-month period of Stock Options representing up to 500,000 shares of Company Common Stock in the ordinary course of business consistent with past practice and with an exercise price per share at least equal to the market value of the Company Common Stock on the date of issuance (and with other material terms no more favorable to such employee than the terms of the Stock Options outstanding on the date of this Agreement that were issued under similar circumstances), to any employee of the Company (other than directors and executive officers of the Company) in connection with (A) the hiring of such employee, (B) the promotion of such employee or (C) a compensation package granted to such employee in an effort to counter what the Company reasonably believes to have been a bona fide offer of employment made to such employee by a third party;

            (iii)  amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

            (iv)  acquire or agree to acquire (x) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or division thereof or (y) any material assets other than in the ordinary course of business consistent with past practice;

            (v)  sell, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets other than in the ordinary course of business consistent with past practice, except for (A) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (B) Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (C) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (D) Liens that do not materially interfere with the conduct of the Company's business and do not materially affect the use or value of the Company's assets ("Permitted Liens");

            (vi)  (x) repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned subsidiary of the Company;

          (vii)  incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that, in the aggregate, are in excess of $5,000,000 during any fiscal quarter;

          (viii)  (x) pay, discharge, settle or satisfy any material claims (including claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (y) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice, or (z) waive any material benefits of, or agree to modify in any adverse respect, or consent to any matter with respect to which its consent is required under, any material confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party;

            (ix)  enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew any lease or sublease of real property, except for subleases, termination agreements and amendments shortening the term of any such lease or sublease, each on commercially reasonable terms with respect to excess real property leased or subleased to the Company or such subsidiary;

            (x)  modify, amend or terminate any Contract to which the Company or such subsidiary is a party, or waive, release or assign any rights or claims thereunder, in each case in a manner materially adverse to the Company and its subsidiaries, taken as a whole;

            (xi)  enter into any material Contract not otherwise prohibited by any other provision of this Agreement, including any Contracts involving material Intellectual Property; provided, however, that for purposes of this clause (xi), the following shall be deemed not to be material if entered into in the ordinary course of business consistent with past practice: (A) Contracts with users of the Company's or any of its subsidiaries' products or services relating to the sale or license of such products or services, (B) Contracts with distributors or resellers of the Company's or any of its subsidiaries' products or services, (C) licenses by the Company or any of its subsidiaries of technology that is included in or with the products of the Company or any of its subsidiaries, (D) Contracts that have aggregate future sums due from the Company or any of its subsidiaries in an amount not to exceed $750,000 and that are terminable by the Company or such subsidiary (x) for a cost of less than $300,000 or (y) on 90 (or fewer) days' notice, (E) Contracts with third party service providers to provide services to the customers of the Company or any of its subsidiaries, (F) consulting services Contracts and (G) currency exchange swap agreements, currency exchange cap agreements or currency exchange collar agreements (other than those entered into for speculative purposes);

          (xii)  (x) increase in any manner the compensation or benefits of, or pay any bonus to, any Company Personnel, except for increases in the ordinary course of business consistent with past practice in base compensation for Company Personnel (other than executive officers or directors of the Company or any of its subsidiaries) which were communicated to such Company Personnel prior to October 31, 2002, or (y) except as required to comply with applicable Law or any Contract, Benefit Plan or Benefit Agreement in effect on the date of this Agreement, (A) pay to any Company Personnel any benefit not provided for under any Contract, Benefit Plan or Benefit Agreement in effect on the date of this Agreement other than the payment of base compensation in the ordinary course of business consistent with past practice, (B) except to the extent expressly permitted under Section 4.01(a)(ii), grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract, Benefit Plan or Benefit Agreement or awards made thereunder), (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract, Benefit Plan or Benefit Agreement, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract, Benefit Plan or Benefit Agreement, (E) adopt, enter into or amend any Benefit Plan or Benefit Agreement other than offer letters entered into with new employees in the ordinary course of business consistent with past practice that provide, except as required by applicable Law, for "at will employment" with no severance benefits or (F) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

          (xiii)  enter into any material Contract if consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or Parent or any of their respective subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract;

          (xiv)  enter into any material Contract containing any restriction on the ability of the Company or any of its subsidiaries to assign, all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent or any of its subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

          (xv)  take any action (or omit to take any action) if such action (or omission) would or is reasonably likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

          (xvi)  except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its subsidiaries or terminate the employment of any employee of the Company or any of its subsidiaries that has an employment, severance or similar agreement or arrangement with the Company or any of its subsidiaries;

        (xvii)  except as required by GAAP or applicable Law, change its fiscal year, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices;

        (xviii)  engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters or (C) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter);

          (xix)  enter into any Material Contract of the type described in Sections 3.01(i)(i)(B)-(D) or Sections 3.01(i)(i)(L)-(O);

          (xx)  enter into any Material Contract of the type described in Section 3.01(i)(i)(E), other than in the ordinary course of business consistent with past practice; or

          (xxi)  authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

          (b)    Certain Tax Matters.    During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its subsidiaries shall timely file all Federal, state and local, domestic and foreign, income and franchise tax returns and reports and all other material tax returns and reports ("Post-Signing Returns") required to be filed by each such entity (after taking into account any extensions) and all Post-Signing Returns shall be complete and correct, except for failures to file or be true and correct that individually or in the aggregate are not reasonably likely to result in a material liability for the Company; (ii) the Company and each of its subsidiaries will timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with past practice for taxes payable by the Company or any of its subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company and each of its subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to the Company or any of its subsidiaries in respect of any material tax and will not settle or compromise any such Action relating to any material tax without Parent's prior written consent; (v) none of the Company or any of its subsidiaries will make or change any material tax election without Parent's consent, which consent shall not be unreasonably withheld; and (vi) the Company and each of its subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports and tax audits.

          (c)    Advice of Changes; Filings.    The Company shall confer with Parent at the times that Parent shall reasonably request (which is expected to be on a regular and frequent basis) to report on operational matters and other matters requested by Parent, other than patent applications. The Company and Parent shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

        SECTION 4.02.    No Solicitation.    (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any director or officer of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Parent or its representatives) any information with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a bone fide written Takeover Proposal that such Board of Directors determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), was unsolicited and did not otherwise result from a breach of this Section 4.02, and subject to compliance with Section 4.02(c) and (d), (x) furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are equivalent to, and in no respect less favorable to the Company than, the terms of the Confidentiality Agreement dated September 16, 2002, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement") as such terms are applicable to Parent and the Company immediately after the execution of this Agreement; provided that all such information is provided on a prior or substantially concurrent basis to Parent and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

          For purposes of this Agreement, the term "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent or Sub) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 15% or more of the total revenue, operating income or assets of the Company and its subsidiaries, taken as a whole, or (B) 15% or more of the outstanding shares of Company Common Stock, in each case other than the transactions contemplated by this Agreement.

          (b)  Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an "Adverse Recommendation Change"), unless the Board of Directors of the Company or a committee thereof determines in good faith that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, (ii) adopt or approve any Takeover Proposal or propose publicly to adopt or approve any Takeover Proposal or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) or resolve or agree to take any such action. Notwithstanding anything in this Section 4.02 (b) to the contrary, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of Section 4.02(a), cause the Company to terminate this Agreement pursuant to Section 7.01(f) and concurrently enter into an Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 7.01(f), and any purported termination pursuant to Section 7.01(f) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 4.02, including the notification provisions in this Section 4.02, and with all applicable requirements of Sections 5.06(b) (including the payment of the Termination Fee (as defined in Section 5.06(b)) prior to or concurrently with such termination) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.01(f) until after the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 7.01(f) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period).

          For purposes of this Agreement, the term "Superior Proposal" means any bona fide binding written offer not solicited by or on behalf of the Company or any of its subsidiaries made by a third party which, if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of the Company determines in its good faith judgment to have a higher value than the consideration payable in the Merger and which proposal is determined in good faith by the Board of Directors of the Company to be more favorable to the Company's stockholders than the Merger, in each case taking into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.

          (c)  In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company promptly shall advise Parent orally and in writing of any Takeover Proposal, the terms and conditions of such Takeover Proposal (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making such Takeover Proposal. The Company will (i) on a daily basis, update Parent regarding the material resolved and unresolved issues related thereto (including material amendments or proposed amendments as to price and other material terms) and (ii) promptly upon receipt or delivery thereof, provide Parent with copies of all documents and written communications relating to such Takeover Proposal exchanged between the Company or any of its officers, directors, investment bankers, attorneys, accountants or other advisors, on the one hand, and the party making a Takeover Proposal or any of its officers, directors, investment banks, attorneys, accountants or other advisors, on the other hand.

          (d)  Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b).

        SECTION 4.03.    Conduct by Parent.    During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its subsidiaries to, take any action that would or is reasonably likely to result in (i) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (ii) any such representation and warranty that is not so qualified becoming untrue in any material respect.

ARTICLE V

Additional Agreements

        SECTION 5.01.    Preparation of the Proxy Statement; Stockholders Meeting.    (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and, no later than the third business day immediately following the later of (x) the date of the public announcement of this Agreement and (y) the date on which Parent provides to the Company all information required to be provided by Parent for inclusion in the Proxy Statement, file with the SEC the preliminary Proxy Statement. Notwithstanding anything contained in this Agreement to the contrary, absent any Legal Restraint which has the effect of preventing such action, the Company shall, subject to Parent's reasonable cooperation, file with the SEC the definitive Proxy Statement on the 10th calendar day (or, if such calendar day is not a business day, the first business day subsequent to such calendar day) immediately following the filing of the preliminary Proxy Statement with the SEC and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company to occur on that day or as promptly as reasonably practicable thereafter. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed. If at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

          (b)  The Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the fifth business day immediately following the date of the public announcement of the execution of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting the Company shall, absent any Legal Restraint which has the effect of preventing such action, cause to occur on the 20th calendar day (or, if such calendar day is not a business day, the first business day subsequent to such calendar day) immediately following the mailing of the Proxy Statement (the "Stockholders Meeting"), for the purpose of obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time; provided, however, that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholders Meeting by no more than ten business days and the Company shall use its commercially reasonable efforts during such ten-business day period to obtain such a quorum as soon as practicable and (ii) the Company may delay the Stockholders Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable Law to comply with written or oral comments made by the SEC with respect to the Proxy Statement (the date on which the Stockholders Meeting would be held pursuant to this Section 5.01(b) (without giving effect to any extension pursuant to Section 5.01(c) or 5.01(d)) the "Meeting Date"). Subject to Section 4.02(b)(i), the Board of Directors of the Company shall recommend to holders of the Company Common Stock that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

          (c)  Parent may, in its sole discretion, extend, prior to the mailing of the definitive Proxy Statement to the stockholders of the Company, any of (x) the time period from the filing of the preliminary Proxy Statement to the mailing of the definitive Proxy Statement to the stockholders of the Company as set forth in Section 5.01(a) and (y) the time period from the mailing of the definitive Proxy Statement to the stockholders of the Company to the date on which the Stockholders Meeting is held as set forth in Section 5.01(b) (in each of (x) and (y), after giving effect to any extension thereof resulting from the exercise by the Company of any of its rights provided for in Section 5.01(d)); provided, however, that in no event will the aggregate extensions by Parent pursuant to this Section 5.01(c) and the Company pursuant to Section 5.01(d) extend the Meeting Date by more than ten (10) calendar days.

          (d)  The Company may, in its sole discretion, extend, prior to the mailing of the definitive Proxy Statement to the stockholders of the Company, any of (x) the time period from the filing of the preliminary Proxy Statement to the mailing of the definitive Proxy Statement to the stockholders of the Company as set forth in Section 5.01(a) and (y) the time period from the mailing of the definitive Proxy Statement to the stockholders of the Company to the date on which the Stockholders Meeting is held as set forth in Section 5.01(b) (in each of (x) and (y), after giving effect to any extension thereof resulting from the exercise by Parent of any of its rights provided for in Section 5.01(c)); provided, however, that in no event will the aggregate extensions by the Company pursuant to this Section 5.01(d) and Parent pursuant to Section 5.01(c) extend the Meeting Date by more than ten (10) calendar days.

        SECTION 5.02.    Access to Information; Confidentiality.    (a) At Parent's reasonable request, the Company shall, and shall cause each of its subsidiaries to, afford to Parent's officers, employees, investment bankers, attorneys, accountants, environmental consultants and other advisors and representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees (including all software developers), attorneys, accountants, auditors (and, to the extent within the Company's control, former auditors), other advisors and representatives and records for due diligence or integration planning purposes and, during such period, the Company shall, and shall cause each of its subsidiaries to, make available to Parent, and provide to Parent copies or originals if specifically requested by Parent of, (i) each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of any applicable Law or Judgment (other than the notification pursuant to the HSR Act or other antitrust filings, which shall be provided, if requested by Parent, pursuant to a joint defense agreement in customary form entered into between Parent and the Company or each of their respective counsel), (ii) all organizational documents, stock certificates and other evidences of equity interests, shareholders' registers and other registers of equity interests, minute books, certificates of good standing, authorizations to do business and certified accounts of each subsidiary of the Company and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request (including the work papers of Ernst & Young LLP); provided, however, that the foregoing shall not entitle Parent or its officers, employees, investment bankers, attorneys, accountants or other advisors and representatives to have access to any patent application of the Company or any of its subsidiaries. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. Notwithstanding anything contained in this Section 5.02(a), Parent shall not perform any soil, groundwater or other "invasive" testing (as opposed to "non-invasive" site assessments) of any of the Company's properties prior to the Effective Time without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

          (b)  Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, as and to the extent requested by Parent, provide Parent with (A) a complete and correct list of all licenses issued by the Federal Communications Commission (the "FCC") and held by the Company or any of its subsidiaries (the "FCC Licenses"), (B) complete and correct copies of each FCC License, (C) the address and physical location of the device(s) covered by each FCC License, (D) a written description of the purpose of the device(s) covered by each FCC License, (E) complete and correct copies of any Notices of Apparent Liability for Forfeiture issued by the FCC against the Company or any of its subsidiaries and (F) all reasonable information necessary for Parent to make an independent determination that the Company and its subsidiaries have complied with FCC rules regarding changes of ownership control of the FCC Licenses (including descriptions of any transactions that effected a change of ownership or control of the FCC

  Licenses (including any intracompany reorganizations) and corporate organizational charts depicting the ownership structure of the holder of the FCC Licenses before and after any such change of ownership or control.)

          (c)  The Company and Parent shall, and shall cause each of their respective subsidiaries to, cooperate to develop a mutually acceptable integration plan.

        SECTION 5.03.    Commercially Reasonable Efforts; Notification.    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity and (iv) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use its commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any party hereto be obligated to (A) agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, (x) any assets (whether tangible or intangible) or any portion of any business of Parent or any of its subsidiaries or (y) any material assets (whether tangible or intangible) or any material portion of any business of the Company or any of its subsidiaries or (B) litigate any suit, claim, action, investigation or proceeding, whether judicial or administrative brought by any Governmental Entity, (1) challenging or seeking to restrain or prohibit the consummation of the Merger; (2) seeking to prohibit or limit in any material respect the ownership or operation by the Company, Parent or any of their respective affiliates of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to require any such person to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Merger; or (3) seeking to prohibit Parent or any of its affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, will notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

          (b)  The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.02(a) would not be satisfied or (ii) the failure of it to perform in any material respect any obligation to be performed by it under this Agreement such that the condition set forth in Section 6.02(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

          (c)  Parent shall give prompt notice to the Company of (i) any representation or warranty made by it or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) would not be satisfied or (ii) the failure of it or Sub to perform in any material respect any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

          (d)  Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, it being understood and agreed that this Section 5.03(d) shall not give Parent the right to direct such defense.

        SECTION 5.04.    Equity Awards.    (a) As soon as practicable following the date of this Agreement, the Company agrees that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents but not including the payment of any cash or non-cash consideration without Parent's consent) as may be required to effect the following:

              (i)  each Stock Option outstanding immediately prior to the Effective Time with an exercise price of less than $15.57 per share (each, a "Substituted Stock Option") (other than those granted under the ESPP) shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Substituted Stock Option, the number of shares of Parent common stock, par value $0.20 per share ("Parent Common Stock") (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Substituted Stock Option by a fraction (the "Option Exchange Ratio"), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Parent Common Stock on the New York Stock Exchange Composite Transactions Tape on the ten trading days immediately preceding the date on which the Effective Time occurs at an exercise price per share of Parent Common Stock equal to (1) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Substituted Stock Option divided by (2) the Option Exchange Ratio (each, as so adjusted, an "Adjusted Option"); provided that such exercise price shall be rounded up to the nearest whole cent; provided, however, that any Substituted Stock Option that is intended to be an "incentive stock option" (as defined in Section 422 of the Code), and that may not be adjusted in the foregoing manner and remain an incentive stock option, shall be adjusted in accordance with the requirements of Section 424 of the Code in a manner which most closely produces the economic results obtained with respect to other Adjusted Options (it being understood that it is the intention of the parties that Substituted Stock Options so assumed by Parent qualify, to the maximum extent permissible following the Effective Time, as "incentive stock options" (as defined in Section 422 of the Code), to the extent that such Substituted Stock Options qualified as "incentive stock options" prior to the Effective Time);

            (ii)  each Stock Option with an exercise price of $15.57 or more per share of Company Common Stock (each, an "Affected Stock Option") shall be terminated prior to the Effective

    Time by taking all actions required by the applicable provisions of the relevant Company Stock Plans regarding termination of Stock Options in connection with certain corporate transactions such as mergers and reorganizations of the Company and sales of substantially all of the assets of the Company including, without limitation, (A) providing timely notice (to allow for the termination of the Affected Stock Options prior to the Effective Time) to holders of Affected Stock Options that neither Parent nor any of its subsidiaries shall assume such Affected Stock Options or substitute Parent options for such Affected Stock Options, (B) permitting holders of Affected Stock Options to exercise such Affected Stock Options during the applicable exercise period specified by the applicable Company Stock Plan (which, in each case, shall expire on the date that is no later than one day before the Effective Time) (the "Exercise Period") and (C) terminating the Affected Stock Options upon the expiration of the Exercise Period;

            (iii)  subject to Section 5.04(a)(iii) of the Company Disclosure Letter, each share of Restricted Stock outstanding at the Effective Time shall be converted at the Effective Time into an amount of cash equal to the Merger Consideration (the "Restricted Stock Cash Amount"), which shall be subject to, and payable to the holder of such shares of Restricted Stock (each, a "Holder") in accordance with, Section 5.04(f);

            (iv)  make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger;

            (v)  take such action as necessary under the Company Stock Plans to ensure that all restrictions or limitations on transfer and vesting and all repurchase rights with respect to the Substituted Stock Options and shares of Restricted Stock, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect pursuant to their terms with respect to the corresponding Adjusted Options and Restricted Stock Cash Amounts after giving effect to the Merger and the assumption by Parent as set forth below; and

            (vi)  ensure that any shares of Company Common Stock that have not been issued under any Company Stock Plan (the "Residual Shares") shall be converted at the Effective Time into the number of shares of Parent Common Stock equal to the product of the number of such Residual Shares and the Option Exchange Ratio (the "Assumed Shares").

          (b)  At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans, with the result that (A) all obligations of the Company under the Company Stock Plans, including with respect to Substituted Stock Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time and (B) Parent may issue the Assumed Shares after the Effective Time pursuant to the exercise of options or other equity awards granted under the Company Stock Plans or any other plan of Parent or any its affiliates. Parent may assume the Adjusted Options under an existing equity incentive plan.

          (c)  Within five business days immediately following the Effective Time, Parent shall either (i) prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options or (ii) assume the Adjusted Options under an existing equity incentive plan with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective. Any such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Adjusted Options may remain outstanding.

          (d)  As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Adjusted Options and that such Adjusted Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.04 after giving effect to the Merger).

          (e)  A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related Company Stock Plan.

          (f)    Promptly after the Effective Time, Parent shall deposit with an escrow agent designated by Parent an amount equal to the aggregate Restricted Stock Cash Amounts, which amount shall be held in escrow and shall be paid in accordance with this Section 5.07(f). Each Holder shall be entitled to receive the Applicable Portion (as defined below) of the aggregate Restricted Stock Cash Amounts after each Lapse Date (as defined below); provided that if the Holder is not employed by Parent or its affiliates on a Lapse Date, the Holder shall not be entitled to receive the Applicable Portion for such Laspe Date and any subsequent Lapse Date and such Applicable Portion shall be paid to Parent; provided, however, that promptly after the Holder's termination date, the Holder shall receive a cash payment equal to the aggregate Repurchase Price (as defined below). Promptly after each Lapse Date, Parent shall instruct the escrow agent to pay the Applicable Portion, as appropriate, to the applicable Holder or to Parent. For purposes hereof, (i) "Applicable Portion" means, in respect of each Holder, an amount equal to the product of the Merger Consideration and the number of shares of Restricted Stock held by such Holder at the Effective Time that would have vested or with respect to which the Company's right to repurchase would have lapsed on the applicable Lapse Date and (ii) "Lapse Date" means, in respect of any shares of Restricted Stock, each date on which such shares would have vested or the Company's right to repurchase such shares would have lapsed pursuant to such terms and conditions as were applicable under such Restricted Stock, and (iii) "Repurchase Price" means, in respect of the Applicable Portion, the price paid by the Holder for the shares of Restricted Stock held by such Holder at the Effective Time that would have vested and/or with respect to which the Company's right to repurchase would have lapsed after the Holder's termination date.

          (g)  Parent and the Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 5.04 and any other acquisitions of Parent equity securities or dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the Interpretive Letter dated January 12, 1999, issued by the SEC relating to Rule 16b-3.

          (h)  The Company shall take any actions with respect to the ESPP as are necessary to provide that (i) participation in the ESPP shall be limited to those employees who were participants on the date hereof, (ii) such participants may not increase their payroll deduction election or purchase elections from those in effect on the date hereof, (iii) the ESPP shall terminate, effective immediately before the Effective Time, (iv) each purchase right under the ESPP outstanding immediately before the Effective Time shall be automatically exercised by applying the payroll deductions of each current participant in the ESPP for such exercise period, as defined in the ESPP (each, an "Exercise Period") to the purchase of whole shares of Company Common Stock (subject to the provisions of the ESPP regarding the number of shares purchasable per participant) at a purchase price per share equal to 85% of the lower of (A) the fair market value per share of Company Common Stock on the Offering Date (as defined in the ESPP) and (B) the fair market value per share of Company Common Stock on the last business day before the Effective Time and (v) there shall not be any additional Exercise Period commencing following the date of this Agreement under the ESPP.

        SECTION 5.05.    Indemnification, Exculpation and Insurance.    (a) Parent and Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and/or its subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

          (b)  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

          (c)  For six years after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided that Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 5.05(c); provided, however, that in no event shall Parent be required to pay annualized aggregate premiums for insurance under this Section 5.05(c) in excess of 200% of the amount of the aggregate premiums paid by the Company for the period from June 30, 2002 to, and including, June 30, 2003 for such purpose (which premiums for such period are hereby represented and warranted by the Company to be $1,811,000); provided that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

          (d)  The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        SECTION 5.06.    Fees and Expenses.    (a) Except as expressly set forth in this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b)  In the event that (i) (A) a Takeover Proposal has been publicly proposed by any person (other than Parent or any of its affiliates) or such person has publicly announced its intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or such a Takeover Proposal or intention has otherwise become widely known to the Company's stockholders, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Stockholders Meeting has not been held by the date that is five business days prior to the date of such termination) or 7.01(b)(iii) and (C) within twelve (12) months after such termination, the Company or any of its subsidiaries enters into any definitive agreement providing for, or consummates, any Takeover Proposal (solely for purposes of this Section 5.06(b)(i)(C), the term "Takeover Proposal" shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 15% shall be deemed references to 40%), (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c) or (iii) this Agreement is terminated by the Company pursuant to Section 7.01(f), then the Company shall pay Parent a fee equal to $65,000,000 (the "Termination Fee") by wire transfer of same day funds to an account designated by Parent (w) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination (x) in the case of a termination by the Company pursuant to Section 7.01(f), concurrently with such termination and (y) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(C), upon the first to occur of such events. The Company acknowledges that the agreements contained in this Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.06(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.06(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

        SECTION 5.07.    Benefits Matters.    (a) Except as set forth below, following the Effective Time, the Surviving Corporation shall honor, or cause to be honored, all obligations of the Company and its subsidiaries under Benefit Agreements and Benefit Plans in accordance with the terms thereof. Nothing herein shall be construed to prohibit the Surviving Corporation from amending or terminating such Benefit Agreements and Benefit Plans in accordance with the terms thereof and with applicable Law.

          (b)  The Company shall use its reasonable best efforts (including reasonable best efforts to obtain all required consents but, except as consented to in writing by Parent, excluding the payment of any money or the provision of any other benefit) to have each Company Personnel who is party to an agreement or entitled to receive any compensation, benefit or payment, in each case, that is required to be listed on Section 3.01(m)(xi)(D) of the Company Disclosure Letter to execute and deliver prior to the Effective Time a binding agreement that includes a provision substantially similar to the provision set forth on Section 3.01(m)(xi)(A) of the Company Disclosure Letter hereto, a copy of which agreement shall have been provided to Parent prior to the Effective Time; provided that no Company Personnel shall be required to execute and deliver any such agreement with respect to any agreement, compensation, benefit or payment specifically listed on Section 3.01(m)(xi)(D) of the Company Disclosure Letter.

        SECTION 5.08.    Public Announcements.    Parent and Sub, on the one hand, and the Company, on the other hand, shall not issue any press release with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement without the consent of the other party, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which circumstances reasonable efforts to consult with the other party will still be required to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and all communications material to employees of the Company made on the day of the public announcement of the Merger shall be in the form heretofore agreed to by the parties. Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any public statements (other than press releases) with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

        SECTION 5.09.    Sub Compliance.    Parent shall cause Sub to comply with all of Sub's obligations under this Agreement. Sub shall not engage in any business other than in connection with the transactions contemplated by this Agreement.

        SECTION 5.10.    Delivery of Material Contracts.    Promptly following the date of this Agreement, and in no event later than the third business day immediately following the date of this Agreement, the Company shall make available to Parent at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation in New York City true and complete copies of all Material Contracts listed on Section 3.01(i)(i) of the Company Disclosure Letter (including true and complete copies of any (A) Code Release Agreements, (B) Major Customer Contracts and (C) Alliance Contracts) and thereafter the Company shall provide to Parent true and complete copies of any such Contracts specifically requested by Parent promptly following such request unless the Company is prohibited from providing such copies to Parent under the terms of the applicable Material Contract, in which case the Company shall make such Material Contract available to Parent in accordance with this Section 5.10.

        SECTION 5.11.    Convertible Notes.    (a) The Company shall deliver, or shall cause to be provided, in accordance with the terms of the Indenture dated as of February 2, 2000 (the "Indenture"), between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"), relating to the Convertible Notes, to the Trustee and to each Holder (as defined in the Indenture) as promptly as possible after the date hereof but in no event less than 20 days immediately prior to the Effective Time, the notice required by Section 12.6 of the Indenture.

          (b)  The Company shall, on the Closing Date, execute a supplemental indenture to the Indenture, that shall give effect to the provisions of Section 12.11 of the Indenture. The Company shall cause notice of the execution of such supplemental indenture to be given to each Holder promptly upon the execution thereof in accordance with the terms of Section 12.11 of the Indenture.

          (c)  The Company shall take all such further actions, including the delivery of the officers' certificate and opinion of counsel required by Section 7.1(3) of the Indenture, as may be necessary to comply with all of the terms and conditions of the Indenture.

          (d)  On or before the 30th day immediately after the Effective Time, Parent shall deliver to all Holders the notice required by Section 14.3 of the Indenture (with respect to the right of the Holders to require repurchase of the Convertible Notes upon the occurrence of a Change of Control (as defined in the Indenture)).

        SECTION 5.12.    Exchangeable Shares.    (a) The Company shall cause its subsidiaries to take all necessary actions to redeem, repurchase or otherwise extinguish with shares of Company Common Stock all outstanding Exchangeable Shares prior to the Effective Time in accordance with the terms of the instruments governing the Exchangeable Shares.

          (b)  The Company shall cause (x) the Board of Directors of 1386501 Ontario Limited to approve the redemption of all the outstanding Exchangeable Shares and (y) the Board of Directors of 3037936 Nova Scotia Company to approve the exercise of its overriding call right in respect of the redemption of all outstanding Exchangeable Shares, in each of (x) and (y) no later than the third business day immediately following the date of the public announcement of this Agreement, in each case, conditional on satisfaction or waiver of all conditions necessary to consummate the Merger.

          (c)  The Company shall cause its applicable subsidiaries to send to all holders of the Exchangeable Shares any required notice of redemption and any required notice of the exercise of an overriding call right, in each case, conditional on satisfaction or waiver of all conditions necessary to consummate the Merger, no later than the date on which the definitive Proxy Statement with respect to the Merger is mailed to the stockholders of the Company in accordance with Section 5.01.

ARTICLE VI

Conditions Precedent

        SECTION 6.01.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    The Stockholder Approval shall have been obtained.

          (b)    Antitrust.    Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and, if legally required under the EC Merger Regulation, the European Commission shall have issued or deemed to have issued a decision under the EC Merger Regulation declaring the Merger compatible with the EC Common Market. All other material approval or waiting period under any other applicable competition, merger control, antitrust or similar law or regulation shall have been obtained or terminated or shall have expired.

          (c)    No Injunctions or Legal Restraints.    No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Legal Restraints") which has the effect of preventing the consummation of the Merger shall be in effect.

        SECTION 6.02.    Conditions to Obligations of Parent and Sub.    The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, in each case other than any failures to be so true and correct that do not make it inadvisable, in the reasonable judgment of Parent, to proceed with the Merger. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c)    No Litigation.    There shall not be pending any claim, suit, action or proceeding brought or threatened by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) seeking to prohibit or limit in any material respect, or place any material conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of a material portion of the business or assets or any material product of the

  Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate any material portion of the business or assets or any material products of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole; or (iii) seeking to (x) prohibit Parent or any of its affiliates from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole or (y) prevent the Company and its subsidiaries, taken as a whole, from operating their business in substantially the same manner as operated by the Company and its subsidiaries prior to the date of this Agreement.

          (d)    Legal Restraint.    No Legal Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of paragraph (c) of this Section 6.02 shall be in effect.

          (e)    Consents.    Parent shall have received evidence, in form and substance reasonably satisfactory to it, that Parent or the Company shall have obtained all consents, approvals, authorizations, qualifications and orders of Governmental Entities or third parties required in connection with this Agreement and the transactions contemplated by this Agreement other than any such consents, approvals, authorizations, qualifications or orders set forth on Section 3.01(d) of the Company Disclosure Letter, except for those the failure of which to be obtained individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company.

        SECTION 6.03.    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, in each case other than any failures to be so true and correct that do not make it inadvisable, in the reasonable judgment of the Company, to proceed with the Merger. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

          (b)    Performance of Obligations of Parent and Sub.    Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

        SECTION 6.04.    Frustration of Closing Conditions.    None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

        SECTION 7.01.    Termination.    This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained:

          (a)  by mutual written consent of Parent, Sub and the Company;

          (b)  by either Parent or the Company:

              (i)  if the Merger shall not have been consummated by August 15, 2003 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            (ii)  if any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

            (iii)  if, upon a vote at a duly held Stockholders Meeting to obtain the Stockholder Approval, the Stockholder Approval shall not have been obtained;

          (c)  by Parent in the event an Adverse Recommendation Change has occurred;

          (d)  by Parent, (i) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b), and (B) has not been or is incapable of being cured by the Company within 30 calendar days after its receipt of written notice thereof from Parent or (ii) if any Legal Restraint having any of the effects referred to in clauses (i) through (iii) of Section 6.02(c) shall be in effect and shall have become final and nonapplicable;

          (e)  by the Company, if Parent shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b), and (ii) has not been or is incapable of being cured by Parent within 30 calendar days after its receipt of written notice thereof from the Company; or

          (f)    by the Company in accordance with the terms and subject to the conditions of Section 4.02(b).

        SECTION 7.02.    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the penultimate sentence of Section 5.02(a), Section 5.06, this Section 7.02 and Article VIII and except for any material breach of this Agreement by any party hereto (which material breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.06(b)).

        SECTION 7.03.    Amendment.    This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of the parties without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 7.04.    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the parties without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

General Provisions

        SECTION 8.01.    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 8.02.    Notices.    All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given upon (a) personal delivery, (b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by standard overnight carrier or when mailed in the United States by certified or registered mail, postage prepaid, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by notice hereunder):

if to Parent or Sub, to:
International Business Machines Corporation New Orchard Road Avenue Armonk, NY 10504
Attention:	David L. Johnson
Telecopy:	(914) 499-7803
with a copy to:
International Business Machines Corporation New Orchard Road Avenue Armonk, NY 10504
Attention:	Gregory C. Bomberger, Esq.
Telecopy:	(914) 499-6006
and with a copy to:
Cravath, Swaine & Moore Worldwide Plaza 825 Eighth Avenue New York, NY 10019 Facsimile No: (212) 474-3700
Attention:	Scott A. Barshay, Esq.
if to the Company, to:
Rational Software Corporation 18880 Homestead Road Cupertino, CA 95014
Attention:	Chief Executive Officer
Telecopy:	(408) 863-4141
with a copy to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Facsimile No: (650) 493-6811
Attention:	Larry W. Sonsini, Esq. Steve L. Camahort, Esq.

        SECTION 8.03.    Definitions.    For purposes of this Agreement:

          (a)  an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b)  as it relates to the Company, "knowledge" means, with respect to any matter in question, the actual knowledge, after reasonable inquiry and investigation, of any executive officer of the Company.

          (c)  "material adverse effect" on or with respect to the Company means any state of facts, change, development, effect or occurrence (any such item, an "Effect") that is materially adverse to the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a material adverse effect on or with respect to the Company: (i) actions or omissions of the Company or any of its subsidiaries taken with the prior written consent of Parent, (ii) any change in the price or trading volume of the Company Common Stock in and of itself (but not any Effect underlying such change), (iii) any Effect to the extent (A) resulting from changes affecting the United States economy in general or (B) generally affecting the industries in which the Company operates, except, in the case of this clause (iii)(B), if the impact on the Company's business is materially disproportionate to the impact on the business of other entities operating in such industries, (iv) any Effect to the extent resulting from changes affecting general worldwide economic or capital market conditions or (v) any Effect to the extent resulting from the announcement or pendency of the Merger (except for (A) any suit, action, investigation or proceeding if the underlying claim is not dependent on the announcement or pendency of the Merger, or (B) any refusal of third parties to license any material Intellectual Property to the Company or any of its subsidiaries other than pursuant to a Material Contract listed on Section 3.01(i)(i)(K) of the Company Disclosure Letter and made available or delivered to Parent); and provided further that clause (v) of this Section 8.03(c) shall not be applicable to the representations and warranties set forth in Section 3.01(d) hereof.

          (d)  "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity; and

          (e)  a "subsidiary" of any person means another person (i) of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first person or (ii) of which such first person is a general partner.

        SECTION 8.04.    Interpretation.    When a reference is made in this Agreement to an Article or to a Section, Subsection, Exhibit or Schedule, such reference shall be to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

        SECTION 8.05.    Counterparts.    This Agreement may be executed in one or more counterparts (including by telecopy), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 8.06.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement and (b) except for the provisions of Section 5.05, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies.

        SECTION 8.07.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        SECTION 8.08.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

        SECTION 8.09.    Consent to Jurisdiction.    Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Delaware State court, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware State court, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        SECTION 8.10.    Waiver of Jury Trial.    Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

        SECTION 8.11.    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, International Business Machines Corporation, Barron Acquisition Corp. and Rational Software Corporation have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL BUSINESS MACHINES CORPORATION,
by	/s/ DAVID L. JOHNSON
	Name:	David L. Johnson
	Title:	VP, Corporate Development
BARRON ACQUISITION CORP.,
by	/s/ DAVID L. JOHNSON
	Name:	David L. Johnson
	Title:	President
RATIONAL SOFTWARE CORPORATION,
by	/s/ MICHAEL T. DEVLIN
	Name:	Michael T. Devlin
	Title:	Chief Executive Officer

ANNEX B

DEVELOPMENT AND RESELLER AGREEMENT

        This is a Development and Reseller Agreement (this "Agreement") between Rational Software Corporation ("Rational") and International Business Machines Corporation ("IBM") dated December 6, 2002. The effective date of this Agreement shall be the date on which a merger agreement is executed by Rational and IBM ("Effective Date"). The complete Agreement between the parties consists of this document and the following Attachments and Exhibits:

  •
  Exhibit A—Current Rational Products

  •
  Exhibit B—Selected Rational Products

  •
  Exhibit C—Rational's Roadmap

  •
  Exhibit D—Additional Selected Rational Products

  •
  Exhibit E—Rational's End User License

        If there is a conflict among the terms of this document and any of its Attachments, the terms of this document prevail unless the Attachment expressly indicates that particular terms within the Attachment prevail.

        The following are related agreements between the parties, which remain in full force and effect and remain unmodified by this Agreement unless expressly stated herein.

        Confidential Disclosure Agreement No. 4997AU6147

        This Agreement replaces all prior oral or written communications between the parties relating to the subject matter hereof. Both parties accept the terms of this Agreement and its Attachments and Exhibits by signing below. Once signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, unless prohibited by local law. This Agreement may only be modified by a writing signed by both parties.

AGREED TO:		AGREED TO:
INTERNATIONAL BUSINESS MACHINES CORPORATION		RATIONAL SOFTWARE CORPORATION
By:	/s/ FRANK A. ZAMMARCHI	By:	/s/ MICHAEL T. DEVLIN
Frank A. Zammarchi Print Name		Michael T. Devlin Print Name
Procurement Professional Print Title		Chief Executive Officer Print Title
Date:	December 6, 2002	Date:	December 6, 2002

        1    Definitions.

        Capitalized terms in this Agreement have the following meanings:

          Acquiror shall mean a third party which has acquired control of Rational as a result of a Change of Control.

          Additional Selected Rational Products shall mean those Rational products in object code form only, identified in Exhibit D to this Agreement.

          Breach means a material breach by Rational or an Acquiror of Rational, as the case may be, of the development obligations set forth in Section 2.2 hereof and which material breach is not cured within sixty five (65) days after receipt from IBM of a written notice specifying in detail the nature of such material breach.

          Change of Control shall mean any direct or indirect acquisition, in one transaction or a series of related transactions, by way of merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction of: (a) the assets or businesses that constitute or represent substantially all of the assets of Rational and its subsidiaries (taken as a whole); or (b) forty percent (40%) or more of the outstanding shares of Rational common stock.

          Current Rational Products shall mean Rational's computer program products specified on Exhibit A to this Agreement, in object code form only, including documentation, maintenance modifications, and enhancements thereof made generally available by Rational to its customers.

          Customers shall mean, unless otherwise specified, the end-user customers for a product.

          Direct Competitor of IBM shall mean any computer hardware, software and/or IT services company with annual revenue in excess of one billion dollars ($1,000,000,000.00) for at least two years prior to the relevant date.

          Error shall mean any mistake, problem or defect in a Rational Product or an IBM Product that results in such product not meeting its published final specifications in a material respect.

          IBM Product shall mean a computer product of IBM or software supported effort (e.g., Eclipse) of IBM which will be referenced in the Roadmap that is or will be supported by Rational in accordance with this Agreement.

          Optimize or Optimized shall mean that the specified Rational Product takes sufficient advantage of the capabilities of the relevant IBM Product and: (i) to the extent technically feasible, Rational will include at least a substantially equivalent level of integration, performance and functionality as equivalent Rational products on other major platforms (including, but not limited to the extent technically feasible, the execution on and support of the IBM WebSphere Studio Workbench, the Eclipse project, and any follow-on or replacement products or projects) and/or the specified IBM hardware platform (eServer pSeries, eServer iSeries, eServer xSeries, etc.); (ii) the specified Rational Products will be maintained, enhanced and supported by Rational in a manner at least substantially equivalent to the manner in which Rational maintains, enhances and supports the equivalent Rational products on other major platforms; and (iii) all the specified Rational Products, as well as all updates and enhancements to all such specified products, are made generally available, unless otherwise agreed to in writing, no later than ninety (90) days after the general availability of equivalent Rational products, updates and enhancements operating on any other major platforms and provided that the relevant IBM Product was available at the beginning of such ninety (90) day period. The release schedule for the Rational Products shall be as specified in Exhibit B and Exhibit D. To the extent there is no identified release schedule, such date shall be no later than ninety (90) days after the earlier of: a) Rational's release of a substantially equivalent product on any other major platform provided that the relevant IBM Product has been generally available within a reasonable period of time of the commencement of such period; or b) the general availability of the relevant IBM Product.

          Rational Products shall mean the Selected Rational Products and the Additional Selected Rational Products.

          Rational Product Support shall mean the product support service that Rational generally makes available to its customers in response to a customer identifying a possible Error in the Rational Products in accordance with Rational's standard support policies then in effect.

          Roadmap shall mean the Rational product roadmap, including, but not limited to, Rational's product development plans for the various supported platforms, which shall be set forth as Exhibit C to this Agreement.

          Selected Rational Products shall mean those Current Rational Products, in object code form only, specified on Exhibit B to this Agreement.

          Term shall mean the term of this Agreement, which shall commence on the Effective Date and end on the third (3rd) anniversary thereof.

        2    Rational's Responsibilities.

          2.1  Rational has identified all Current Rational Products and the major platforms on which such Current Rational Products operate on an Exhibit A to this Agreement.

          2.2  Subject to Section 10.6, Rational shall ensure that the Rational Products will be Optimized and will remain Optimized during the Term.

          2.3  Rational has provided IBM with the initial version of the Roadmap as of the Effective Date as set forth in Exhibit C. Such initial Roadmap reflects information for the twelve (12) months following the Effective Date of this Agreement. Rational shall provide to IBM updates to the Roadmap every six (6) months after the delivery of the initial Roadmap during the Term. Such update will cover the 12-month period following the date of delivery of such update. Such updates to the Roadmap shall be signed and dated by the Rational Technical Representative and be incorporated into this Agreement as an addition to Exhibit C. All technical information, including, but not limited to Roadmaps, to be provided by one party to the other party under this Agreement will be provided to the parties' technical representatives as follow:

IBM's Technical Representative:		Rational's Technical Representative:
Name:	Richard Baird	Name:	Jim Adkins
Title:	Director, WebSphere System Plan	Title:	VM & GM Rational Suites Group
Address:	Route 100 Somers, NY 10589	Address:	18880 Homestead Road Cupertino, CA 95014
Phone Number:	914-766-1228	Phone Number:	408-342-4602
Fax Number:	914-766-8154	Fax Number:
Email Address:	rjbaird@us.ibm.com	Email Address:	jadkins@rational.com

        Each party will notify the other party in writing if their technical representative changes.

          2.4  For the Term, Rational will use all commercially reasonable efforts to expend a comparable amount of resources, and perform comparable activities and/or programs to market, promote, sell and support Rational Products as it does for any comparable Rational products on any other major platform.

          2.5  Rational shall be responsible for providing Rational Product Support to customers for Rational Products licensed, sold or distributed by IBM pursuant to Section 10.3 or 10.4 of this Agreement except for those products that have been created or modified by IBM pursuant to Section 10.3.

          2.6  Rational Products licensed, sold or distributed by IBM pursuant to Sections 10.3 or 10.4, will be provided by IBM to customers under the terms of Rational's End User License. Notwithstanding the foregoing, Rational Products that have been created or modified by IBM pursuant to Section 10.3 may be licensed under the terms of the then current IBM end user license agreement provided that such agreement is no less protective of Rational's intellectual property rights and proprietary materials than Rational's End User License. Rational will include a copy of Rational's End User License with each Rational Product before Rational ships it to IBM or IBM's customer as mutually agreed to by the parties. IBM is not a party to Rational's End User License and does not assume any obligation for violations of it. In the event IBM reasonably requests that Rational modify its End User License to comply with the law, state commercial terms, and/or ordering and payment terms of a country, Rational agrees to: (i) consider such a request on a timely basis, and (ii) not unreasonably withhold Rational's consent to such changes. In addition, Rational agrees to provide a reasonable number of copies of Rational's End User License to IBM at no additional charge, written in the local language(s) of each country when required by local law or when reasonably requested by IBM. Rational agrees to promptly notify the IBM Technical Representative of any changes to its standard End User License.

          2.7  Rational agrees to deliver Rational Products specified by IBM in a IBM purchase order, and will use commercially reasonable efforts to meet IBM's requested delivery dates and quantities. Rational will notify IBM within five (5) working days of Rational's receipt of IBM's order if Rational cannot meet IBM's request, and will include a proposed delivery schedule that Rational agrees to meet. IBM can accept Rational's proposed delivery schedule or cancel the order without liability. If requested by IBM, Rational agrees to electronically confirm to IBM within two (2) working days of the date the Rational Products are shipped to IBM or IBM's customers as mutually agreed to by the parties. Once accepted, a purchase order shall be binding on the parties in accordance with its terms provided therein, provided however any terms set forth in a purchase order that modify or add to the terms set forth in this Agreement are hereby rejected by Rational and shall be of no force or effect.

          2.8  Rational agrees to provide to IBM at no additional charge, a reasonable number of copies of the Rational's marketing materials related to the Rational Products in any available local language. Rational authorizes IBM to alter the marketing materials to indicate that IBM has the authority to market, price, license and distribute such Rational Products, if such is the case hereunder. Rational also agrees to provide to IBM a reasonable number of copies of Rational Products for demonstration purposes, as provided for in this Agreement.

          2.9  Rational agrees to offer warranty and Rational Product Support to IBM customers (including, but not limited to, IBM's internal development organizations to the extent they are licensed end users) that are at least as favorable as those Rational generally offers to its own customers for Rational Products.

          2.10 Upon request, Rational will provide IBM information regarding the status of Rational Products' compliance with the applicable requirements of Section 508 of the Rehabilitation Act of 1973, 29 U.S.C. Section 794d, as implemented by 36 C.F.R. Part 1194 which IBM may pass on to prospective or existing customers.

          2.11 In the event a customer of IBM returns a Rational Product, that has been created or modified by IBM pursuant to this Agreement in accordance with Section 6.2, to IBM within a reasonable period of time for any reason whatsoever, and IBM refunds the customer for the amount paid for the Rational Product pursuant to policies equivalent to those under which IBM distributes, sells or licenses its own comparable products, Rational agrees that: (a) IBM may deduct the royalty amount paid to Rational for the returned Rational Product from the next scheduled royalty payment, or (b) Rational agrees to repay the applicable royalty amount per IBM's instructions. Notwithstanding the foregoing, IBM will not be allowed to either deduct from a scheduled royalty payment or require Rational to repay royalties in excess of twenty (20) percent of the royalty due in any applicable calendar quarter.

          2.12 Sections 2.5 through 2.9 hereof shall only apply in the event that IBM has the right to sell and distribute Rational Products under Sections 10.3 or 10.4 hereof.

        3    IBM's Responsibilities.

          3.1  IBM has identified the Selected Rational Products on Exhibit B to this Agreement that will be subject to the obligations set forth herein.

          3.2  Thirty (30) days after IBM's receipt of the Roadmap, and each update to the Roadmap, IBM will identify the Additional Selected Rational Products on Exhibit D to this Agreement. All updates to Exhibit D shall be signed and dated by IBM's Technical Coordinator, shall be provided to the Rational Technical Coordinator and, upon Rational's approval, not to be unreasonably withheld, be incorporated into this Agreement as an addition to Exhibit D.

          3.3  IBM will provide Rational at no charge with the necessary information, technical assistance and support to enable Rational to perform the development obligations hereunder. Rational will make requests for information and technical assistance in a timely manner, providing IBM a reasonable amount time of to respond.

          3.4  IBM is responsible for pricing, ordering, billing and accounts receivable activities related to Rational Products which IBM may, if at all, be authorized to license, sell or distribute to customers pursuant to Sections 10.3 or 10.4 hereof.

          3.5  IBM will cooperate with Rational in Rational's efforts to market the Rational Products on the IBM WebSphere platform to internal IBM development organizations.

        4    Mutual Responsibilities.

          4.1  With respect to Current Rational Products that are not supported on certain platforms as of the Effective Date (e.g., XXXX for WebSphere on Linux) and which IBM desires be supported, the parties will determine which such Current Rational Products will be added to Exhibit B.

          4.2  The parties will create a joint marketing fund to be jointly administered by the parties to promote joint marketing and sales of Rational Products on the IBM selected platforms within thirty (30) days of the execution of this Agreement by both parties. Specific joint marketing and sales activities will be agreed upon and documented in a joint marketing plan, which will be updated by the parties on a periodic basis. Each party will contribute two million dollars ($2,000,000.00) per year to this fund for the Term. Such contributions will be made in equal quarterly installments. Any remaining funds at the end of the Term will be shared equally between the parties.

          4.3  In addition to the joint marketing fund set forth in Section 4.2, the parties will establish a joint field sales engagement team with the capacity and resources to close at least one hundred (100) new worldwide joint Rational Products/IBM WebSphere platform customer agreements per year during the Term. Appropriate representatives of both parties will meet (in person or via phone) within thirty (30) days of the Effective Date to discuss the specific details and timeframes associated with this activity.

          4.4  The parties agree to work together to facilitate a reasonable amount of training as is necessary to assist IBM in the sales and support (including, but not limited to source code training in the event that IBM's right to license, distribute and sell the Rational Products become effective in accordance with Section 10.3 or 10.4) of Rational Products.

        5    License Grants.

          5.1  The only licenses granted to IBM by Rational hereunder are as set forth in Sections 10.3 and 10.4. There are no other licenses to IBM, express or implied, granted hereunder.    In no event shall IBM ever have the right to distribute, license or disclose Rational source code to any third party (except for contractors working on behalf of IBM). The use of such contractors by IBM does not relieve it of its obligations under this Agreement provided that: (i) such contractors are not specifically engaged by IBM in any activities related to any competitor of Rational, and (ii) such contractors have signed a binding agreement obligating them to maintain the confidentiality of source code of, and other information with respect to, Rational Products provided to them by IBM, and provided such agreement is no less protective than similar agreements between IBM and its contractors with respect to source code of IBM.

          5.2  IT Services: If IBM is authorized to license, distribute or sell Rational Products in accordance with this Agreement, then Rational will license such products under terms that permit the end users of such Rational Products obtained from IBM to retain IBM to perform Information Technology Services ("IT Services") on their behalf. In accordance with and subject to the foregoing, Rational will permit IBM to access, use, and/or take assignment of the end user licensee's license to such Rational Products without IBM or the licensee being required to acquire additional licenses or incur a fee solely for the purposes of IBM hosting such Rational Product in the same manner as, and subject to the same restriction applicable to, the end user. In addition, IBM and the licensee will not owe Rational a fee to transfer the applicable Rational Products in accordance with the foregoing to an IBM computer system, which is of like configuration as the computer system for which the Rational Products were licensed. The Rational Products will be used only on behalf of the end user. Upon expiration or termination of the agreement to provide IT Services to the licensee, IBM's right to use the Rational Products pursuant to the terms of this Section 5.2 will terminate.

          5.3  Except as otherwise provided herein, IBM may exercise any of its rights and licenses granted under this Agreement and perform any of its obligations hereunder through any of its wholly owned subsidiaries, subcontractors and IBM Business Partners. The use of such entities by IBM does not relieve it of its obligations under this Agreement.

          5.4  If and when IBM exercises its license, sale and distribution rights under Sections 10.3 or 10.4, IBM customers may include agencies or other units of a government, or third parties under contract with a government ("Public Sector"). In the event a Public Sector customer requires modifications to Rational's End User License, Rational agrees to negotiate in good faith such requested modifications with IBM and the Public Sector customer, including the possibility of authorizing IBM to become the licensor of Rational Products.

        6    Royalties.

          6.1  To the extent that IBM licenses, distributes or resells Rational Products pursuant to Sections 10.3 or 10.4 of this Agreement, IBM will pay to Rational thirty percent (30%) of IBM's gross revenue (subject to a minimum set forth in Section 6.5 below) received by IBM (or any entity permitted to exercise IBM's rights in accordance with Section 5.2) from the distribution or resale of such Rational Products including any Rational Products created or modified by IBM pursuant to Section 10.3 hereunder. Payment shall be made to Rational in U.S. dollars, sixty (60) days following the close of the calendar quarter during which such revenue for the resale or license of Rational Products is received unless the last day of the month falls on a weekend or holiday, in which case payment will be made on the next business day.

          6.2  A calendar quarter is normally based on a U.S. calendar quarter (e.g., January 1 through March 31); however, the actual start and end date of the calendar quarter may differ by country based on IBM's current administration practices for that country. IBM's payments to Rational will be subject to any withholding tax requirement and/or any applicable transaction based taxes (including, without limitation, sales and value-add taxes), and shall be net of refunds and adjustments reasonably and actually granted to customers (e.g., for special bids, returns or customer concessions). IBM will maintain relevant records to support all payments for a period of two (2) year from the date a payment is made. Payment will be made by either electronic funds transfer, or by mail, and is deemed to be made on the date of transfer or mailing, as applicable. Payments based on foreign revenue will be converted to U.S. dollars at the rate of exchange published by Reuters Financial Service on approximately the same day each month. IBM is not obligated to sell any minimum quantities or make any other payments to Rational related to the Rational Products (for example, under any IBM Business Partner Agreement). The royalty payments set forth herein fully compensate Rational for its performance under, and for the rights and licenses granted in, this Agreement. IBM shall have full freedom and flexibility in pricing the Rational Products and new Additional Selected Rational Products created by IBM.

          6.3  At reasonable times during the Term when IBM has the right to resell Rational Products and for nine (9) months thereafter, a third party representative of Rational reasonably acceptable to IBM, upon reasonable notice and during IBM's normal business hours, shall have the right to conduct an audit of only those relevant portions of IBM's books and records to verify compliance with IBM's royalty obligations hereunder. IBM immediately shall pay any overdue payments. Audit(s) may be conducted no more than once a year. Rational shall bear the costs of the audits; unless an audit reveals overdue payments in excess of ten percent (10%) of the total amount payable for any calendar quarter, in which case IBM shall pay the costs of such audit.

          6.4  IBM has no payment obligation for Rational Products used for the following purposes in connection with the exercise by IBM of its rights to distribute or resell Rational Products in accordance with Sections 10.3 or 10.4:

    •
    marketing, demonstrations, customer evaluations and trial use;

    •
    Rational Product training and education;

    •
    Product Support;

    •
    backup and archival purposes;

    •
    bug fixes and Error corrections; or

    •
    warranty replacement copies of the Rational Products.

    •
    In addition, IBM shall have no payment obligation to Rational for the license rights to the source code for the Rational Products hereunder.

          6.5  Regardless of the actual amount received by Rational from the distribution or resale of Rational Products, in no event shall the royalty payment due Rational be less than thirty percent (30%) of the then current list price for such Rational Product (hereinafter referred to as "Minimum Royalty"). For purposes of determining the Minimum Royalty due, the list price for any given Rational Product shall not exceed the street price for such Rational Product by more than fifteen percent (15%).

        7    Warranties.

        To the extent that IBM has rights to distribute the Rational Products pursuant to Sections 10.3 and 10.4, Rational represents and warrants on an ongoing basis that:

            (i)  Rational has sufficient rights to the Rational Products (including associated marks and names) to grant IBM the rights specified in this Agreement, and to grant customers the rights specified in Rational's End User License;

          (ii)  the Rational Products conform to their published specifications and any written representations made by Rational to IBM or its customers;

          (iii)  the Rational Products (including, but not limited to, marketing materials) do not infringe any patent, copyright, trademark or trade secret or any other intellectual property rights of any third party, and do not contain any virus or other harmful code;

          (iv)  upon the Effective Date of this Agreement, Rational is not aware of any claims against Rational regarding the Rational Products;

          (v)  Rational complies with any and all laws and/or regulations, including, but not limited to, export laws and/or regulations regarding: (a) the classification of the Rational Products; and (b) distribution of encrypted code contained in the Rational Products; and

          (vi)  where applicable, the Rational Products are euro-ready such that they will correctly process, send, receive, present, store, and convert monetary data in the euro denomination, respecting the euro currency formatting conventions (including the euro symbol).

        8    Indemnification.

        During the Term, IBM will defend and indemnify and hold harmless Rational, its subsidiaries and their successors and assigns, and any of their respective employees and agents, against any losses, expenses (including attorneys' fees), liabilities or damages that any of them may suffer or incur during the Term as a result of any third party claims against any of them based on IBM's distribution of Rational Products except for liabilities, losses or claims that arise from Rational's acts or omissions, and including with respect to any Rational Products that may have been modified by IBM hereunder. To the extent that IBM has rights to distribute the Rational Products pursuant to Sections 10.3 and 10.4, Rational will defend and indemnify IBM, its customers and its and their end users, if a third party makes a claim against them, whether actual or alleged, based on Rational's breach of any of the warranties contained in Section 7, entitled "Warranty" and/or based on or related to Rational's End User License. If an infringement claim of any type appears likely or is made against IBM or customers, about a Rational Product, Rational will obtain the necessary rights for IBM and customers to continue exercising all rights granted under this Agreement, or Rational will modify the Rational Product or its name so that it is non-infringing, or replace it with a Rational Product that is functionally equivalent. In addition to any remedies specified in this Agreement, IBM may pursue any other remedy it may have in law or in equity. Rational will pay any settlement amounts Rational authorizes and all costs, damages and attorneys' fees that a court finally awards if IBM promptly provides Rational notice of the claim, and allows Rational to control and cooperates with Rational in the defense of the claim and settlement negotiations. IBM may participate in the proceedings at its option and expense.

        9.    Limitation of Liability.

        EXCEPT FOR CLAIMS ARISING UNDER SECTION 8, ENTITLED "INDEMNIFICATION", OR AS PROVIDED IN THE CDA, NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY ECONOMIC CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SAVINGS) OR INCIDENTAL DAMAGES, EVEN IF ADVISED THAT THEY MAY OCCUR.

        10.    Term, Termination, Material Breach, and Change of Control.

          10.1    Term.

            (a)  The Agreement shall be in effect for the Term unless earlier terminated in accordance with Sections 10.1(b), 10.2 or 10.3.

            (b)  Notwithstanding anything to the contrary herein, including in Section 10.2, either party (the "Terminating Party") may terminate this Agreement without future liability or cause on or after the first (1st) anniversary of the execution of this Agreement in the event that prior to such first (1st) anniversary Rational has not entered into an agreement with a Direct Competitor of IBM providing for a Change in Control or been the subject of a Change of Control transaction involving a Direct Competitor of IBM. The Terminating Party must provide the other party with at least seventy five (75) days' prior written notice before terminating this Agreement pursuant to this Section 10.1(b).

          10.2    Change of Control.    In the event of a Change of Control, this Agreement shall be assumed by the Acquiror; provided, however, that in such event, without limiting any termination rights the Acquiror may have pursuant to Section 10.1(b), the Acquiror will have the option, on written notice to IBM, to terminate this Agreement following a wind-down period (the "Wind-down Period"). Should Acquiror elect not to exercise such option, the Agreement shall continue in accordance with its terms. The Wind-down Period will end on the first to occur of: (i) the second (2nd) anniversary of the notice of the option to terminate by Acquiror, or (ii) the end of the Term. During the Wind-down Period, the Acquiror will continue Rational's obligations: (i) provided in Section 2.2 of this Agreement with respect to existing Selected Rational Products delivered as of the commencement of the Wind-down Period, and (ii) provided in Section 2.2 of this Agreement with respect to Additional Selected Rational Products that are included in the most recent Roadmap as of the date Acquiror provides notice of termination and that are scheduled for completion before the end of the Wind-down Period. Should an Acquiror elect to terminate this Agreement under this Section 10.2, IBM shall have the option to terminate its obligations specified in Sections 3.5 and 4.2 (provided that the non-terminating party will have no obligation to refund any monies expended by the other party under Sections 4.2 and 4.3 of this Agreement), effective at the end of the Wind-down Period.

          10.3    Direct Competitor Change of Control.

            (a)  If following a Change of Control to a Direct Competitor of IBM (such event a "Direct Competitor Change of Control") the Acquiror commits a Breach, IBM will have the right to receive, upon request, during the remainder of the Wind-down Period, a limited, nonexclusive, personal and non-transferable, non-sublicensable license to internally use, prepare derivative works of, and copy source code, and to distribute (in the same form (object and source) distributed by Rational) to customers such Rational Products as necessary for IBM to remedy the Breach and achieve the same result that it would have had had such Breach not occurred. Such license will be limited to that scope necessary for IBM to achieve the same result that it would have had had such Breach not occurred. In addition, if such a Breach should occur IBM will have the right to distribute (i) all existing Rational Products and (ii) any new Additional Selected Rational Products created by IBM in accordance with the foregoing; provided that IBM pays Rational the Royalty set forth in Section 6.1.

            (b)  The source code of all Rational Products will be deposited in escrow on a regularly scheduled basis under the terms of an Escrow Agreement to be agreed to by the parties. Unless otherwise agreed to by the parties in writing, IBM will have no obligation to provide to Rational any changes to the Rational source code made by IBM in accordance with the foregoing. IBM agrees to destroy such changes to the Rational source code upon the termination of all license rights granted to IBM by Rational under this Agreement and to return or destroy, at Rational's option, all other source code provided by Rational to IBM.

            (c)  The license granted to IBM under Section 10.3(a) in the event of a Breach following a Direct Competitor Change of Control will not limit any other remedy available to IBM under law or in equity.

            (d)  Notwithstanding anything to the contrary in this Agreement, the licenses granted to IBM in Section 10.3(a) upon a Breach shall also extend for a period of twenty-four (24) months days after the Wind-down Period solely to the extent necessary for IBM to use such source code internally to provide maintenance to customers who have acquired Rational Products from IBM prior to the end of the Wind-down Period.

          10.4    Resale Rights Upon Breach.    If no Direct Competitor Change of Control occurs and there is a Breach, IBM will have the right to resell, for the balance of the Term, Rational Products in connection with the sale of IBM Products in return for IBM paying to Rational the royalty set forth in Section 6.1 of this Agreement.

          10.5 To the extent that IBM sells or distributes Rational Products or new Additional Selected Rational Products created by IBM as set forth in Section 10.3(a), at the end of the Term, or the end of the Wind-down Period if such Wind-down Period applies, IBM will either pay Rational for, return to Rational, or destroy, any copies of the Rational Products or new Additional Selected Rational Products created by IBM which IBM has in its inventory. IBM may continue marketing any Rational Products or new Additional Selected Rational Products created by IBM in its inventory and distribution channels at the time of termination or expiration of the Agreement and fill any orders received prior to termination or expiration of the Agreement for a period not to exceed one hundred twenty (120) days from the expiration or termination of this Agreement. Any payment obligations by IBM, as well as any of Rational's Product Support obligations set forth in Section 2.5 shall survive and continue after termination or expiration of this Agreement. All rights and licenses granted to IBM's customers in accordance with the terms of this Agreement shall survive and continue and shall in no way be affected by the termination or expiration of this Agreement.

          10.6    IBM Breach.    To the extent that Rational believes IBM is in breach of its obligations in Section 3.3 hereunder, Rational shall promptly advise IBM in writing thereof stating in reasonable detail the information and/or technical assistance it requires. IBM shall have a one hundred twenty (120) day cure period after receipt of such writing from Rational to, in IBM's sole discretion:

            (a)  provide the information and/or technical assistance Rational states is required;

            (b)  reach agreement with Rational with respect to the information and/or technical assistance Rational requires and provide that information and or technical assistance; or

            (c)  provide Rational such information and/or technical assistance as reasonably deemed appropriate by IBM. If IBM elects this option (c), the parties shall in good faith adjust Rational's development obligations hereunder to what one skilled in the art could do based on the information and/or technical assistance that was or has been made available to Rational.

          In the event that IBM does not exercise the options specified in Subsections (a), (b) or (c) above, Rational's development obligations with respect to the relevant project shall terminate following the one hundred twenty (120) day cure period as specified in this Section 10.6.

          Any information provided by IBM under this Section shall be considered IBM Confidential under the terms of Confidential Disclosure Agreement No. 4997AU6147.

          Notwithstanding the above, for the cure period specified in this Section 10.6, Rational's development obligations shall to the extent technically feasible in light of the foregoing, continue and shall not be interrupted by Rational's claim that IBM is in breach of Section 3.3 of this Agreement.

        11    Information.

        Except as expressly stated in this Agreement, all information exchanged under this Agreement is non-confidential. In the event that Rational provides source code of a Rational Product to IBM, such source code shall be deemed confidential information and shall be provided under the terms and conditions of Confidential Disclosure Agreement Number 4997AU6147 (the "CDA") and an applicable CDA Supplement to be executed by the parties. Neither party shall disclose the terms of this Agreement to any third party without the other party's prior written consent, except to the extent necessary to establish each party's rights hereunder, as required by applicable law or regulations, in connection with any change of control transaction or any financial transaction of a party.

        12    Taxes.

        Each party is responsible for complying with the collection, payment, and reporting of all taxes imposed by any governmental authority applicable to its activities in connection with the sale, lease, delivery or license of the Rational Products under this Agreement. Neither party is responsible for taxes that may be imposed on the other party. Situations may arise where governmental authorities require IBM to withhold from amounts payable to Rational. In such cases, IBM may withhold the amount of taxes due from payments to be made to Rational under this Agreement and remit the taxes withheld to the governmental authority. Upon request, IBM will provide Rational with documentation justifying the withholding amount.

        13    Privacy.

        In the course of conducting their respective businesses, IBM and Rational collect and process certain personal information about their customers, business partners, prospects, suppliers and other business contacts. This might include an individual's name, business or home address, telephone number, e-mail address, and other information about the individual. As global companies, their business processes extend to more than one country and may result in worldwide processing and use of such personal data internally, and in appropriate circumstances, outside of IBM or Rational, as the case may be. Subject to any rights and obligations of either party with respect to confidential information exchanged under the terms of the CDA or a separate written confidentiality agreement between the parties, each party agrees that the other may use and share such personal information within its enterprise and with other third parties in connection with this Agreement; provide that each party agrees to fulfill legal requirements necessary to make such disclosures, use and transfer of such information lawful.

        14    General.

          14.1 Except as set forth in Section 4, this Agreement is not to be construed as a commitment or obligation, express or implied, on the part of IBM to market, sell, purchase or license any Rational Products. Neither party guarantees the success of any marketing effort it engages in for the Rational Products and/or the Rational Product created or modified by IBM. Either party may independently develop, acquire, and market materials, equipment, or programs that may be competitive with the other party's products or services.

          14.2 Each party is responsible for its own costs, including all business, travel and living expenses incurred by the performance of this Agreement.

          14.3 Neither party has relied on any promises, inducements or representations by the other, except those expressly stated in this Agreement.

          14.4 Neither Rational nor IBM may assign this Agreement or its obligations under this Agreement without the other party's prior written consent, except as provided in Section 10.2.

          14.5 Neither party will bring a legal action against the other more than two (2) years after the cause of action arose. Each party waives a jury trial in any dispute. Failure by either party to demand strict performance or to exercise a right does not prevent either party from doing so later.

          14.6 The parties are independent contractors. Each party assumes full responsibility for the actions of its personnel while performing its obligations under this Agreement and is solely responsible for their direction and compensation. This Agreement does not create any obligations for IBM in any way limiting or restricting the assignment of its employees subject to IBM's obligations hereunder and under any other agreement between the parties with respect to Rational's confidential information disclosed to IBM hereunder.

          14.7 The Agreement shall be governed by the laws of the State of New York without regard to its principles of conflicts of law as if this Agreement was executed in, and fully performed within, the State of New York. The parties agree to the exclusive jurisdiction of the state or federal courts of New York for the resolution of any disputes with respect to this Agreement. The United Nations' Convention on the International Sale of Goods does not apply.

ANNEX C

PERSONAL AND CONFIDENTIAL

December 6, 2002

Board of Directors
Rational Software Corporation
18880 Homestead Road
Cupertino, CA 95014

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Rational Software Corporation (the "Company") of the $10.50 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of December 6, 2002 (the "Agreement"), among International Business Machines Corporation ("IBM"), Barron Acquisition Corp., a wholly owned subsidiary of IBM, and the Company.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as lead manager of a private placement of the Company's 5% Convertible Subordinated Notes due 2007 (aggregate principal amount $500,000,000) in January 2000 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to IBM and its affiliates from time to time, including having acted as agent with respect to IBM's Medium Term Note Program and as co-manager with respect to the offerings of IBM's 4.25% Notes due 2009 (aggregate principal amount $600,000,000) in September 2002, of IBM's 4.75% Notes due 2012 (aggregate principal amount $1,400,000,000) in November 2002, and of IBM's 5.875% Notes due 2032 (aggregate principal amount $600,000,000) in November 2002. We also may provide investment banking services to IBM and its affiliates in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or IBM for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Development and Reseller Agreement, dated as of December 6, 2002, between the Company and IBM; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended March 31, 2002; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

Board of Directors
Rational Software Corporation
December 6, 2002
Page Two

We have relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the $10.50 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

        §262 APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

            (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

            (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

              a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

              b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

              c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

              d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d)  Appraisal rights shall be perfected as follows:

            (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2)  If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest that the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

SUPPLEMENTAL INFORMATION FOR HOLDERS OF EXCHANGEABLE SHARES

        This supplemental information is being provided by Rational Software Corporation ("Rational") to holders of Class A non-voting preference shares (the "Exchangeable Shares") of 1386501 Ontario Limited ("Exchangeco") in connection with the proposed merger (the "Merger") of a wholly owned subsidiary of International Business Machines Corporation ("IBM") with and into Rational, pursuant to which outstanding shares of Rational common stock ("Rational Common Shares") will be converted into the right to receive US$10.50 in cash per share, without interest, and Rational will become a wholly owned subsidiary of IBM. Information regarding the Merger is contained in the accompanying Notice of Special Meeting of Stockholders of Rational and Proxy Statement. Such materials contain important information and we encourage you to read them in their entirety.

Exchange of Exchangeable Shares for Rational Common Shares prior to the Merger

        Pursuant to the terms of the Exchangeable Shares, Exchangeco has the right to redeem all of the outstanding Exchangeable Shares in the event of a transaction such as the Merger. In addition, 3037936 Nova Scotia Company ("Holding ULC") has the overriding right (the "Redemption Call Right") notwithstanding the proposed redemption of Exchangeable Shares by Exchangeco, to purchase from all the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Rational) all of the Exchangeable Shares held by each holder on payment by Holding ULC to each holder of an amount per Exchangeable Share which will be satisfied by the delivery of one Rational Common Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on each Exchangeable Share held by that holder on any dividend record date which occurred prior to the date of purchase by Holding ULC (the "Redemption Price").

        Concurrently with the mailing of the accompanying proxy statement, Exchangeco has sent to all holders of Exchangeable Shares a notice of redemption (the "Redemption Notice") in respect of all the outstanding Exchangeable Shares, which indicates that Holding ULC is exercising its Redemption Call Right. Both the redemption and the purchase pursuant to the Redemption Call Right are conditional on satisfaction or waiver of all conditions precedent necessary to complete the Merger. As a result of Holding ULC exercising its Redemption Call Right, the redemption pursuant to the Redemption Notice will not take place, and on the date on which all of the conditions precedent necessary to complete the Merger have been waived or satisfied (the "Redemption Date"), Holding ULC will purchase all the Exchangeable Shares (other than those owned by an affiliate of Rational) and each holder of Exchangeable Shares so purchased will be entitled to receive the Redemption Price.

        Because it is expected that the Merger will be completed immediately following the purchase of the Exchangeable Shares by Holding ULC, no certificates representing the Rational Common Shares comprising the Redemption Price will be delivered to holders of Exchangeable Shares. Upon completion of the Merger, such holders will be entitled to receive the consideration payable to holders of Rational Common Shares described under "Completion of the Merger" below.

Completion of the Merger

        Upon completion of the Merger, each holder will be entitled to receive U.S. $10.50 in cash, without interest, for each Rational Common Share held by such holder as a result of the purchase by Holding ULC of the Exchangeable Shares held by such holder. Following completion of the merger, you will receive written instructions as to how to deliver the share certificates representing your Exchangeable Shares and to receive the cash consideration payable. For a more detailed description of the terms and conditions of the Merger and the consideration payable thereon, please see the accompanying proxy statement of Rational.

Right to Vote in Respect of the Merger

        As a holder of exchangeable shares, you have voting and attendance rights with respect to the special meeting of Rational's stockholders. In order to exercise your voting and attendance rights, you must complete the enclosed direction and return it to the Bank of Nova Scotia Trust Company of New York, the trustee for the exchangeable shares, in accordance with the instructions in the direction. You may revoke or amend the direction after it has been delivered to the trustee, except that the trustee is not required to act on a revocation or amendment to the direction if the written notice is not received by the trustee on the business day prior to the start of the meeting. The direction provides that, as to the votes attaching to your exchangeable shares, you may either instruct the trustee to vote or you may instruct the trustee that you wish to exercise those votes personally or by executing a proxy.

Canadian Federal Income Tax Considerations to Holders of Exchangeable Shares

        The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Canadian Tax Act") generally applicable to Shareholders who, for purposes of the Canadian Tax Act, are resident in Canada, hold their Exchangeable Shares as capital property and deal at arm's length with Rational, Exchangeco and Holding ULC. This summary does not apply to a Shareholder with respect to whom Rational is or will be a foreign affiliate within the meaning of the Canadian Tax Act. Exchangeable Shares will generally be considered to be capital property to a Shareholder unless held in the course of carrying on a business, in an adventure in the nature of trade or as "mark-to-market property" of a financial institution for purposes of the Canadian Tax Act. Shareholders who do not hold their shares as capital property should consult their own tax advisers regarding their particular circumstances and, in the case of certain "financial institutions" (as defined in the Canadian Tax Act), the potential application to them of the "mark-to-market" rules in the Canadian Tax Act, as the following summary does not apply to such shareholders.

        This summary is based on the Canadian Tax Act, the regulations thereunder and our understanding of the administrative practices published by Canada Customs and Revenue Agency ("CCRA"), all in effect as of the date of the accompanying proxy statement. This summary takes into account all specific proposals to amend the Canadian Tax Act and regulations announced prior to the date hereof, although no assurances can be given that such proposals will be enacted in the form presented, or at all. This summary does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

        THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

        For the purposes of the Canadian Tax Act, all amounts must be expressed in Canadian dollars, including adjusted cost base and proceeds of disposition; amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally at the time such amounts arise.

Exchange of Exchangeable Shares prior to the Merger

        Exchangeco has resolved to redeem all outstanding Exchangeable Shares prior to the Merger and Holding ULC has indicated that it intends to exercise its overriding call right to acquire the Exchangeable Shares in lieu of the redemption. As a result, the relevant Canadian federal income tax consequences will be those that apply in the case of a purchase by Holding ULC, which differ from those applicable in the case of a redemption.

        On the purchase of an Exchangeable Share by Holding ULC in exchange for Rational Common Shares, the holder will in general realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Exchangeable Share immediately before the purchase. For these purposes, the proceeds of disposition will be the aggregate of the fair market value, at the time of the exchange, of the Rational Common Shares received on the exchange, and the amount of any cash received in lieu of a fractional share. See "Taxation of Capital Gain or Capital Loss" below.

Disposition of Rational Common Shares on the Merger

        The cost of Rational Common Shares received by holders of Exchangeable Shares on the exchange of an Exchangeable Share will be equal to the fair market value of such Rational Common Shares at the time of such event, to be averaged with the adjusted cost base of any other Rational Common Shares held at that time by the holder as capital property. Following such exchange, upon the Merger, Shareholders will dispose of their Rational Common Shares and receive cash consideration as described in the accompanying proxy statement. That disposition of Rational Common Shares by a holder will generally result in a capital gain (or capital loss) to the extent that the cash consideration received, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of Rational Common Shares immediately before the disposition.

Taxation of Capital Gain or Capital Loss

        One-half of any capital gain (the "taxable capital gain") realized by a Shareholder will be included in the Shareholder's income for the year of disposition. One-half of any capital loss so realized (the "allowable capital loss") may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the Shareholder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Canadian Tax Act. Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Canadian Tax Act. A shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

        If the holder of a Exchangeable Share is a corporation, the amount of any capital loss arising on a disposition of the share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares.

SPECIAL NOTICE TO HOLDERS OF EXCHANGEABLE SHARES OF
1386501 ONTARIO LIMITED

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

        The accompanying Notice of Special Meeting of Stockholders and Proxy Statement of Rational Software Corporation ("Rational") describes the proposed merger of Rational and International Business Machines Corporation to be considered at a meeting to be held at 10:00 a.m., local time, on January     •    , 2003, at     •    .

        As a holder of Class A non-voting preferences shares (the "Exchangeable Shares") in the capital of 1386501 Ontario Limited (an indirect subsidiary of Rational), you have voting and attendance rights with respect to the special meeting of Rational's stockholders which you may exercise by instructing the trustee to vote or you may instruct the trustee that you wish to exercise those votes personally or by exercising a proxy.

        The matters to be considered at Rational's special meeting are described in the enclosed notice of special meeting of stockholders and proxy statement. In addition, certain information relevant to holders of Exchangeable Shares is attached as Annex E to the Proxy Statement entitled "Supplemental Information for Holders of Exchangeable Shares."

        Also enclosed with this notice is a direction which must be completed to exercise the voting and attendance rights referred to above.

        Yours truly,

        THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, AS TRUSTEE UNDER THE VOTING AND EXCHANGE TRUST AGREEMENT, DATED AS OF JANUARY 13, 2000, BETWEEN 1386501 ONTARIO LIMITED, RATIONAL SOFTWARE CORPORATION AND THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK

RATIONAL SOFTWARE CORPORTION

DIRECTION TO BE GIVEN BY HOLDERS OF
EXCHANGEABLE SHARES OF
1386501 ONTARIO LIMITED

TO:	Holders of Class A non-voting preference shares ("Exchangeable Shares") in the capital of 1386501 Ontario Limited. ("Exchangeco")
RE:	Special Meeting (the "Meeting") of the shareholders of Rational Software Corporation. ("Rational") to be held on •, January •, 2003 at 10:00 a.m. (local time) at • located at •
AND RE:	Voting and Exchange Trust Agreement (the "Agreement") dated January 13, 2000 among Exchangeco, Rational and The Bank of Nova Scotia Trust Company of New York (the "Trustee")

1.
You are entitled to instruct the Trustee as to the exercise of the Beneficiary Votes (as defined in the Agreement) with respect to the Meeting or that you wish to exercise the Beneficiary Votes personally or by executing a proxy.
2.	Instructions may be given by you to the Trustee by way of this Direction to give:
(a) a proxy to a designated agent or other representative of the management of Rational [select A below] to exercise the Beneficiary Votes; or
(b) a proxy to you [select B below] or your designee [select C below] to exercise personally the Beneficiary Votes.
3.	If no instructions are received from you, the Beneficiary Votes to which you are entitled will not be exercised.
4.	In order to be binding on the Trustee, instructions by way of this Direction must be received by the Trustee at •, Attention: •, Telecopier: • by •, 2002, 5:00 p.m. (local time).
5.
You may revoke or amend this Direction after it has been delivered to the Trustee at any time by written notice (the "Written Notice") to the Trustee, except that the Trustee is not required to act on a revocation or amendment to this Direction if the Written Notice is not received by the Trustee at least prior to the start of the Meeting.

Having received a copy of the Notice of Special Meeting of Stockholders and Proxy Statement of Rational to be held at    •    located at     •    on    •    , January     •    , 2003, at 10:00 a.m. local time, I instruct and direct the Trustee, pursuant to the provisions of the Agreement, as follows:

  (Please select one of A, B or C.)

A. ☐ Exercise or cause to be exercised, whether by proxy given by the Trustee to a representative of Rational or otherwise, the Beneficiary Votes to which I am entitled at the Meeting, or any

2

postponement or adjournment of the Meeting as specified below, and in its discretion, upon other matters that may properly come before the Meeting:

(Please complete the following only if you have selected Alternative A.)

The Board of Directors recommends a vote FOR the adoption of the Merger Agreement
To adopt the Merger Agreement:	FOR	AGAINST	ABSTAIN
	☐	☐	☐

(Please note: The Trustee will vote as directed but in the absence of any direction, the Trustee is authorized and directed to vote FOR the adoption of the Merger Agreement.)

        (If you have selected Alternative A, go directly to the signature line below.)

B. ☐ Deliver a proxy card to me at the Meeting, with respect to all Exchangeable Shares of Exchangeco held of record by me on the record date for the Meeting (and not subsequently disposed of) so that I may exercise personally the Beneficiary Votes to which I am entitled at the Meeting, or any postponement or adjournment of the Meeting.

        (If you have selected Alternative B, go directly to the signature line below.)

C. ☐ Deliver a proxy card to [                                                         ] at the Meeting as my designee to attend and act on my behalf at the Meeting, with respect to the Exchangeable Shares, with all the powers that I would possess if personally present and acting at the Meeting including the power to exercise the Beneficiary Votes to which I am entitled at the meeting, or any postponement or adjournment of the Meeting.

        (If you have selected Alternative C, go directly to the signature line below.)

(Name of Registered Holder of Exchangeable Shares)
(Signature of Registered Holder of Exchangeable Shares or an Authorized Signatory of the Registered Holder)
(Name and Title of the Authorized Signatory, if the Registered Holder is not signing as an Individual)
Date: , 2002

Please date and sign above. If joint account, each joint owner should sign.

3

NOTICE

TO:
HOLDERS OF CLASS A NON-VOTING PREFERENCE SHARES OF 1386501 ONTARIO LIMITED (the "Corporation")

        This notice is given pursuant to Article 7 of the provisions (the "Share Provisions") attaching to the Class A non-voting preference shares (the "Exchangeable Shares") of the Corporation.

        The Corporation has resolved to redeem all of the outstanding Exchangeable Shares in connection with a proposed merger (the "Merger") between Rational Software Corporation ("Rational") and a wholly owned subsidiary of International Business Machines Corporation ("IBM") pursuant to which Rational will become a wholly owned subsidiary of IBM. The Corporation has been advised by Rational that it has entered into an agreement to merge with IBM, pursuant to which all stockholders of Rational will receive cash consideration per share equal to U.S. $10.50, without interest, subject to the satisfaction of certain conditions specified in the merger agreement.

        As a holder of Exchangeable Shares, you have been sent a copy of Rational's notice of special meeting and proxy statement outlining the terms and conditions of the proposed Merger, including Annex E entitled "Supplemental Information for Holders of Exhangeable Shares." These documents contain important information regarding the Merger and you are encouraged to read them in their entirety.

        Pursuant to the terms of the Exchangeable Shares, 3037936 Nova Scotia Company ("Holding ULC") has an overriding right to purchase the Exchangeable Shares (other than any Exchangeable Shares owned by affiliates of Rational) in the event that the Corporation determines to redeem them (the "Redemption Call Right") for a purchase price (the "Call Price") per share consisting of one share of common stock of Rational together with the full amount of all declared and unpaid dividends on each Exchangeable Share held by that holder on any dividend record date which occurs prior to the redemption date.

        The Corporation has been advised by Holding ULC that it wishes to exercise its Redemption Call Right in respect of the Exchangeable Shares.

        You are therefore hereby notified that, subject to all the conditions precedent to the completion of the Merger being waived or satisfied, Holding ULC will purchase all the Exchangeable Shares (other than any Exchangeable Shares owned by affiliates of Rational) on the date upon which all the conditions precedent to the completion of the Merger are waived or satisfied for a purchase price equal to the Call Price (the "Redemption Date").

        Because it is expected that the Merger will be completed immediately following the purchase of the Exchangeable Shares by Holding ULC, no certificates representing the shares of Rational common stock comprising the Call Price will be delivered to holders of Exchangeable Shares. Upon completion of the Merger, such holders will be entitled to receive the consideration payable to holders of shares of Rational common stock described in the Rational Proxy Statement. Following completion of the merger, you will receive written instructions as to how to deliver the share certificates representing your Exchangeable Shares and receive the cash consideration payable.

        DATED as of the 9th day of December, 2002

1386501 ONTARIO LIMITED
By:	/s/ PIERRE FAUVEL Name: Pierre Fauvel Title: Director

RATIONAL SOFTWARE CORPORATION

SPECIAL MEETING OF STOCKHOLDERS
January     •    , 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of Rational Software Corporation hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated December     •    , 2002, and hereby appoints Thomas F. Bogan and David J. Henshall, and each of them, with full power of substitution, as Proxy or Proxies, to vote all shares of the Common Stock of the undersigned at the Special Meeting of Stockholders of Rational Software Corporation to be held on January     •    , 2003, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

1.
To adopt the Agreement and Plan of Merger, dated as of December 6, 2002, among International Business Machines Corporation ("IBM"), a New York corporation, Barron Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IBM, and Rational Software Corporation:

☐    FOR                        ☐    AGAINST                        ☐    ABSTAIN

2.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Either of such Proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder.

(This proxy should be marked, dated, signed by the stockholder or stockholders exactly as the stockholder's or stockholders' names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.)
Dated:
(Signature)
(Signature)

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

QuickLinks

SPECIAL MEETING OF STOCKHOLDERS MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Questions and Answers About the Merger
Summary
Market Price And Dividend Data
The Special Meeting
The Companies
The Merger
The Merger Agreement and the Commercial Agreement
Securities Ownership of Certain Beneficial Owners and Management
Stockholder Proposals
Other Matters
Where You Can Find More Information
  ANNEX A
AGREEMENT AND PLAN OF MERGER Among INTERNATIONAL BUSINESS MACHINES CORPORATION, BARRON ACQUISITION CORP. and RATIONAL SOFTWARE CORPORATION Dated as of December 6, 2002

ARTICLE I The Merger
ARTICLE II Conversion of Securities
ARTICLE III Representations and Warranties
ARTICLE IV Covenants Relating to Conduct of Business
ARTICLE V Additional Agreements
ARTICLE VI Conditions Precedent
ARTICLE VII Termination, Amendment and Waiver
ARTICLE VIII General Provisions
  ANNEX B
  ANNEX C
  ANNEX D
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
  ANNEX E
SUPPLEMENTAL INFORMATION FOR HOLDERS OF EXCHANGEABLE SHARES
SPECIAL NOTICE TO HOLDERS OF EXCHANGEABLE SHARES OF 1386501 ONTARIO LIMITED MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
RATIONAL SOFTWARE CORPORTION
DIRECTION TO BE GIVEN BY HOLDERS OF EXCHANGEABLE SHARES OF 1386501 ONTARIO LIMITED